Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

STRATASYS, INC.,

OBJET LTD.,

SEURAT HOLDINGS INC.

and

OAKTREE MERGER INC., as herein defined

Dated as of April 13, 2012

EXHIBITS

Exhibit A-1	Certificate of Incorporation of Surviving Corporation

Exhibit A-2	Bylaws of the Surviving Corporation

Exhibit B	Parent Articles of Association

Exhibit C	Registration Rights and Lock-Up Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of April 13, 2012, among Stratasys, Inc., a Delaware corporation (“Stratasys”), Objet Ltd., an Israeli corporation (“Objet”), Seurat Holdings Inc., a Delaware corporation and an indirect wholly owned subsidiary of Objet (“Holdco”), and Oaktree Merger Inc., a Delaware corporation and a direct wholly owned subsidiary of Holdco (“Merger Sub” and together with Stratasys, Objet and Holdco, the “parties”).

WHEREAS	Objet and Stratasys desire to combine the businesses of Objet with the business of Stratasys, upon the terms and subject to the conditions set forth in this Agreement, through the merger of Merger Sub with and into Stratasys, with Stratasys as the surviving corporation in the Merger as an indirect wholly owned subsidiary of Objet (the “Merger”) in connection with which Objet will change its name to Stratasys Ltd., which will be a NASDAQ-listed company;
WHEREAS	as a result of the Merger, at the Effective Time, the Stratasys Common Stock will be converted into the right to receive Objet Shares as more fully described in this Agreement;
WHEREAS	(a) the board of directors of Objet (the “Objet Board”) has determined that the Transactions and this Agreement are advisable, fair to and in the best interests of its shareholders and has approved and adopted this Agreement and the Merger, (b) the board of directors of Merger Sub has determined that the Merger and this Agreement are advisable, fair to and in the best interests of its stockholder and has approved this Agreement and the Merger, (c) the board of directors of Stratasys has determined that the Transactions and this Agreement are advisable, fair to and in the best interests of its stockholders and has approved this Agreement, and (d) immediately following the execution of this Agreement, Holdco, as the sole stockholder of Merger Sub, will adopt this Agreement and the Merger;
WHEREAS	the Board of Directors of Stratasys (the “Stratasys Board”) has recommended adoption of this Agreement by its stockholders and the Board of Directors of Objet has recommended the approval of the matters detailed in the definition of Objet Shareholders Approval by its shareholders;
WHEREAS	in order to induce the parties to enter into this Agreement and to consummate the Merger, in connection with the execution of this Agreement certain shareholders of Objet have executed Voting Agreements and Irrevocable Voting Proxies in favor of the Objet Shareholder Approval (collectively the “Objet Voting Agreements”);
WHEREAS	in order to induce the parties to enter into this Agreement and to consummate the Merger, in connection with the execution of this Agreement all directors and officers and certain stockholders of Stratasys have executed Voting Agreements and Irrevocable Voting Proxies in favor of the Stratasys Stockholder Approval (collectively the “Stratasys Voting Agreements”);

WHEREAS	in order to induce Objet to enter into this Agreement and to consummate the Merger, in connection with the execution of this Agreement Stratasys has authorized and adopted a Rights Plan that (i) provides for the issuance of Common Stock upon the occurrence of certain events, (ii) specifically excludes the acquisition of Stratasys Common Stock by Objet in accordance with the Merger Agreement and the Merger from the definition of “Triggering Event”, and (iii) has a record date of tenth day after the first Business Day after the date of this Agreement (the “Rights Plan”);
WHEREAS	in order to induce Stratasys to enter into this Agreement and to consummate the Merger, in connection with the execution of this Agreement certain holders of Objet Capital Stock are entering into standstill agreements with respect to the purchase of additional Parent capital stock after the Closing; and
WHEREAS	the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

1.	The Merger
1.1.	The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into Stratasys (the “Merger”). At the Effective Time, the separate corporate existence of Merger Sub shall cease and Stratasys shall continue as the surviving entity in the Merger (the “Surviving Corporation”).
1.2.	Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Cooley LLP at 1114 Avenue of the Americas, New York, NY 10036, on a date to be specified by Objet and Stratasys, which shall be no later than the 5th Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof, of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
1.3.	Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Stratasys shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Stratasys and Objet shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

1.4.	Effects. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate corporate existence of Merger Sub shall cease, all the property, rights, privileges, immunities, powers and franchises of Stratasys and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Stratasys and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
1.5.	Governing Documents; Name. (a) At the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended to read as set forth on Exhibit A-1. The by-laws of the Surviving Corporation shall be amended immediately following the Effective time to read as set forth on Exhibit A-2, and as so amended shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; (b) Objet shall take, or cause to be taken, such actions as are necessary so that, effective as of the Effective Time, the Articles of Association of Objet shall be the articles of association set forth on Exhibit B; and (c) Objet and Stratasys shall take, or cause to be taken, such actions as are necessary so that, effective as of the Effective Time or immediately thereafter, the name of Objet shall be changed to Stratasys Ltd. (Objet following the Merger shall also be referred to herein as the “Parent”).
1.6.	Directors and Officers of Surviving Corporation. Stratasys and Objet shall agree on the identity of the persons to serve, from and after the Effective Time, as the members of the Board of Directors and the officers of the Surviving Corporation.
2.	Effect on the Capital Stock of the Constituent Entities; Exchange of Shares, Certificates and Book-Entry Shares
2.1.	Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the parties, or the holder of any shares of Capital Stock of Merger Sub or Stratasys:
2.1.1.	Conversion of Stratasys Common Stock. Subject to Section 2.2, each share of common stock of Stratasys (the “Stratasys Common Stock”) issued and outstanding immediately prior to the Effective Time (other than treasury shares and other shares to be canceled as provided herein) shall be automatically converted into the right to receive one (“Exchange Ratio”) fully paid and nonassessable Ordinary Shares of Objet (the “Objet Shares”), subject to adjustment pursuant to Section 2.1.4 (together with the cash paid in lieu of fractional shares (as adjusted pursuant to Section 2.1.5, the “Merger Consideration”); provided, however, that any shares of Stratasys Restricted Stock that are converted into the right to receive Objet Shares in accordance with this Section 2.1.1 shall be automatically converted into the right to receive Objet Shares that are subject to the same performance and/or continued service requirements applicable immediately prior to the Effective Time to the shares of Stratasys Restricted Stock (if any). All shares of Stratasys Common Stock, when converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Stratasys Common Stock (the “Stratasys Certificates”) and each holder of record of a non-certificated outstanding share of Stratasys Common Stock represented by book entry (“Stratasys Book Entry Shares”), shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Stratasys Certificate or Stratasys Book Entry Shares in accordance with Section 2.2, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Objet Shares or Stratasys Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Objet Shares or shares of Stratasys Common Stock, as the case may be, will be appropriately adjusted to provide to Objet and the holders of Stratasys Common Stock the same economic effect as contemplated by this Agreement prior to such event.

2.1.2.	Cancellation of Treasury Stock and Objet-Owned Stock. Each share of Stratasys Common Stock that is owned by Stratasys as treasury stock, if any, each share of Stratasys Common Stock owned by a direct or indirect wholly-owned Subsidiary of Stratasys, if any, and each share of Stratasys Common Stock that is owned by Objet, Holdco or Merger Sub, if any, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
2.1.3.	Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the parties or any of their respective shareholders or stockholders, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be canceled and cease to exist and be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of Capital Stock of the Surviving Corporation and which shall be held by Objet.
2.1.4.	Adjustment to Reverse Split Ratio. Notwithstanding anything to the contrary set forth in this Agreement, the Reverse Split Ratio shall be automatically increased or decreased to the extent necessary (which adjusted Reverse Split Ratio shall be expressed to the thousandth of a share) pursuant to the Objet Shareholders Consent in order that the aggregate number of whole Objet Shares that the holders of securities of Stratasys issued and outstanding immediately prior to the Effective Time (calculated using the treasury stock method) are entitled to receive at the Exchange Ratio in the Merger pursuant to Section 2.1.1 represents fifty five percent (55%) of the shares of Objet issued and outstanding immediately following the Effective Time (calculated using the treasury stock method) assuming for these purposes that fractional shares were in fact issued and giving no effect to Section 2.1.5, and (ii) the Reverse Split Ratio, as so increased or decreased pursuant to this Section 2.1.4, shall thereafter constitute the “Reverse Split Ratio” for purposes of determining the Merger Consideration to be issued to the holders of Stratasys Common Stock.

2.1.5.	Fractional Shares. No fractional Objet Shares shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Stratasys Common Stock who would otherwise be entitled to receive a fraction of an Objet Share (after aggregating all fractional Objet Shares issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Stratasys Certificate or Stratasys Book Entry Shares, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Stratasys Common Stock on the last trading day before the Merger becomes effective.
2.2.	Exchange of Shares, Certificates and Book-Entry Shares.
2.2.1.	Exchange Agent. Prior to the Effective Time, Objet shall engage a bank or trust company mutually acceptable to Stratasys and Objet to act as exchange agent in connection with the Merger (the “Exchange Agent”), pursuant to an agreement in form and substance reasonably acceptable to Stratasys and Objet, for the issuance of the Merger Consideration. At or prior to the Effective Time, Objet shall issue to, and deposit with the Exchange Agent, in trust for the benefit of the holders shares of Stratasys Common Stock immediately prior to the Effective Time (whether through holding of Stratasys Certificates or Stratasys Book-Entry Shares), for exchange in accordance with this Article II through the Exchange Agent, certificates representing the Objet Shares issued as Merger Consideration (or appropriate alternative arrangements shall be made by Objet if uncertificated Objet Shares will be issued) and an amount of cash sufficient to fund the payment of cash Merger Consideration in lieu of fractional shares. All such Objet Shares and any cash deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”
2.2.2.	Letter of Transmittal. As promptly as practicable after the Effective Time, Objet shall cause the Exchange Agent to mail to each holder of record of Stratasys Certificates or Stratasys Book Entry Shares, which at the Effective Time were converted into the right to receive the Merger Consideration, a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Stratasys Certificates and Stratasys Book Entry Shares shall pass, only upon delivery of the same (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions, including customary provisions with respect to delivery of an “agent’s message” with respect to Stratasys Book Entry Shares, as Objet may specify subject to Stratasys’s reasonable approval), together with instructions thereto.

2.2.3.	Merger Consideration Received in Connection with Exchange. Upon (i) the surrender of the Stratasys Certificates for cancellation to the Exchange Agent, or (ii) in the case of Stratasys Book Entry Shares, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Stratasys Common Stock have been converted pursuant to Section 2.1 (which may be in uncertificated form), and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.2.4, such distributions. In the event of a transfer of ownership of Stratasys Common Stock which is not registered in the transfer records of Stratasys, the proper number of Objet Shares pursuant to Section 2.1 which the holder has the right to receive pursuant thereto and any dividends or other distributions which the holder has the right to receive pursuant to Section 2.2.4 may be issued to a transferee if the Stratasys Certificate representing such Stratasys Common Stock (or, in case of Stratasys Book Entry Shares, proper evidence of such transfer), as the case may be, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer and other applicable Taxes have been paid. Until surrendered as contemplated by this Section 2.2.3, each share of Stratasys Common Stock (and any Stratasys Certificate with respect thereto) shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Stratasys Common Stock were entitled to receive in respect of such shares pursuant to Section 2.1 and any dividends or other distributions pursuant to Section 2.2.4. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate (or shares of Stratasys Common Stock held in book-entry form).
2.2.4.	Treatment of Unexchanged Certificates and Shares. No dividends or other distributions declared or made with respect to Objet Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Stratasys Certificates or Stratasys Book Entry Shares with respect to the Objet Shares issuable upon surrender thereof until the surrender of such Stratasys Certificates or Stratasys Book Entry Shares in accordance with this Article II. Subject to Tax or other applicable Law, following surrender of any such Stratasys Certificates or Stratasys Book Entry Shares there shall be paid to the holder of whole Objet Shares issued in exchange therefor, without interest: (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Objet Shares constituting the applicable Merger Consideration and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Objet Shares.

2.2.5.	No Further Ownership Rights in Stratasys Common Stock. The Objet Shares issued in accordance with the terms of this Article II upon conversion of any shares of Stratasys Common Stock (including any cash paid pursuant to Section 2.2.4)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Stratasys Common Stock. If, after the Effective Time, any Stratasys Certificates formerly representing shares of Stratasys Common Stock or any Stratasys Book Entry Shares are presented to Objet or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
2.2.6.	Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Stratasys Common Stock for one year after the Effective Time shall be delivered to Objet, upon demand, and any holder of Stratasys Common Stock who has not theretofore complied with this Article II shall thereafter look only to Objet for payment of its claim for Merger Consideration, and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon.
2.2.7.	No Liability. None of Stratasys, Objet, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains unclaimed by the holders of Stratasys Certificates or the holders of evidence of Stratasys Book Entry Shares for five years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Objet, free and clear of all claims or interest of any Person previously entitled thereto.
2.2.8.	Withholding Rights. Each of the Surviving Corporation, Objet and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the Merger Consideration payable to any holder of Stratasys Common Stock pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the applicable taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Stratasys Common Stock in respect of which such deduction or withholding was made.

2.2.9.	Lost Certificates. If any Stratasys Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stratasys Certificate to be lost, stolen or destroyed and, if required by Objet, the posting by such Person of a bond, in such reasonable and customary amount as Objet may direct, as indemnity against any claim that may be made against it with respect to such Stratasys Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.
2.3.	Stock Plans; Benefit Plans.
2.3.1.	As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
2.3.1.1.	Each Stratasys Stock Option outstanding immediately prior to the Effective Time shall be converted into an option (a “Converted Objet Option”) to acquire, on the same terms and conditions as were applicable under such Stratasys Stock Option immediately prior to the Effective Time, the number of Objet Shares determined by multiplying the number of shares of Stratasys Common Stock subject to such Stratasys Stock Option immediately prior to the Effective Time by the Exchange Ratio, rounding down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Stratasys Stock Option by the Exchange Ratio, rounding up to the nearest whole cent; provided, however, that each Stratasys Stock Option (A) that becomes fully exercisable at the Effective Time of the Merger shall continue to be a fully-exercisable Converted Objet Option after the Effective Time, (B) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the foregoing in a manner consistent with the requirements of Section 424 of the Code, and (C) shall be adjusted in a manner which complies with Section 409A of the Code and that causes the resulting Converted Objet Options not to constitute the grant of a new option or a change in the form of payment of an option, as provided under Treasury Regulation section 1.409A-1(b)(5)(v)(D); and

Prior to the Effective Time, the Stratasys Board (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other actions as are necessary, including without limitation providing any required notices and obtaining any required consents (if any), to effectuate the provisions of this Section 2.3.1.

2.3.2.	At the Effective Time, Objet shall assume all the obligations of Stratasys under the Stratasys Stock Plans, each outstanding Converted Objet Option and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each Stratasys Stock Plan shall be adjusted to reflect shares of Parent in accordance with the provisions of the applicable Stratasys Stock Plan. As soon as practicable after the Effective Time, Objet shall deliver to the holders of Converted Objet Equity Awards appropriate notices setting forth such holders’ rights, and the original agreements evidencing the grants of such Converted Objet Equity Awards shall continue in effect on the same terms and conditions as those in effect prior to the Effective Time (subject to the adjustments required by this Section 2.3 after giving effect to the Merger).
2.3.3.	Objet shall take all corporate action necessary to reserve for issuance a sufficient number of Objet Shares for delivery upon exercise or settlement of the Converted Objet Equity Awards in accordance with this Section 2.3. As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of Objet Shares to be registered and issuable under Objet Options and Converted Objet Equity Awards, Objet shall file a post-effective amendment to the Form F-4 or registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Objet Shares subject to Objet Options and the Converted Objet Equity Awards and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any such Objet Options or Converted Objet Equity Awards remain outstanding.
2.4.	Warrants. Stratasys shall cause each warrant to acquire shares of Stratasys Common Stock (“Stratasys Warrant”) that is outstanding immediately prior to the Effective Time to be converted at the Effective Time into a warrant to acquire, on substantially the same terms and conditions as were applicable under such Stratasys Warrant, the number of Objet Shares equal to the number of shares of Stratasys Common Stock subject to such Stratasys Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price per Objet Share equal to the exercise price per share of Stratasys Common Stock otherwise purchasable pursuant to such Stratasys Warrant divided by the Exchange Ratio.
3.	Representations and Warranties of Objet

Objet represents and warrants to Stratasys that the statements contained in this Article III are true and correct except as otherwise specifically qualified in each of the Sections of this Article III as an exception by reference to (i)  the amended Registration Statement on Form F-1 of Objet as filed with the SEC on March 22, 2012 (the “Best SEC Document”), or (ii)  the disclosure schedules delivered by Objet to Stratasys at or before the execution and delivery by Objet of this Agreement (the “Objet Disclosure Schedules”).

3.1.	Organization, Standing and Power. Each of Objet, Holdco, Merger Sub and each Objet Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Objet Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an Objet Material Adverse Effect. Each of Objet, Holdco, Merger Sub and the Objet Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Objet Permits”), except where the failure to have such power or authority or to possess Objet Permits, individually or in the aggregate, has not had and would not reasonably be expected to have an Objet Material Adverse Effect. Each of Objet, Holdco, Merger Sub and the Objet Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have an Objet Material Adverse Effect. Objet has delivered or made available to Stratasys, prior to execution of this Agreement, a true and complete copy of the memorandum of association of Objet, in effect as of the date of this Agreement (the “Current Objet Memorandum”) and the articles of association of Objet, in effect as of the date of this Agreement (the “Current Objet Articles”).
3.2.	Issuance of Objet Shares. All of the Objet Shares issued in the Merger pursuant to this Agreement and delivered pursuant hereto will, at such times, be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. Each of Holdco and Merger Sub have been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Neither Holdco nor Merger Sub has engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement and the Related Agreements.
3.3.	Objet Subsidiaries. Objet Disclosure Schedule 3.3 sets forth the name, jurisdiction of organization, address and holders of all Capital Stock of each Objet Subsidiary. The outstanding shares of capital stock or voting securities of, or other equity interests in, each Objet Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Objet, by another Objet Subsidiary or by Objet and another Objet Subsidiary, free and clear of all material pledges, liens, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defects of any kind or nature whatsoever, “Liens”), other than Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such Capital Stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.
3.4.	Capitalization.
3.4.1.	The authorized capital stock of Objet consists of: (i) 250,000,000 Ordinary Shares, with a nominal amount of NIS 0.01 (the “Ordinary Shares”), of which 3,236,500 Ordinary Shares were issued and outstanding as of the date of this Agreement; and (ii) 250,000,000 Preferred Shares, with a nominal amount of NIS 0.01 (the “Preferred Shares”), of which 130,992,790 shares were issued and outstanding as of the date of this Agreement.

3.4.2.	As of the date of this Agreement: 19,490,125 Ordinary Shares and 7,933,539 Preferred Shares are subject to issuance pursuant to outstanding options under the Objet Amended and Restated 2004 Omnibus Stock Option and Restricted Stock Incentive Plan (the “Objet Option Plan”). Options granted by Objet pursuant to the Objet Option Plan or otherwise are referred to in this Agreement as “Objet Options”. Objet has delivered or made available to Stratasys or its counsel copies of the Objet Option Plan covering the Objet Options outstanding as of the date of this Agreement, and the forms of all stock option agreements evidencing such Objet Options.
3.4.3.	Except for options, rights, securities, instruments, obligations and plans referred to in Section 3.4.2, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right to acquire any shares of the capital stock of Objet; or (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock of Objet, or under which Objet is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
3.4.4.	The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding as of the date of this Agreement and held by Holdco. All of the outstanding shares of Merger Sub common stock have been duly authorized and validly issued, and are fully paid and nonassessable. Merger Sub was formed for the purpose of consummating the Merger and has no material assets or liabilities except as necessary for such purpose.
3.5.	Authority; Execution and Delivery; Enforceability.
3.5.1.	Objet and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the Merger and the transactions contemplated by this Agreement, subject to the receipt of the Objet Shareholders Approval. The Objet Board has adopted resolutions, by unanimous vote of all directors present at a meeting duly called at which a quorum of directors of Objet was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of Objet and its shareholders, (iii) declaring this Agreement and the transactions contemplated by this Agreement advisable and (iv) recommending that Objet’s shareholders vote in favor of the matters detailed in the definition of Objet Shareholders Approval and directing that such matters be submitted to Objet’s shareholders for approval at a duly held meeting of such shareholders for such purpose (the “Objet Shareholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Objet Shareholders Approval, no other corporate proceedings on the part of Objet are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). Objet has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Stratasys, Holdco and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3.6.	No Conflicts; Consents.
3.6.1.	The execution and delivery by Objet of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a requirement to obtain any consent, approval, clearance, waiver, Permit or order (“Consent”) or a right of payment, termination, cancellation or acceleration of any obligation, any obligation to make or to enable any third party to make, an offer to purchase or redeem any Indebtedness or Capital Stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Objet or any Objet Subsidiary, or give any Person the ability to materially delay or impede the ability of Objet to consummate the Merger, under, any provision of (i) the Current Objet Articles or the comparable charter or organizational documents of any Objet Subsidiary (assuming that the Objet Shareholders Approval is obtained), (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument, whether oral or in writing, (a “Contract”) to which Objet or any Objet Subsidiary is a party or by which any of their respective properties or assets is bound and which would be considered an Objet Material Contract or any Objet Permit except for any such Objet Material Contract or Objet Permit that would not reasonably be expected to have an Objet Material Adverse Effect or (iii) subject to the filings and other matters referred to in Section 3.6.2, any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to Objet or any Objet Subsidiary or their respective properties or assets (assuming that the Objet Shareholders Approval is obtained) except for such Judgments or Laws that would not reasonably be expected to have an Objet Material Adverse Effect.

3.6.2.	No Consent of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”) is required to be obtained or made by or with respect to Objet or any Objet Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i)(A) the filing with the Securities and Exchange Commission (the “SEC”) and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act ”), of the registration statement on Form F-4 in connection with the issuance by Objet of the Merger Consideration (the “Form F-4”), and (B) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and such other compliance, Consents, registrations, declarations, notices or filings as are required to be observed, made or obtained under any foreign antitrust, competition, investment, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Objet and Stratasys are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration, (v) such filings with and approvals of NASDAQ as are required to permit the consummation of the Merger and the listing of the Merger Consideration and (vi) such other Consents the absence of which would not, individually or in the aggregate, have had and would not reasonably be expected to have an Objet Material Adverse Effect or prevent or materially delay the consummation of the Merger.
3.7.	SEC Documents; Undisclosed Liabilities.
3.7.1.	The Objet SEC Document (i) as of March 22, 2012 (“F-1 Date”), complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Document and (ii) did not at such time contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Objet included in the Objet SEC Document complied, at the F-1 Date, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Objet and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

3.7.2.	Except (i) as reflected or reserved against in Objet’s consolidated balance sheet as of December 31, 2011 (or the notes thereto) as included in the Objet SEC Document, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2011 or in connection with or contemplated by this Agreement, (iii) for the Merger Sub Intercompany Note, and (iv) for liabilities and obligations that, individually or in the aggregate, have not had or would not reasonably be expected to have an Objet Material Adverse Effect, neither Objet nor any Objet Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).
3.7.3.	Neither Objet nor any of the Objet Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Objet and any of the Objet Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Objet or any of the Objet Subsidiaries in Objet's or such Objet Subsidiary’s published financial statements or the Objet SEC Document.
3.7.4.	Since January 1, 2011, none of Objet, Objet's independent accountants, or the Objet Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Objet, (ii) “material weakness” in the internal controls over financial reporting of Objet or (iii) fraud, whether or not material, that involves management or other employees of Objet who have a significant role in the internal controls over financial reporting of Objet. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
3.7.5.	To Objet’s Knowledge, Objet maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Objet’s assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Objet’s receipts and expenditures are being made only in accordance with authorizations of Objet’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Objet’s assets that could have a material effect on Objet’s financial statements. Except as described in the Objet SEC Documents, (1) as of December 31, 2011, there were no material weaknesses in Objet’s internal control over financial reporting (whether or not remediated) and (2) since December 31, 2011, there has been no change in Objet’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Objet’s internal control over financial reporting.

3.7.6.	Neither Objet nor any of the Objet Subsidiaries is, or has at any time been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
3.7.7.	Objet has made available to Stratasys true and complete copies of all written comment letters from the staff of the SEC through the date of this Agreement relating to the Objet SEC Document and all written responses of Objet thereto through the date of this Agreement other than with respect to requests for confidential treatment. To the Knowledge of Objet, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Objet.
3.8.	Information Supplied. None of the information supplied or to be supplied by Objet for inclusion or incorporation by reference in (i) the Form F-4 or the Stratasys Proxy Statement will, with respect to the F-4 at the time the Form F-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Listing Application will, at the date it is submitted to NASDAQ comply with all NASDAQ requirements. The Form F-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Objet with respect to statements made or incorporated by reference therein based on information supplied by Stratasys for inclusion or incorporation by reference therein. The Listing Application will comply as to form in all material respects with the requirements of NASDAQ, except that no representation is made by Objet with respect to statements made or incorporated by reference therein based on information supplied by Stratasys for inclusion or incorporation by reference therein.
3.9.	Absence of Certain Changes or Events. Since December 31, 2011 through the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have an Objet Material Adverse Effect and each of Objet and the Objet Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:
3.9.1.	any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities or other rights to acquire any debt security of Objet or any Objet Subsidiary, other than pursuant to the Merger Sub Intercompany Note;

3.9.2.	any sale, lease (as lessor), license, mortgage, sale and leaseback or encumbrance or Lien (other than Permitted Liens), or other disposition of material properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice); or
3.9.3.	any material change in financial accounting methods by Objet or any Objet Subsidiary, except insofar as may have been required by a change in GAAP.
3.10.	Benefits Matters; ERISA Compliance.
3.10.1.	Objet Disclosure Schedule 3.9 sets forth, as of the date of this Agreement, a complete and correct list identifying any Objet Benefit Plan and Objet Benefit Agreement. Objet has delivered or made available to Stratasys true and complete copies of (i) all material Objet Benefit Plans and Objet Benefit Agreements (and amendments thereto) or, in the case of any unwritten material Objet Benefit Plan or Objet Benefit Agreement, a written description thereof, (ii) the most recent annual report on Form 5500 filed with the U.S. Department of Labor with respect to each material Objet Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Objet Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity contract or other funding vehicle relating to any material Objet Benefit Plan and (v) the most recent financial statements and actuarial reports for each Objet Benefit Plan (if any). For purposes of this Agreement, “Objet Benefit Plans” means, collectively, but excluding any Objet Foreign Benefit Plan, all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA ”)), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other similar benefit plans, arrangements or understandings (other than individual employment agreements and arrangements), in each case that are sponsored, maintained or contributed to by Objet or any Objet Subsidiary, providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Objet or any Objet Subsidiary or any spouse or dependent of any of the foregoing. For purposes of this Agreement, “Objet Benefit Agreements” means all employment, consulting, indemnification, severance, retention, change of control or termination agreements or individual arrangements (including collective bargaining agreements) between Objet or any Objet Subsidiary on the one hand and any current or former directors, officers, employees or consultants of Objet or any Objet Subsidiary on the other hand pursuant to which Objet or any Objet Subsidiary has any material obligations or liability, and excluding the payment of regular salary and wages.

3.10.2.	All Objet Benefit Plans which are intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of, have timely applied for, have not yet become eligible to apply for, or are entitled to rely on (as applicable) determination or opinion letters from the Internal Revenue Service (the “IRS”) to the effect that such Objet Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination or opinion letter has been revoked nor, to the Knowledge of Objet, has revocation been threatened, nor has any such Objet Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or reliance on an opinion letter or materially increase its costs to Objet.
3.10.3.	Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Objet Material Adverse Effect: (i) no Objet Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code, and neither Objet nor any ERISA Affiliate of Objet has, during the past six years, sponsored, maintained, participated in, contributed to, or had any obligation to participate in or contribute to any plan that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code, (ii) none of Objet, any Objet Subsidiary, any officer of Objet or any Objet Subsidiary or any of the Objet Benefit Plans which are subject to ERISA, any trust created thereunder or, to the Knowledge of Objet, any fiduciary or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Objet, any Objet Subsidiary or any officer of Objet or any Objet Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iii) no Objet Benefit Plans that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) or trusts associated therewith have been terminated during the past six years, nor is there any intention or expectation to terminate any such Objet Benefit Plans or trusts, except as may be provided in this Agreement, (iv) no Objet Benefit Plans or trusts are the subject of any proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any Objet Benefit Plan or trust, and (v) neither Objet nor any ERISA Affiliate of Objet has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA), whether actual or contingent, with respect to, any Multiemployer Plan, any “multiple employer plan” (within the meaning of Section 413(c) of the Code) or any multi-employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

3.10.4.	With respect to each Objet Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), such Objet Benefit Plan (including any Objet Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Objet or the Objet Subsidiaries or terminated, in each case, without material liability to Objet and the Objet Subsidiaries on or at any time after the Effective Time other than routine administrative expenses associated with termination or termination of fees.
3.10.5.	No Objet Benefit Plan provides health, medical or other welfare benefits or insurance after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other applicable Law).
3.10.6.	Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Objet Material Adverse Effect, (i) each Objet Benefit Plan and Objet Benefit Agreement and, if applicable, its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Objet Benefit Plan and Objet Benefit Agreement and (ii) Objet and each of the Objet Subsidiaries is in material compliance with ERISA, the Code and all other Laws applicable to the Objet Benefit Plans and Objet Benefit Agreement.
3.10.7.	Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Objet Material Adverse Effect, there are no pending or, to the Knowledge of Objet, threatened claims by or on behalf of any participant in any of the Objet Benefit Plans or Objet Benefit Agreement, or otherwise involving any such Objet Benefit Plan or Objet Benefit Agreement or the assets of any Objet Benefit Plan or Objet Benefit Agreement, other than routine claims for benefits.
3.10.8.	None of the execution and delivery of this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of Objet or any of the Objet Subsidiaries to any compensation or benefit under any Objet Benefit Plan or Objet Benefit Agreement (other than compensation, severance or termination benefits that would become payable without regard to, and would not be enhanced by, the foregoing events), (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Objet Benefit Plan or Objet Benefit Agreement (other than compensation, severance or termination benefits that would become payable without regard to, and would not be enhanced by, the foregoing events), (C) result in any breach or violation of, default under or limit Objet’s right to amend, modify or terminate any Objet Benefit Plan, or (D) result in the receipt of any amount (whether in cash, property, the vesting of property or otherwise) by any stockholder, employee, officer, director or other service provider of Objet or any Objet Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1), in any case, that is an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that would result in any imposition of any excise tax under Section 4999 of the Code.

3.10.9.	No disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Objet or any Objet Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, individually or in the aggregate, has had or would reasonably be expected to have an Objet Material Adverse Effect.
3.10.10.	Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Objet Material Adverse Effect, each Objet Benefit Plan or Objet Benefit Agreement that provides for “nonqualified deferred compensation” within the meaning of Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, (i) has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the final Treasury Regulations issued thereunder and all subsequent IRS Notices and other interim guidance on Section 409A of the Code and (ii) has been maintained in compliance with Section 409A of the Code and the final Treasury Regulations issued thereunder and all subsequent IRS Notices and other interim guidance on Section 409A of the Code since January 1, 2009.
3.10.11.	Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Objet Material Adverse Effect, all contributions required to be made by Objet or any Objet Subsidiary to any Objet Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable by Objet or any Objet Subsidiary with respect to insurance policies funding any Objet Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Objet SEC Document to the extent required by applicable law. Each Objet Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

3.10.12.
3.10.12.1.	Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Objet Material Adverse Effect, all Objet Foreign Benefit Plans (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are required to be funded and/or book-reserved, are funded and/or book reserved to the extent required by applicable law, as appropriate, based upon reasonable actuarial assumptions. “Objet Foreign Benefit Plans” means each plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as an Objet Benefit Plan had it been a United States plan, program or contract.
3.10.12.2.	Objet Disclosure Schedule 3.10.12.2 sets forth all Objet Foreign Benefit Plans that are governed by the laws of the State of Israel or cover Israeli Employees, whether arising by statute, contract or course of conduct (all such Objet Foreign Benefit Plans being referred to herein as “Israeli Benefit Plans”). Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Objet Material Adverse Effect: (i) all contributions to managers insurance and/or pension funds, as required under applicable agreements or by Law, have been duly made; (ii) all allocations required to be made under Section 14 of the Israeli Severance Pay Law – 1963 have been duly made; (iii) all actual or contingent obligations of Objet or any Objet Subsidiary to provide severance pay to Israeli Employees required under Law or by agreement to be funded have been satisfied or fully funded, and all other severance obligations have been properly accrued on the consolidated financial statements of Objet included in the Objet SEC Document; and (iv) all amounts that Objet or any Objet Subsidiary is legally or contractually required either (a) to deduct from the salaries of any Israeli Employee and/or to transfer or pay to or for such Israeli Employees’ pension fund, provident fund, managers’ insurance, life insurance, disability insurance, continuing education fund (to the extent required) or other similar fund or (b) to withhold from such Israeli Employees’ salaries and to pay any Governmental Entity as required by Law, including, without limitation, for income tax, health tax and national insurance, have, in each case, been duly deducted, transferred, paid and withheld, and neither Objet nor any Objet Subsidiary has any outstanding obligations to make any such deduction, transfer, withholding or payment.

3.10.13.	Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Objet Material Adverse Effect, there are no pending or, to the Knowledge of Objet, threatened claims by or on behalf of any participant in any of the Israeli Benefit Plans or Israeli Benefit Agreement, or otherwise involving any such Israeli Benefit Plan or Israeli Benefit Agreement or the assets of any Israeli Benefit Plan or Israeli Benefit Agreement, other than routine claims for benefits. For purposes of this Agreement, “Israeli Benefit Agreement” means any Objet Benefit Agreement governed by the laws of the State of Israel or to which a citizen of the State of Israel is a party.
3.10.14.	None of the execution and delivery of this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of Objet or any of the Objet Subsidiaries to any compensation or benefit under any Israeli Benefit Plan or Israeli Benefit Agreement (other than compensation, severance or termination benefits that would become payable without regard to, and would not be enhanced by, the foregoing events), (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Israeli Benefit Plan or Israeli Benefit Agreement (other than compensation, severance or termination benefits that would become payable without regard to, and would not be enhanced by, the foregoing events), (C) result in any breach or violation of, default under or limit Objet’s right to amend, modify or terminate any Israeli Benefit Plan, or (D) result in the receipt of any amount (whether in cash, property, the vesting of property or otherwise) by any stockholder, employee, officer, director or other service provider of Objet or any Objet Subsidiary.
3.10.15.	Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Objet Material Adverse Effect, Objet and its Subsidiaries have (i) properly classified all service providers as employees or independent contractors and have timely withheld, collected, reported, deposited and paid all Taxes required to have been withheld, collected, deposited or paid, as applicable, and (ii) complied with the applicable requirements of Section 4980B of the Code and any similar state law and the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

3.11.	Litigation. Other than as described in the Objet SEC Document, there is no suit, action or other proceeding pending or, to the Knowledge of Objet, threatened against Objet or any Objet Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have an Objet Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Objet, investigation by any Governmental Entity involving Objet or any Objet Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have an Objet Material Adverse Effect. Set forth in Objet Disclosure Schedule are descriptions of all claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Objet, threatened against Objet or any Objet Subsidiary, or any properties or rights of Objet or any Objet Subsidiary, before or by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and, in the case of any such claims for damages, seek damages individually or in the aggregate in excess of $1,000,000, other than claims, actions, suits, proceedings or investigations covered by one or more insurance policies as to which the insurer or insurers have indicated their intentions in writing to defend and pay in the aggregate damages up to the amount claimed.
3.12.	Compliance with Applicable Laws.
3.12.1.	Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Objet Material Adverse Effect, Objet and the Objet Subsidiaries are in compliance in all material respects with all applicable Laws and Objet Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity. To the Knowledge of Objet, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Objet Material Adverse Effect, no action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Objet or an Objet Subsidiary is not in compliance with any applicable Law or Objet Permit or which challenges or questions the validity of any rights of the holder of any Objet Permit. This section does not relate to, and no representations are made as to, employee benefits matters, environmental matters or Intellectual Property Rights matters, which are the subjects of Sections 3.10, 3.13 and 3.15, respectively.

3.12.2.	Objet is, and since January 1, 2009 has been, in compliance with and has not been and is not in material violation of any International Trade Law, including but not limited to, all Laws related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. Neither Objet nor any Objet Subsidiary has received any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law. “International Trade Law” means U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act (the “FCPA”), the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.
3.12.3.	None of (i) Objet, (ii) any director or officer of Objet, nor (iii) to Objet’s Knowledge, any other stockholder, employee, agent or other Person acting on behalf of Objet: (A) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated any provision of the FCPA; or (C) has accepted or received any unlawful contributions, payments, gifts or expenditures.
3.12.4.	Objet’s business as currently conducted does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted under Israeli law, and its business as currently conducted does not require Objet to obtain a license from the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, or other legislation regulating the development, commercialization or export of technology.
3.13.	Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Objet Material Adverse Effect:
3.13.1.	Objet and the Objet Subsidiaries are now, and have always been, in compliance with all Environmental Laws, and neither Objet nor any Objet Subsidiary has received any written communication from a Person that alleges that Objet or any Objet Subsidiary is in violation of, or has liability or obligations under, any Environmental Law or any Permit issued pursuant to Environmental Law;
3.13.2.	Objet and the Objet Subsidiaries have obtained and are in compliance with all Permits required to be obtained pursuant to any Environmental Law applicable to Objet, the Objet Subsidiaries and the real properties of Objet and all such Permits are valid, in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement;
3.13.3.	there are no Environmental Claims pending or, to the Knowledge of Objet, threatened against Objet or any of the Objet Subsidiaries, nor is Objet or any of the Objet Subsidiaries aware of any basis for such Environmental Claim;

3.13.4.	there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against (i) Objet or any of the Objet Subsidiaries, or (ii) against any Person whose liabilities for such Environmental Claims Objet or any of the Objet Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;
3.13.5.	neither Objet nor any of the Objet Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Objet or any of the Objet Subsidiaries, and
3.13.6.	neither Objet nor any of the Objet Subsidiaries has previously owned, leased or operated its business on, or currently owns, leases or operates its business on, any real property parcel other than the real property parcels listed on Objet Disclosure Schedule 3.12.6.
3.14.	Contracts.
3.14.1.	Objet Disclosure Schedule 3.13 sets forth, as of the date of this Agreement, a true and complete list, and Objet has made available to Stratasys or its Representatives true and complete copies (including all material amendments, modifications, extensions, renewals, schedules, exhibits or ancillary agreements with respect thereto), of:
3.14.1.1.	each Contract that would be required to be filed by Objet as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
3.14.1.2.	each agreement, Contract, understanding, or undertaking to which Objet or any of the Objet Subsidiaries is a party involving expected annual revenues in excess of $10,000,000 in 2011;
3.14.1.3.	each agreement, Contract, understanding, or undertaking to which Objet or any of the Objet Subsidiaries is a party that restricts in any material respect the ability of Objet or its Affiliates to compete in any business or with any Person in any geographical area;
3.14.1.4.	each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any Indebtedness of Objet or any of the Objet Subsidiaries in excess of $10,000,000 is outstanding or may be incurred, other than any such agreement between or among Objet and one or more wholly owned Objet Subsidiaries;
3.14.1.5.	each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which Objet or any of the Objet Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Objet Subsidiaries; and

3.14.1.6.	each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by Objet or any of the Objet Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business.

Each agreement, understanding or undertaking of the type described in this Section 3.14.1 is referred to herein as a “Objet Material Contract.”

3.14.2.	Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have an Objet Material Adverse Effect, (i) each Objet Material Contract (including, for purposes of this Section 3.14.2, any Contract entered into after the date of this Agreement that would have been an Objet Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Objet or one of the Objet Subsidiaries, as the case may be, and, to the Knowledge of Objet, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Objet Material Contract is in full force and effect, (iii) none of Objet or any of the Objet Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Objet Material Contract and, to the Knowledge of Objet, no other party to any such Objet Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iv) to the Knowledge of Objet, each other party to an Objet Material Contract has performed all material obligations required to be performed by it under such Objet Material Contract and (v) no party to any Objet Material Contract has given Objet or any of the Objet Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Objet Material Contract and neither Objet nor any of the Objet Subsidiaries, nor, to the Knowledge of Objet, any other party to any Objet Material Contract, has repudiated in writing any material provision thereof. No Objet Contract can be reasonably expected to prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.
3.15.	Intellectual Property.
3.15.1	Each of Objet and each Objet Subsidiary owns or has a valid right to use or license the Intellectual Property Rights which are material to the conduct of its businesses as presently conducted. Such Intellectual Property Rights will not cease to be valid rights of Objet or an Objet Subsidiary, as applicable, by reason of the execution and delivery of this Agreement by Objet. No actions, suits or other proceedings are pending or, to the Knowledge of Objet, threatened that Objet or any of Objet's Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Objet Material Adverse Effect. Neither Objet nor any Objet Subsidiary has received any written notice of and there are no actions, suits or other proceedings pending or, to the Knowledge of Objet, threatened that relate to (a) any alleged invalidity with respect to any of the material Intellectual Property Rights owned by Objet or any Objet Subsidiary, or (b) any alleged infringement or misappropriation of any Intellectual Property Rights of any third party by Objet or any Objet Subsidiary. Objet and the Objet Subsidiaries have taken reasonable measures to protect the confidentiality of any Intellectual Property Rights deemed by Objet or the applicable Objet Subsidiary to be a material trade secret. No prior or current employee or officer or any prior or current consultant or contractor of Objet or any Objet Subsidiary has asserted, or to the Knowledge of Objet has claimed, any ownership in any Intellectual Property Rights owned by Objet or any Objet Subsidiary.

3.15.2	Section 3.15.2 of the Objet Disclosure Schedule lists all Contracts, licenses or other arrangements in effect as of the date of this Agreement under which Objet has licensed, granted or conveyed to any third party any right, title or interest in or to any of its owned Intellectual Property Rights.
3.15.3	None of Objet or any Objet Subsidiary is obligated to pay to any Person any royalties, fees, commissions or other amounts for the use by Objet of any Intellectual Property Rights.
3.15.4	No Intellectual Property Right of Objet is subject to any Contract containing any covenant or other provision that limits or restricts in any material manner the ability of Objet: (i) to make, use, import, sell, offer for sale or promote any product anywhere in the world, or (ii) to use, exploit, assert or enforce any of its Intellectual Property Rights anywhere in the world.
3.15.5	To the Knowledge of Objet, no third party is challenging the right, title or interest of Objet in, to or under its Intellectual Property Rights, or the validity, enforceability or claim construction of any patent comprising the Intellectual Property Rights owned or co-owned by, or exclusively licensed to Objet. To the Knowledge of Objet, there is no opposition, cancellation, proceeding, or objection involving a third party, pending with regard to any of the Intellectual Property Rights of Objet. None of the Intellectual Property Rights owned solely by Objet are subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Entity. To the actual knowledge of Objet, with regard to any Intellectual Property Rights co-owned or exclusively licensed to Objet, there is no opposition, cancellation, proceeding, or objection involving a third party pending with regard to any such Intellectual Property Rights, and the same are not subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Entity. No employee of Objet involved in the creation of its Intellectual Property was operating under any grant from any Governmental Entity or university, or subject to any employment agreement or invention assignment or nondisclosure agreement, or other obligation with any such Governmental Entity or university, during the course of such employee's involvement in the conception of or reduction of any Intellectual Property Right of Objet.

3.15.6	Each of the officers, employees, contractors or consultants of Objet involved in the creation of its Intellectual Property has executed and delivered to Objet an agreement regarding the protection of proprietary information. All current and former officers and employees of, and consultants and independent contractors to, Objet who have contributed to the creation or development of any Intellectual Property Rights of Objet have either: (i) been a party to a "work-for-hire" agreement under which Objet is deemed to be the original owner/author of such Intellectual Property Rights, or (ii) assigned or licensed any and all such Intellectual Property Rights that such Person may have had to Objet.
3.15.7	The registration of any Intellectual Property Right owned by Objet is subsisting and in full force and effect, and all necessary registration, maintenance and renewal fees currently due in connection with the same have been made and all necessary documents, recordations and certificates in connection with the same have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Israel or other jurisdictions, as the case may be, for the purposes of maintaining and renewing such right, except where the failure to take any such action (i) was deemed unnecessary in the ordinary course of business or (ii) would not cause a Material Adverse Effect. No registration or application for any such Intellectual Property Right is subject to any payments, maintenance fees, or taxes or filings or actions falling due, including without limitation the filing of an affidavit of use, renewal, response to an official action, or other action required to maintain, perfect, preserve, or renew such Intellectual Property Rights which has not been made. All products, made, used or sold by Objet or any Subsidiary thereof are marked with the proper patent, copyright and other notices.
3.15.8	Objet knows of no impediment to the maintenance or renewal of any registration of an Intellectual Property Right owned or used by it. All information submitted by Objet to the applicable Governmental Entity in order to obtain registration thereof was true, accurate and complete in all material respects when submitted, and Objet has not willfully misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any such registration that would constitute fraud or a material misrepresentation with respect to such application for registration. Without limiting the foregoing, Objet has no Knowledge of any information, materials, facts, or circumstances, including any information or fact, that would reasonably be considered to constitute invalidating prior art or would materially adversely affect any pending application to register any Intellectual Property Right of Objet. None of the patent applications of Objet have been revoked or abandoned and no proceeding is pending or, to Objet’s Knowledge is threatened, to revoke or amend the same, nor are there facts or circumstances of which Objet is aware which form a basis upon which a Governmental Entity reasonably could seek to revoke or amend any of the Intellectual Property Rights of Objet.

3.16.	Labor Matters.
3.16.1.	As of the date of this Agreement, Objet Disclosure Schedule 3.16 sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of Objet or any of the Objet Subsidiaries. No labor organization or group of employees of Objet or any Objet Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Objet, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of Objet, threatened against or involving Objet or any Objet Subsidiary. None of Objet or any of the Objet Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of Objet or any of the Objet Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have an Objet Material Adverse Effect. There are no written grievances or written complaints outstanding or, to the Knowledge of Objet, threatened that individually or in the aggregate, has had or would reasonably be expected to have an Objet Material Adverse Effect. Objet has made available to Stratasys true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of Objet or any Objet Subsidiary (the “Objet CBAs”). No Objet CBA would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program; provided that any duty to bargain imposed by applicable law concerning any layoff, redundancy, severance or similar program or the effect(s) thereof shall not be deemed to “prevent, restrict or materially impede the implementation of any layoff, redundancy, severance or similar program” for purposes of this Agreement. Except as otherwise set forth in the Objet CBAs, neither Objet nor any Objet Subsidiary (a) has entered into any agreement, arrangement or understanding, whether written or oral, with any union or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (b) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Objet Benefit Plan.

3.16.2.	Objet Disclosure Schedule 3.16.2 sets forth any extension orders (tzavei harchava) applicable to Objet or any Objet Subsidiary. Except for such extension orders, none of Objet's or any Objet Subsidiary's employees is party to any collective bargaining, works council, union representation or similar agreement or arrangement, and no such agreement or arrangement is under discussion or in negotiation by Objet or any Objet Subsidiary.
3.16.3.	To Objet's Knowledge, no present or former employee or independent contractor performing services for Objet or any Objet Subsidiary has filed a claim or complaint which is presently pending or has threatened in writing to make a claim or complaint against Objet or any Objet Subsidiary, including any claim for (i) overtime pay, (ii) wages, salaries or profit sharing (excluding wages, salaries or profit sharing for the current payroll period), including with respect to the late payment thereof, (iii) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current fiscal year or otherwise still outstanding, (iv) any violation of any rule or contract relating to minimum wages or maximum hours of work, (v) discrimination against employees on any basis, (vi) severance pay or unlawful or wrongful employment or termination practices, (vii) unlawful retirement, termination or labor relations practices or breach of contract or (viii) any violation of occupational safety or health standards, except for, with respect to any of the foregoing clauses (i) through (viii), any such claims that individually or in the aggregate would not have and would not reasonably be expected to have an Objet Material Adverse Effect. There are no administrative charges, arbitration or mediation proceedings or court complaints pending or to the Objet's Knowledge, threatened in writing against Objet or any Objet Subsidiary before any Government Entity, or any other entity concerning alleged employment discrimination, contract violation or any other matters relating to employment that individually or in the aggregate would not have and would not reasonably be expected to have an Objet Material Adverse Effect.
3.17.	Tax.
3.17.1.	Each of Objet and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Objet. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Objet. Each of Objet and its Subsidiaries has complied with all applicable Laws relating to Taxes including Laws relating to (i) the withholding and payment over to the appropriate Governmental Entity or other Tax authority of all Taxes required to be withheld by Objet or any of its Subsidiaries, (ii) information reporting with respect to, any payment made or received by Objet or any of its Subsidiaries and (iii) the keeping of books and records, except to the extent any failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

3.17.2.	The most recent financial statements contained in the Objet SEC Documents reflect an adequate reserve for all Taxes payable by Objet and its Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Objet or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Objet. There is no audit, proceeding or investigation now pending against or with respect to Objet or any of its Subsidiaries in respect of any Tax or Tax asset and neither Objet nor any of its Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset, except to the extent that any such pending or proposed audit, proceeding or investigation has not had and would not reasonably be expected to have a Material Adverse Effect on Objet.
3.17.3.	There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Objet or any of its Subsidiaries. Neither Objet nor any of its Subsidiaries is bound by any agreement with respect to Taxes.
3.17.4.	Neither Objet nor any of its Subsidiaries has entered into or has been a “material advisor” with respect to any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local Law) or the regulations thereunder.
3.18.	Brokers’ Fees and Expenses. Except as set forth on Objet Disclosure Schedule 3.18, no broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by Objet, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Objet.

3.19.	Complete Copies of Materials. Each document delivered or made available by Objet to Stratasys or its counsel in connection with their legal and accounting review of Objet has been a true and complete copy, except as otherwise indicated.
3.20.	No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, Stratasys acknowledges that none of Objet, the Objet Subsidiaries or any other Person on behalf of Objet makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.
3.21.	Shareholder Vote; Voting Agreements for Shareholder Vote. The requisite shareholder vote of Objet to obtain the Objet Shareholder Approval is a supermajority of 75% of the voting power which includes the affirmative vote of the holders of 66% of the Objet Preferred Shares as defined in the Current Objet Articles. As a material inducement for Stratasys to enter into this Agreement, Objet has received from certain of its shareholders Voting Agreements which together comprise the requisite majority of the voting power in order to adopt the Objet Shareholder Approvals.
3.22.	Stock Ownership. As of the date of this Agreement, neither Objet nor Merger Sub beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) any shares of Stratasys Capital Stock. None of Objet, Merger Sub or any of their respective “affiliates” or “associates” (as such term is defined in Section 203 of the DGCL (“Section 203”)) is, and was not at any time within the three year period preceding the date hereof, an “interested stockholder” of Stratasys as such term is defined in Section 203.
3.23.	Grants, Incentives and Subsidies. Objet Disclosure Schedule 3.23 sets forth a complete list of all grant, incentive and subsidy programs (including any tax incentives) ("Grants") from any Government Authority to Objet or any Objet Subsidiary. Except as set forth on Objet Disclosure Schedule 3.23: (a) no Grants were received from any Governmental Authority by Objet or any Objet Subsidiaries; (b) neither Objet nor any Objet Subsidiary have received any Grants from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Employment; and (c) neither Objet nor any Objet Subsidiary have been granted or have adopted or applied for Approved Enterprise, Beneficiary Enterprise or Preferred Enterprise Status granted by the Investment Center of the Israeli Ministry of Industry, Trade and Employment. Correct copies of all applications submitted by Objet or any Objet Subsidiary with respect to any Grant, and copies of all letters of approval and supplements with respect thereto with respect to any Grants and all undertakings made by Objet or any Objet Subsidiary with respect to such Grants have been made available to Stratasys. Objet and the Objet Subsidiaries are in compliance with the terms and conditions of the Grants and have fulfilled all undertakings and obligations with respect thereto, except for failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have an Objet Material Adverse Effect.

4.	Representations and Warranties of Stratasys

Stratasys represents and warrants to Objet that the statements contained in this Article IV are true and correct except as otherwise specifically qualified in each of the Sections of this Article IV as an exception by reference to (i)  any reports, schedules, forms, statements and other documents that Stratasys has filed with or furnished to the SEC after January 1, 2009 and prior to the date of this Agreement (the “Stratasys SEC Documents”), and which are publicly available or (ii) the disclosure schedules delivered by Stratasys to Objet at or before the execution and delivery by Stratasys of this Agreement (the “Stratasys Disclosure Schedules”).

4.1.	Organization, Standing and Power. Each of Stratasys and each Stratasys Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Stratasys Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Stratasys Material Adverse Effect. Each of Stratasys and the Stratasys Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Stratasys Permits”), except where the failure to have such power or authority or to possess Stratasys Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Stratasys Material Adverse Effect. Each of Stratasys and the Stratasys Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Stratasys Material Adverse Effect. Stratasys has delivered or made available to Objet, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of Stratasys in effect as of the date of this Agreement (the “Stratasys Certificate of Incorporation”) and the amended and restated by-laws of Stratasys in effect as of the date of this Agreement (the “Stratasys Bylaws”).
4.2.	Stratasys Subsidiaries. Stratasys Disclosure Schedule 4.2 sets forth the name, jurisdiction of organization, address and holders of all Capital Stock of each Stratasys Subsidiary. All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Stratasys Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Stratasys, by another Stratasys Subsidiary or by Stratasys and another Stratasys Subsidiary, free and clear of all material Liens, other than Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.
4.3.	Capitalization.
4.3.1.	The authorized capital stock of Stratasys consists of: 30,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”), of which 26,978,696 shares of Common Stock were issued and outstanding as of the date of this Agreement and of which 5,687,631 shares of Common Stock are held by Stratasys in its treasury as of the date of this Agreement.

4.3.2.	As of the date of this Agreement: (i) 992,573 shares of Common Stock are subject to issuance pursuant to outstanding options to purchase Common Stock under the Stratasys 1998 Incentive Stock Option Plan, the Stratasys 2000 Incentive Stock Option Plan, the Stratasys 2002 Long-Term Performance and Incentive Plan and the Stratasys 2008 Long-Term Performance and Incentive Plan (collectively, the “Stratasys Stock Plans”); (ii) 482,366 shares of Common Stock are reserved for future issuance pursuant to the Stratasys Stock Plans; and (iii) 500,000 shares of Common Stock are reserved for issuance pursuant to that certain Warrant to purchase 500,000 shares of Common Stock, dated January 18, 2010, issued to Hewlett Packard Company (the “HP Warrant”). Options granted by Stratasys pursuant to the Stratasys Stock Plans or otherwise are referred to collectively in this Agreement as “Stratasys Stock Options”. Stratasys has delivered or made available to Objet or its counsel copies of all Stratasys Stock Plans covering the Stratasys Stock Options outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Stratasys Stock Options and a copy of the HP Warrant.
4.3.3.	Except for the Stratasys Stock Options and the HP Warrant, as of the date of this Agreement, there is no: (i) outstanding subscription, option, call, warrant or right to acquire any shares of the capital stock of Stratasys; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock of Stratasys; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) under which Stratasys is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
4.4.	Authority; Execution and Delivery; Enforceability. Stratasys has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Stratasys Stockholder Approval. The Stratasys Board has adopted resolutions, by unanimous vote of all directors, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of Stratasys and its stockholders, (iii) declaring this Agreement and the transactions contemplated by this Agreement advisable, and (iv) recommending that Stratasys’s stockholders adopt this Agreement and directing that this Agreement be submitted to Stratasys’s stockholders for adoption at a duly held meeting of such stockholders for such purpose (the “Stratasys Stockholders Meeting”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Subject to the accuracy of the representations set forth in Section 3.22 of this Agreement, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Stratasys Common Stock entitled to vote at the Stratasys Stockholders Meeting (the “Stratasys Stockholder Approval”), no other corporate proceedings on the part of Stratasys are necessary to adopt this Agreement or to consummate the Merger (except for the filing of the appropriate merger documents as required by the DGCL). Stratasys has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Objet and by Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

4.5.	No Conflicts; Consents.
4.5.1.	The execution and delivery by Stratasys of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a requirement to obtain any Consent or a right of payment, termination, cancellation or acceleration of any obligation, any obligation to make, or to enable any third party to make, an offer to purchase or redeem any Indebtedness or Capital Stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Stratasys or any Stratasys Subsidiary, or give any Person the ability to materially delay or impede the ability of Stratasys to consummate the Merger, under, any provision of (i) the Stratasys Certificate of Incorporation, the Stratasys Bylaws or the comparable charter or organizational documents of any Stratasys Subsidiary (assuming that the Stratasys Stockholder Approval is obtained), (ii) any Contract to which Stratasys or any Stratasys Subsidiary is a party or by which any of their respective properties or assets is bound or any Stratasys Permit except for such Contracts or Stratasys Permits that would not reasonably be expected to have a Stratasys Material Adverse Effect or (iii) subject to the filings and other matters referred to in Section 4.5.1, any Judgment or Law, in each case, applicable to Stratasys or any Stratasys Subsidiary or their respective properties or assets (assuming that the Stratasys Stockholder Approval is obtained) except for such Judgments or Laws that would not reasonably be expected to have a Stratasys Material Adverse Effect.
4.5.2.	No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to Stratasys or any Stratasys Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i)(A) the filing with the SEC of the Stratasys Proxy Statement and the clearing of such by the SEC, and (B) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, and such other compliance, Consents, registrations, declarations, notices or filings as are required to be observed, made or obtained under any foreign antitrust, competition, investment, trade regulation or similar Laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Objet and Stratasys are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration, (v) such filings with and approvals of NASDAQ as are required to permit the consummation of the Merger, the listing of the Merger Consideration and the delisting of the Stratasys Common Stock and (vi) such other Consents the absence of which would not, individually or in the aggregate, have had and would not reasonably be expected to have a Stratasys Material Adverse Effect or prevent or materially delay the consummation of the Merger.

4.6.	SEC Documents; Undisclosed Liabilities.
4.6.1.	The Stratasys SEC Documents include all reports, schedules, forms, statements, registration statements, prospectuses, proxy statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Stratasys with the SEC since January 1, 2009, together with all certifications required pursuant to SOX.
4.6.2.	Each Stratasys SEC Document (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) or became effective, as the case may be, complied as to form in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Stratasys SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) or became effective, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Stratasys included in the Stratasys SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Stratasys and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). Stratasys is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market.

4.6.3.	Except (i) as reflected or reserved against in Stratasys’s consolidated audited balance sheet as of December 31, 2011 (or the notes thereto) as included in the Stratasys SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2011 or in connection with or contemplated by this Agreement or (iii) for liabilities and obligations that, individually or in the aggregate, have not had or would not reasonably be expected to have a Stratasys Material Adverse Effect, neither Stratasys nor any Stratasys Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).
4.6.4.	Each of the chief executive officer of Stratasys and the chief financial officer of Stratasys (or each former chief executive officer of Stratasys and each former chief financial officer of Stratasys, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Stratasys SEC Documents, and the statements contained in such certifications are true and accurate. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of SOX, none of Stratasys or any of the Stratasys Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.
4.6.5.	Stratasys maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Stratasys’s assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Stratasys’s receipts and expenditures are being made only in accordance with authorizations of Stratasys’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Stratasys’s assets that could have a material effect on Stratasys’s financial statements. Except as described in the Stratasys SEC Documents, (1) as of December 31, 2011, there were no material weaknesses in Stratasys’s internal control over financial reporting (whether or not remediated) and (2) since December 31, 2011, there has been no change in Stratasys’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Stratasys’s internal control over financial reporting.
4.6.6.	The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Stratasys are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Stratasys in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Stratasys, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Stratasys to make the certifications required under the Exchange Act with respect to such reports.

4.6.7.	Neither Stratasys nor any of the Stratasys Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Stratasys and any of the Stratasys Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Stratasys or any of the Stratasys Subsidiaries in Stratasys’s or such Stratasys Subsidiary’s published financial statements or other Stratasys SEC Documents.
4.6.8.	Since January 1, 2011, none of Stratasys, Stratasys’s independent accountants, the Stratasys Board or the audit committee of the Stratasys Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Stratasys, (ii) “material weakness” in the internal controls over financial reporting of Stratasys or (iii) fraud, whether or not material, that involves management or other employees of Stratasys who have a significant role in the internal controls over financial reporting of Stratasys.
4.6.9.	None of the Stratasys Subsidiaries is, or has at any time since January 1, 2011 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
4.6.10.	Since January 1, 2011, no attorney representing Stratasys or any of the Stratasys Subsidiaries, whether or not employed by Stratasys or any Stratasys Subsidiary, has reported to the chief legal counsel or chief executive officer of Stratasys evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Stratasys or any of its officers, directors, employees or agents pursuant to Section 307 of SOX.
4.6.11.	Since January 1, 2011, to the Knowledge of Stratasys, no employee of Stratasys or any of the Stratasys Subsidiaries has provided or is providing information to any law enforcement agency or Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of SOX by Stratasys or any of the Stratasys Subsidiaries.

4.6.12.	To the Knowledge of Stratasys, none of the Stratasys SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. Stratasys has made available to Objet true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2011 through the date of this Agreement relating to the Stratasys SEC Documents and all written responses of Stratasys thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Stratasys SEC Documents other than confidential treatment requests. To the Knowledge of Stratasys, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Stratasys.
4.7.	Information Supplied. None of the information supplied or to be supplied by Stratasys for inclusion or incorporation by reference in (i) the Form F-4 or the Stratasys Proxy Statement will, with respect to the Form F-4 at the time the Form F-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Listing Application will, at the date it is submitted to NASDAQ, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Stratasys Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Stratasys with respect to statements made or incorporated by reference therein based on information supplied by Objet for inclusion or incorporation by reference therein.
4.8.	Absence of Certain Changes or Events. Since December 31, 2011 through the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Stratasys Material Adverse Effect and each of Stratasys and the Stratasys Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:
4.8.1.	any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Stratasys or any Stratasys Subsidiary;

4.8.2.	any sale, lease (as lessor), license, mortgage, sale and leaseback or encumbrance or Lien (other than Permitted Liens), or other disposition of material properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice); or
4.8.3.	any material change in financial accounting methods, by Stratasys or any Stratasys Subsidiary, except insofar as may have been required by a change in GAAP.
4.9.	Benefits Matters; ERISA Compliance.
4.9.1.	Stratasys Disclosure Schedule 4.9 sets forth, as of the date of this Agreement, a complete and correct list identifying any Stratasys Benefit Plan. Stratasys has delivered or made available to Objet true and complete copies of (i) all material Stratasys Benefit Plans (and amendments thereto) or, in the case of any unwritten material Stratasys Benefit Plan, a written description thereof, (ii) the most recent annual report on Form 5500 filed with the U.S. Department of Labor with respect to each material Stratasys Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Stratasys Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity contract or other funding vehicle relating to any material Stratasys Benefit Plan and (v) the most recent financial statements and actuarial reports for each Stratasys Benefit Plan (if any). For purposes of this Agreement, “Stratasys Benefit Plans” means, collectively, but excluding any Stratasys Foreign Benefit Plan, (A) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a Multiemployer Plan, “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings, in each case that are sponsored, maintained or contributed to by Stratasys or any Stratasys Subsidiary, providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Stratasys or any Stratasys Subsidiary or any spouse or dependent of any of the foregoing and (B) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Stratasys or any Stratasys Subsidiary on the one hand and any current or former directors, officers, employees or consultants of Stratasys or any Stratasys Subsidiary on the other hand, pursuant to which Stratasys or any Stratasys Subsidiary has any material obligations or liability, and excluding the payment of regular salary and wages.

4.9.2.	All Stratasys Benefit Plans which are intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of, have timely applied for, have not yet become eligible to apply for, or are entitled to rely on (as applicable) determination or opinion letters from the IRS to the effect that such Stratasys Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination or opinion letter has been revoked nor, to the Knowledge of Stratasys, has revocation been threatened, nor has any such Stratasys Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or reliance on an opinion letter or materially increase its costs. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stratasys Material Adverse Effect: (i) no Stratasys Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code, and neither Stratasys nor any ERISA Affiliate of Stratasys has, during the past six years, sponsored, maintained, participated in, contributed to, or had any obligation to participate in or contribute to any plan that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code, (ii) none of Stratasys, any Stratasys Subsidiary, any officer of Stratasys or any Stratasys Subsidiary or any of the Stratasys Benefit Plans which are subject to ERISA, any trust created thereunder or, to the Knowledge of Stratasys, any fiduciary or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Stratasys, any Stratasys Subsidiary or any officer of Stratasys or any Stratasys Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iii) no Stratasys Benefit Plans that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) or trusts associated therewith have been terminated during the past six years, nor is there any intention or expectation to terminate any such Stratasys Benefit Plans or trusts, (iv) no Stratasys Benefit Plans or trusts are the subject of any proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any Stratasys Benefit Plan or trust, and (v) neither Stratasys nor any ERISA Affiliate of Stratasys has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA), whether actual or contingent, with respect to, any Multiemployer Plan, any “multiple employer plan” (within the meaning of Section 413(c) of the Code) or any multi-employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

4.9.3.	With respect to each Stratasys Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), such Stratasys Benefit Plan (including any Stratasys Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Stratasys or the Stratasys Subsidiaries or terminated, in each case, without material liability to Stratasys and the Stratasys Subsidiaries on or at any time after the Effective Time other than routine administrative expenses associated with termination or termination fees.
4.9.4.	No Stratasys Benefit Plan provides health, medical or other welfare benefits or insurance after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other applicable Law).
4.9.5.	Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stratasys Material Adverse Effect, (i) each Stratasys Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Stratasys Benefit Plan and (ii) Stratasys and each of the Stratasys Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Stratasys Benefit Plans.
4.9.6.	Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stratasys Material Adverse Effect, there are no pending or, to the Knowledge of Stratasys, threatened claims by or on behalf of any participant in any of the Stratasys Benefit Plans, or otherwise involving any such Stratasys Benefit Plan or the assets of any Stratasys Benefit Plan, other than routine claims for benefits.
4.9.7.	None of the execution and delivery of this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of Stratasys or any of the Stratasys Subsidiaries to any compensation or benefit (other than compensation, severance or termination benefits that would become payable without regard to, and would not be enhanced by, the foregoing events), (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Stratasys Benefit Plan (other than compensation, severance or termination benefits that would become payable without regard to, and would not be enhanced by, the foregoing events), (C) result in any breach or violation of, default under or limit Stratasys’s right to amend, modify or terminate any Stratasys Benefit Plan, or (D) result in the receipt of any amount (whether in cash, property, the vesting of property or otherwise) by any stockholder, employee, officer, director or other service provider of Stratasys or any Stratasys Subsidiary who is a “disqualified individual” (as such term is defined in Treasury Regulation section 1.280G-1), in any case, that could reasonably be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that would result in any imposition of any excise tax under Section 4999 of the Code.

4.9.8.	No disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Stratasys or any Stratasys Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, individually or in the aggregate, has had or would reasonably be expected to have a Stratasys Material Adverse Effect.
4.9.9.	Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Stratasys Material Adverse Effect, each Stratasys Benefit Plan that provides for “nonqualified deferred compensation” within the meaning of Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, (i) has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the final Treasury Regulations issued thereunder and all subsequent IRS Notices and other interim guidance on Section 409A of the Code and (ii) has been maintained in compliance with Section 409A of the Code and the final Treasury Regulations issued thereunder and all subsequent IRS Notices and other interim guidance on Section 409A of the Code since January 1, 2009.
4.9.10.	Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Stratasys Material Adverse Effect, all contributions required to be made by Stratasys or any Stratasys Subsidiary to any Stratasys Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable by Stratasys or any Stratasys Subsidiary with respect to insurance policies funding any Stratasys Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Stratasys SEC Documents to the extent required by Law. Each Stratasys Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.
4.9.11.	Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Stratasys Material Adverse Effect, all Stratasys Foreign Benefit Plans (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are required to be funded and/or book-reserved, are funded and/or book reserved to the extent required by applicable law, as appropriate, based upon reasonable actuarial assumptions. “Stratasys Foreign Benefit Plans” means each plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Stratasys Benefit Plan had it been a United States plan, program or contract.

4.9.12.	Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Stratasys Material Adverse Effect, Stratasys and its Subsidiaries have (i) properly classified all service providers as employees or independent contractors and have timely withheld, collected, reported, deposited and paid all Taxes required to have been withheld, collected, deposited or paid, as applicable, and (ii) complied with the applicable requirements of Section 4980B of the Code and any similar state law and the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.
4.10.	Litigation. There is no suit, action or other proceeding pending or, to the Knowledge of Stratasys, threatened against Stratasys or any Stratasys Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Stratasys Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Stratasys, investigation by any Governmental Entity involving Stratasys or any Stratasys Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Stratasys Material Adverse Effect. Set forth in the Stratasys Disclosure Schedule are descriptions of all claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Stratasys, threatened against Stratasys or any Stratasys Subsidiary, or any properties or rights of Stratasys or any Stratasys Subsidiary, before or by any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and, in the case of any such claims for damages, seek damages individually or in the aggregate in excess of $1,000,000, other than claims, actions, suits, proceedings or investigations covered by one or more insurance policies as to which the insurer or insurers have indicated their intentions in writing to defend and pay in the aggregate damages up to the amount claimed.
4.11.	Compliance with Applicable Laws.
4.11.1.	Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stratasys Material Adverse Effect, Stratasys and the Stratasys Subsidiaries are in compliance in all material respects with all applicable Laws and Stratasys Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity. To the Knowledge of Stratasys, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stratasys Material Adverse Effect, no action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Stratasys or a Stratasys Subsidiary is not in compliance with any applicable Law or Stratasys Permit or which challenges or questions the validity of any rights of the holder of any Stratasys Permit. This section does not relate to, and no representations are made as to, employee benefits matters, environmental matters or Intellectual Property Rights matters, which are the subjects of Sections 4.9, 4.12 and 4.14, respectively.

4.11.2.	Stratasys is, and since January 1, 2009 has been, in compliance with and has not been and is not in material violation of any International Trade Law, including but not limited to, all Laws related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same. Neither Stratasys nor any Stratasys Subsidiary has received any actual or threatened order, notice, or other communication from any governmental body of any actual or potential violation or failure to comply with any International Trade Law. “International Trade Law” means U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act (the “FCPA”), the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.
4.11.3.	None of (i) Stratasys, (ii) any director or officer of Stratasys, nor (iii) to Stratasys’s Knowledge, any other stockholder, employee, agent or other Person acting on behalf of Objet: (A) has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment; made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated any provision of the FCPA; or (C) has accepted or received any unlawful contributions, payments, gifts or expenditures.
4.12.	Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stratasys Material Adverse Effect:
4.12.1.	Stratasys and the Stratasys Subsidiaries are now, and have always been, in compliance with all Environmental Laws, and neither Stratasys nor any Stratasys Subsidiary has received any written communication from a Person that alleges that Stratasys or any Stratasys Subsidiary is in violation of, or has liability or obligations under, any Environmental Law or any Permit issued pursuant to Environmental Law;
4.12.2.	Stratasys and the Stratasys Subsidiaries have obtained and are in compliance with all Permits required to be obtained pursuant to any Environmental Law applicable to Stratasys, the Stratasys Subsidiaries and the real properties of Stratasys and all such Permits are valid, in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement;

4.12.3.	there are no Environmental Claims pending or, to the Knowledge of Stratasys, threatened against Stratasys or any of the Stratasys Subsidiaries, nor is Stratasys or any of the Stratasys Subsidiaries aware of any basis for such Environmental Claim;
4.12.4.	there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim (i) against Stratasys or any of the Stratasys Subsidiaries, or (ii) against any Person whose liabilities for such Environmental Claims Stratasys or any of the Stratasys Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law;
4.12.5.	neither Stratasys nor any of the Stratasys Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Stratasys or any of the Stratasys Subsidiaries; and
4.12.6.	neither Stratasys nor any of the Stratasys Subsidiaries has previously owned, leased or operated its business on, or currently owns, leases or operates its business on, any real property parcel other than the real property parcels listed on Stratasys Disclosure Schedule 4.12.6.
4.13.	Contracts.
4.13.1.	Stratasys Disclosure Schedule 4.14 sets forth, as of the date of this Agreement, a true and complete list, and Stratasys has made available to Objet or its Representatives true and complete copies (including all material amendments, modifications, extensions, renewals, schedules, exhibits or ancillary agreements with respect thereto), of:
4.13.1.1.	each Contract required to be filed by Stratasys as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
4.13.1.2.	each agreement, Contract, understanding, or undertaking to which Stratasys or any of the Stratasys Subsidiaries is a party involving expected annual revenues in excess of $10,000,000;
4.13.1.3.	each agreement, Contract, understanding, or undertaking to which Stratasys or any of the Stratasys Subsidiaries is a party that restricts in any material respect the ability of Stratasys or its Affiliates to compete in any business or with any Person in any geographical area;
4.13.1.4.	each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any Indebtedness of Stratasys or any of the Stratasys Subsidiaries in excess of $10,000,000 is outstanding or may be incurred, other than any such agreement between or among Stratasys and the wholly owned Stratasys Subsidiaries;

4.13.1.5.	each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which Stratasys or any of the Stratasys Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Stratasys Subsidiaries; and
4.13.1.6.	each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by Stratasys or any of the Stratasys Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business.

Each agreement, understanding or undertaking of the type described in this Section 4.13.1 is referred to herein as a “Stratasys Material Contract”)

4.13.2.	Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Stratasys Material Adverse Effect, (i) each Stratasys Material Contract (including, for purposes of this Section 4.13.2, any Contract entered into after the date of this Agreement that would have been a Stratasys Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Stratasys or one of the Stratasys Subsidiaries, as the case may be, and, to the Knowledge of Stratasys, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Stratasys Material Contract is in full force and effect, (iii) none of Stratasys or any of the Stratasys Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Stratasys Material Contract and, to the Knowledge of Stratasys, no other party to any such Stratasys Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iv) to the Knowledge of Stratasys, each other party to a Stratasys Material Contract has performed all material obligations required to be performed by it under such Stratasys Material Contract and (v) no party to any Stratasys Material Contract has given Stratasys or any of the Stratasys Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Stratasys Material Contract and neither Stratasys nor any of the Stratasys Subsidiaries, nor, to the Knowledge of Stratasys, any other party to any Stratasys Material Contract, has repudiated in writing any material provision thereof. No Stratasys Contract can be reasonably expected to prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

4.14.	Intellectual Property.
4.14.1.	Each of Stratasys and each Stratasys Subsidiary owns or has a valid right to use or license the Intellectual Property Rights which are material to the conduct of its businesses as presently conducted. Such Intellectual Property Rights will not cease to be valid rights of Stratasys or a Stratasys Subsidiary, as applicable, by reason of the execution and delivery of this Agreement by Stratasys. No actions, suits or other proceedings are pending or, to the Knowledge of Stratasys, threatened that Stratasys or any of the Stratasys Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stratasys Material Adverse Effect. Neither Stratasys nor any Stratasys Subsidiary has received any written notice of and there are no actions, suits or other proceedings pending or, to the Knowledge of Stratasys, threatened that relate to (a) any alleged invalidity with respect to any of the material Intellectual Property Rights owned by Stratasys or any Stratasys Subsidiary, or (b) any alleged infringement or misappropriation of any Intellectual Property Rights of any third party by Stratasys or any Stratasys Subsidiary. Stratasys and the Stratasys Subsidiaries have taken reasonable measures to protect the confidentiality of any Intellectual Property Rights deemed by Stratasys or the applicable Stratasys Subsidiary to be a material trade secret. No prior or current employee or officer or any prior or current consultant or contractor of Stratasys or any Stratasys Subsidiary has asserted, or to the Knowledge of Stratasys has claimed, any ownership in any Intellectual Property Rights owned by Stratasys or any Stratasys Subsidiary.
4.14.2.	Section 4.14.2 of the Stratasys Disclosure Schedule lists all Contracts, licenses or other arrangements in effect as of the date of this Agreement under which Stratasys has licensed, granted or conveyed to any third party any right, title or interest in or to any of its owned Intellectual Property Rights.
4.14.3.	None of Stratasys of any Stratasys Subsidiary is obligated to pay to any Person any royalties, fees, commissions or other amounts for the use by Stratasys of any Intellectual Property Rights.
4.14.4.	No Intellectual Property Right of Stratasys is subject to any Contract containing any covenant or other provision that limits or restricts in any material manner the ability of Stratasys: (i) to make, use, import, sell, offer for sale or promote any product anywhere in the world, or (ii) to use, exploit, assert or enforce any of its Intellectual Property Right anywhere in the world.
4.14.5.	To the Knowledge of Stratasys, no third party is challenging the right, title or interest of Stratasys in, to or under its Intellectual Property Rights, or the validity, enforceability or claim construction of any patent comprising the Intellectual Property Rights owned or co-owned by, or exclusively licensed to Stratasys. To the Knowledge of Stratasys, there is no opposition, cancellation, proceeding, or objection involving a third party, pending with regard to any of the Intellectual Property Rights of Stratasys. None of the Intellectual Property Rights owned solely by Stratasys are subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Entity. To the actual knowledge of Stratasys, with regard to any Intellectual Property Rights co-owned or exclusively licensed to Stratasys, there is no opposition, cancellation, proceeding, or objection involving a third party pending with regard to any such Intellectual Property Rights, and the same are not subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Entity. No employee of Stratasys involved in the creation of its Intellectual Property was operating under any grant from any Governmental Entity or university, or subject to any employment agreement or invention assignment or nondisclosure agreement, or other obligation with any such Governmental Entity or university, during the course of such employee's involvement in the conception of or reduction of any Intellectual Property Right of Stratasys.

4.14.6.	Each of the officers, employees, contractors or consultants of Stratasys involved in the creation of its Intellectual Property has executed and delivered to Stratasys an agreement regarding the protection of proprietary information. All current and former officers and employees of, and consultants and independent contractors to, Stratasys who have contributed to the creation or development of any Intellectual Property Rights of Stratasys have either: (i) been a party to a "work-for-hire" agreement under which Stratasys is deemed to be the original owner/author of such Intellectual Property Rights, or (ii) assigned or licensed any and all such Intellectual Property Rights that such Person may have had to Stratasys.
4.14.7.	The registration of any Intellectual Property Right owned by Stratasys is subsisting and in full force and effect, and all necessary registration, maintenance and renewal fees currently due in connection with the same have been made and all necessary documents, recordations and certificates in connection with the same have been filed with the relevant patent, copyright, trademark or other authorities in the United States, or other jurisdictions, as the case may be, for the purposes of maintaining and renewing such right, except where the failure to take any such action (i) was deemed unnecessary in the ordinary course of business or (ii) would not cause a Material Adverse Effect. No registration or application for any such Intellectual Property Right is subject to any payments, maintenance fees, or taxes or filings or actions falling due, including without limitation the filing of an affidavit of use, renewal, response to an official action, or other action required to maintain, perfect, preserve, or renew such Intellectual Property Rights which has not been made. All products, made, used or sold by Stratasys or any Subsidiary thereof are marked with the proper patent, copyright and other notices

4.14.8.	Stratasys knows of no impediment to the maintenance or renewal of any registration of an Intellectual Property Right owned or used by it. All information submitted by Stratasys to the applicable Governmental Entity in order to obtain registration thereof was true, accurate and complete in all material respects when submitted, and Stratasys has not willfully misrepresented, or knowingly failed to disclose, any facts or circumstances in any application for any such registration that would constitute fraud or a material misrepresentation with respect to such application for registration. Without limiting the foregoing, Stratasys has no Knowledge of any information, materials, facts, or circumstances, including any information or fact, that would reasonably be considered to constitute invalidating prior art or would materially adversely affect any pending application to register any Intellectual Property Right of Stratasys. None of the patent applications of Stratasys have been revoked or abandoned and no proceeding is pending or, to Stratasys’ Knowledge is threatened, to revoke or amend the same, nor are there facts or circumstances of which Stratasys is aware which form a basis upon which a Governmental Entity reasonably could seek to revoke or amend any of the Intellectual Property Rights of Stratasys.
4.15.	Labor Matters.
4.15.1.	As of the date of this Agreement, Stratasys Disclosure Schedule 4.15 sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of Stratasys or any of the Stratasys Subsidiaries. No labor organization or group of employees of Stratasys or any Stratasys Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Stratasys, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of Stratasys, threatened against or involving Stratasys or any Stratasys Subsidiary. None of Stratasys or any of the Stratasys Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of Stratasys or any of the Stratasys Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stratasys Material Adverse Effect. There are no written grievances or written complaints outstanding or, to the Knowledge of Stratasys, threatened that. individually or in the aggregate, has had or would reasonably be expected to have a Stratasys Material Adverse Effect. Stratasys has made available to Objet true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of Stratasys or any Stratasys Subsidiary (the “Stratasys CBAs”). No Stratasys CBA would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program; provided that any duty to bargain imposed by applicable law concerning any layoff, redundancy, severance or similar program or the effect(s) thereof shall not be deemed to “prevent, restrict or materially impede the implementation of any layoff, redundancy, severance or similar program” for purposes of this Agreement. Except as otherwise set forth in the Stratasys CBAs, neither Stratasys nor any Stratasys Subsidiary (a) has entered into any agreement, arrangement or understanding, whether written or oral, with any union or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (b) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Stratasys Benefit Plan.

4.15.2.	To Stratasys's Knowledge, no present or former employee or independent contractor performing services for Stratasys or any Stratasys Subsidiary has filed a claim or complaint which is presently pending or has threatened in writing to make a claim or complaint against Stratasys or any Stratasys Subsidiary, including any claim for (i) overtime pay, (ii) wages, salaries or profit sharing (excluding wages, salaries or profit sharing for the current payroll period), including with respect to the late payment thereof, (iii) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current fiscal year or otherwise still outstanding, (iv) any violation of any rule or contract relating to minimum wages or maximum hours of work, (v) discrimination against employees on any basis, (vi) severance pay or unlawful or wrongful employment or termination practices, (vii) unlawful retirement, termination or labor relations practices or breach of contract or (viii) any violation of occupational safety or health standards, except for, with respect to any of the foregoing clauses (i) through (viii), any such claims that individually or in the aggregate would not have and would not reasonably be expected to have a Stratasys Material Adverse Effect. There are no administrative charges, arbitration or mediation proceedings or court complaints pending or to the Stratasys's Knowledge, threatened in writing against Stratasys or any Stratasys Subsidiary before any Government Entity, or any other entity concerning alleged employment discrimination, contract violation or any other matters relating to employment that individually or in the aggregate would not have and would not reasonably be expected to have a Stratasys Material Adverse Effect.

4.16.	Tax.
4.16.1.	Each of Stratasys and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Stratasys. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Stratasys. Each of Stratasys and its Subsidiaries has complied with all applicable Laws relating to Taxes including Laws relating to (i) the withholding and payment over to the appropriate Governmental Entity or other Tax authority of all Taxes required to be withheld by Stratasys or any of its Subsidiaries, (ii) information reporting with respect to, any payment made or received by Stratasys or any of its Subsidiaries and (iii) the keeping of books and records, except to the extent any failure to so comply, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.
4.16.2.	The most recent financial statements contained in the Stratasys SEC Documents reflect an adequate reserve for all Taxes payable by Stratasys and its Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Stratasys or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Stratasys. There is no audit, proceeding or investigation now pending against or with respect to Stratasys or any of its Subsidiaries in respect of any Tax or Tax asset and neither Stratasys nor any of its Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset, except to the extent that any such pending or proposed audit, proceeding or investigation has not had and would not reasonably be expected to have a Material Adverse Effect on Stratasys.
4.16.3.	There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Stratasys or any of its Subsidiaries. Neither Stratasys nor any of its Subsidiaries is bound by any agreement with respect to Taxes.
4.16.4.	Neither Stratasys nor any of its Subsidiaries has entered into or has been a “material advisor” with respect to any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local Law) or the regulations thereunder.

4.17.	Brokers’ Fees and Expenses. Except as set forth on Stratasys Disclosure Schedule 4.17, no broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by Stratasys, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stratasys.
4.18.	Opinion of Financial Advisor. Stratasys has received the opinion of Piper Jaffray (with a copy of the written opinion to be provided solely for information purposes to Objet) to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Stratasys Common Stock in the Merger is fair, from a financial point of view, to the holders of Stratasys Common Stock.
4.19.	Complete Copies of Materials. Each document delivered or made available by Stratasys to Objet or its counsel in connection with their legal and accounting review of Stratasys has been a true and complete copy, except as otherwise indicated.
4.20.	No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, Stratasys acknowledges that none of Objet, the Objet Subsidiaries or any other Person on behalf of Objet makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.
4.21.	Stockholder Vote; Voting Agreements for Stockholder Vote. Subject to the accuracy of the representations set forth in Section 3.22 hereof, the requisite stockholder vote of Stratasys for the Stratasys Stockholder Approval is a majority of the voting power of the outstanding shares of Stratasys Capital Stock entitled to vote at the Stratasys Stockholders Meeting. As a material inducement for Objet to enter into this Agreement, Stratasys has received from all of its officers and directors who hold outstanding Stratasys voting stock Stratasys Voting Agreements in favor of the Stratasys Stockholder Approval.
5.	Covenants Relating to Conduct of Business
5.1.	Conduct of Business.
5.1.1.	Conduct of Business by Objet. Except as set forth on Objet Disclosure Schedule 5.1(a) or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Stratasys (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Objet shall, and shall cause each Objet Subsidiary to, (x) conduct its business in the ordinary course consistent with past practice in all material respects and (y) use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except as set forth on Objet Disclosure Schedule 5.1(a) or otherwise expressly permitted or expressly contemplated by this Agreement, including but not limited to the actions included in the Objet Shareholder Approval, or with the prior written consent of Stratasys (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Objet shall not, and shall not permit any Objet Subsidiary to, do any of the following:

5.1.1.1.	(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its shares, other equity interests or voting securities, other than (1) dividends and distributions by a direct or indirect wholly owned Objet Subsidiary to its parent, (2) pro rata dividends and distributions to its shareholders by any other Objet Subsidiary, (B) split, combine, subdivide or reclassify its shares of Capital Stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for shares of Capital Stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares of Capital Stock, other equity interests or voting securities, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of Capital Stock or voting securities of, or equity interests in, Objet or any Objet Subsidiary or any securities of Objet or any Objet Subsidiary convertible into or exchangeable or exercisable for shares of Capital Stock or voting securities of, or equity interests in, Objet or any Objet Subsidiary, or any warrants, calls, options or other rights to acquire any such shares, securities or interests, except for acquisitions, or deemed acquisitions, of Objet share capital or other equity securities of Objet in connection with (1) the payment of the exercise price of Objet Options with Objet Shares (including but not limited to in connection with “net exercises”), (2) required tax withholding in connection with the exercise of Objet Options, (3) forfeitures of Objet Options, and (4) repurchases of Objet Capital Stock held by Objet employees that is subject to a repurchase right in favor of Objet upon termination of employment.
5.1.1.2.	except, as applicable, for or with respect to new grants of Objet Options or other Objet equity awards, in any case, disclosed on Objet Disclosure Schedule 5.1(a), issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) (A) any shares of Capital Stock of Objet or any Objet Subsidiary (other than the issuance of Objet shares of Capital Stock upon the exercise of Objet Options outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or disclosed on Objet Disclosure 5.1(a)), (B) any other equity interests or voting securities of Objet or any Objet Subsidiary, (C) any securities convertible into or exchangeable or exercisable for shares of Capital Stock or voting securities of, or other equity interests in, Objet or any Objet Subsidiary, (D) any warrants, calls, options or other rights to acquire any shares of Capital Stock or voting securities of, or other equity interests in, Objet or any Objet Subsidiary, (E) any rights issued by Objet or any Objet Subsidiary that are linked in any way to the price of any class of Objet shares of Capital Stock or any shares of Capital Stock of any Objet Subsidiary, the value of Objet, any Objet Subsidiary or any part of Objet or any Objet Subsidiary or any dividends or other distributions declared or paid on any shares of Objet or any Objet Subsidiary.

5.1.1.3.	Except as contemplated pursuant to the Objet Shareholder Approval and the terms of this Agreement, (A) amend the Current Objet Memorandum or the Current Objet Articles, or (B) amend the charter or organizational documents of any Objet Subsidiary;
5.1.1.4.	make any material change in financial accounting methods, principles or practices, by Objet or any Objet Subsidiary, except insofar as may have been required by a change in GAAP (after the date of this Agreement);
5.1.1.5.	merge or consolidate with, or directly or indirectly acquire in any transaction any equity interest in or business of, or enter into any joint venture, or into any strategic licensing, alliance, co-promotion or similar agreement (except in the ordinary course of business) with, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by Objet and the Objet Subsidiaries in connection with all such transactions would exceed $10,000,000;
5.1.1.6.	sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $10,000,000;

5.1.1.7.	incur or refinance any Indebtedness, except for any Indebtedness solely between Objet and any directly or indirectly wholly-owned Objet Subsidiary or between wholly-owned Objet Subsidiaries;
5.1.1.8.	make, or agree or commit to make any capital expenditures in 2012 which, in the aggregate, are in excess of the amount set forth on Objet Disclosure Schedule 5.1.1.8;
5.1.1.9.	enter into or amend any Contract (except as expressly permitted or contemplated by this Agreement), if such Contract or amendment of a Contract would reasonably be expected to impair the ability of Objet to perform its obligations under this Agreement in any material respect or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;
5.1.1.10.	waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet included in Objet SEC Document or (B) that do not exceed $2,000,000 in the aggregate;
5.1.1.11.	abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to Objet or any Objet Subsidiary, other than in the ordinary course of business consistent with past practice, or enter into licenses or agreements that impose material restrictions upon Objet or any of its Affiliates with respect to Intellectual Property Rights owned by any third party;
5.1.1.12.	(A) amend, modify, waive or terminate any Objet Material Contract, in each case if such amendment, modification, waiver or termination would have an adverse effect that, individually or in the aggregate, is material to Objet and the Objet Subsidiaries, taken as a whole or (B) enter into any Contract that would be an Objet Material Contract if it had been entered into prior to the date hereof (other than any Contract described in Section 3.13.1.2 to the extent entered into in the ordinary course of business);

5.1.1.13.	enter into any new line of business outside of its existing business;
5.1.1.14.	except as required by a change in Law or in the ordinary course of business, make, change or revoke any material Tax election, file any material amended Tax Return, or settle or compromise any material Tax liability or refund, in each case, if such action could have an adverse effect that, individually or in the aggregate, is material to Objet or any Objet Subsidiary;
5.1.1.15.	(i) grant or announce any incentive awards or any increase in compensation, severance or termination pay to any employee, officer, director or other service provider of Objet or any Objet Subsidiary, except in the ordinary course of business consistent with past practice or to the extent required under Objet Benefit Plan or Objet Foreign Benefit Plan or by applicable Law, (ii) hire any new employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary and incentive compensation opportunity not to exceed $200,000 per employee or officer, (iii) establish, adopt, enter into, amend, modify or terminate in any material respect any collective bargaining agreement or Objet Benefit Plan or Objet Foreign Benefit Plan, or (iv) take any action to accelerate any rights or benefits, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Objet Benefit Plan or Objet Foreign Benefit Plan; or
5.1.1.16.	except as required under applicable Law or the terms of any Objet Benefit Plan or Objet Foreign Benefit Plan existing as of the date hereof or as contemplated pursuant to the Objet Shareholder Approval: accelerate the vesting of or lapsing of restrictions with respect to any share-based compensation or other long-term incentive compensation under any Objet Benefit Plans or Objet Foreign Benefit Plans.
5.1.2.	Conduct of Business by Stratasys. Except as set forth on Stratasys Disclosure Schedule 5.1(b) or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Objet (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Stratasys shall, and shall cause each Stratasys Subsidiary to, (x) conduct its business in the ordinary course consistent with past practice in all material respects and (y) use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except as set forth on Stratasys Disclosure Schedule 5.1(b) or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Objet (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Stratasys shall not, and shall not permit any Stratasys Subsidiary to, do any of the following:

5.1.2.1.	(A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) dividends and distributions by a direct or indirect wholly owned Stratasys Subsidiary to its parent or (2) pro rata dividends and distributions to its stockholders by any other Stratasys Subsidiary, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Stratasys or any Stratasys Subsidiary or any securities of Stratasys or any Stratasys Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Stratasys or any Stratasys Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Stratasys Common Stock or other equity securities of Stratasys in connection with (1) the payment of the exercise price of Stratasys Stock Options with Stratasys Common Stock (including but not limited to in connection with “net exercises”), (2) required tax withholding in connection with the exercise of Stratasys Stock Options and the vesting of Stratasys Restricted Stock and (3) forfeitures of Stratasys Equity Awards, pursuant to their terms as in effect on the date of this Agreement, and (4) repurchases of Stratasys Capital Stock held by Stratasys employees that is subject to a repurchase right in favor of Stratasys upon termination of employment;

5.1.2.2.	except, as applicable, for or with respect to new Stratasys Equity Awards granted as disclosed on Stratasys Disclosure Schedule 5.1(b), issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) (A) any shares of capital stock of Stratasys or any Stratasys Subsidiary (other than the issuance of Stratasys Common Stock upon the exercise of Stratasys Stock Options outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or disclosed on Stratasys Disclosure Schedule 5.1(b)), (B) any other equity interests or voting securities of Stratasys or any Stratasys Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Stratasys or any Stratasys Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Stratasys or any Stratasys Subsidiary, or (E) any rights issued by Stratasys or any Stratasys Subsidiary that are linked in any way to the price of any class of Stratasys Capital Stock or any shares of capital stock of any Stratasys Subsidiary, the value of Stratasys, any Stratasys Subsidiary or any part of Stratasys or any Stratasys Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Stratasys or any Stratasys Subsidiary;
5.1.2.3.	(A) amend the Stratasys Certificate of Incorporation or the Stratasys Bylaws or (B) amend the charter or organizational documents of any Stratasys Subsidiary;
5.1.2.4.	make any material change in financial accounting methods, principles or practices, by Stratasys or any Stratasys Subsidiary, except insofar as may have been required by a change in GAAP (after the date of this Agreement);
5.1.2.5.	merge or consolidate with, or directly or indirectly acquire in any transaction any equity interest in or business of, or enter into any joint venture, or into any strategic licensing, alliance, co-promotion or similar agreement (except in the ordinary course of business) with, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by Stratasys and the Stratasys Subsidiaries in connection with all such transactions would exceed $10,000,000;
5.1.2.6.	sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $10,000,000;
5.1.2.7.	incur or refinance any Indebtedness, except for any Indebtedness solely between Stratasys and any wholly-owned Stratasys Subsidiary or between wholly-owned Stratasys Subsidiaries;
5.1.2.8.	make, or agree or commit to make, (A) any capital expenditures in 2012 which, in the aggregate, are in excess of the amount set forth on Stratasys Disclosure Schedule 5.1.2.8;
5.1.2.9.	enter into or amend any Contract (except as expressly permitted or contemplated by this Agreement), if such Contract or amendment of a Contract would reasonably be expected to impair the ability of Stratasys to perform its obligations under this Agreement in any material respect or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;
5.1.2.10.	waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet included in the Stratasys SEC Documents or (B) that do not exceed $2,000,000 in the aggregate;
5.1.2.11.	abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to Stratasys or any Stratasys Subsidiary, other than in the ordinary course of business consistent with past practice, or enter into licenses or agreements that impose material restrictions upon Stratasys or any of its Affiliates with respect to Intellectual Property Rights owned by any third party;

5.1.2.12.	(A) amend, modify, waive or terminate any Stratasys Material Contract, in each case, if such amendment, modification, waiver or termination would have an adverse effect that, individually or in the aggregate, is material to Stratasys and the Stratasys Subsidiaries, taken as a whole or (B) enter into any Contract that would be a Stratasys Material Contract if it had been entered into prior to the date hereof (other than any Contract described in Section 4.13.1.2, to the extent entered into in the ordinary course of business);
5.1.2.13.	enter into any new line of business outside of its existing business, other than in accordance with the business plan set forth in Stratasys Disclosure Schedule 5.01(b);
5.1.2.14.	except as required by a change in Law or in the ordinary course of business, make, change or revoke any material Tax election, file any material amended Tax Return, or settle or compromise any material Tax liability or refund, in each case, if such action could have an adverse effect that, individually or in the aggregate, is material to Stratasys or any Stratasys Subsidiary;
5.1.2.15.	(i) grant or announce any incentive awards or any increase in compensation, severance or termination pay to any employee, officer, director or other service provider of Stratasys or any Stratasys Subsidiary, except in the ordinary course of business consistent with past practice or to the extent required under Stratasys Benefit Plan or Stratasys Foreign Benefit Plan or by applicable Law, (ii) hire any new employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary and incentive compensation opportunity not to exceed $200,000 per employee or officer, (iii) establish, adopt, enter into, amend, modify or terminate in any material respect any collective bargaining agreement or Stratasys Benefit Plan or Stratasys Foreign Benefit Plan, or (iv) take any action to accelerate any rights or benefits, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Stratasys Benefit Plan or Stratasys Foreign Benefit Plan; or
5.1.2.16.	except as required under applicable Law or the terms of any Stratasys Benefit Plan, Stratasys Benefit Agreement or Stratasys Foreign Benefit Plan existing as of the date hereof, accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Stratasys Benefit Plans or Stratasys Foreign Benefit Plans.
5.1.3.	Notification of Changes. Objet and Stratasys shall as promptly as reasonably practicable notify the other orally and in writing of any change or event that, individually or in the aggregate, with all past changes and events since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect with respect to such notifying party, to cause any of the conditions to the other party’s obligations set forth in Article VII to be incapable of being satisfied, or to materially delay or impede the ability of such notifying party to consummate the Merger; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
5.1.4.	Control of Operations. Nothing contained in this Agreement shall give Objet or Stratasys, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time.

5.2.	No Solicitation by Stratasys; Stratasys Board Recommendation.
5.2.1.	Except as required by contractual arrangements existing on the date hereof, which have been previously disclosed to Objet and are set forth on Stratasys Disclosure Schedule 5.2.1. and except as otherwise permitted by this Agreement, Stratasys shall not and shall cause its controlled Affiliates and its and their respective directors, officers, and employees, investment bankers, accountants, attorneys and other advisors, agents and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, induce, facilitate, or knowingly encourage any Stratasys Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a Stratasys Acquisition Proposal, (ii) take any action to make the provisions of any Takeover Statute (including approving any transaction under, or a third party becoming an “interested stockholder” under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Stratasys Certificate of Incorporation or Stratasys Bylaws, inapplicable to any transactions contemplated by a Stratasys Acquisition Proposal or make any such third party exempt from the definition of Acquiring Person under the Rights Plan, or redeem or waive any provision of the Rights Plan, (iii) enter into, participate in, maintain or continue any communications or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, a Stratasys Acquisition Proposal, (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Stratasys Acquisition Proposal, (v) enter into any letter of intent or any other contract, agreement, commitment or other written arrangement contemplating or otherwise relating to any Stratasys Acquisition Proposal or (vi) resolve, propose or agree to do any of the foregoing. Except as required by contractual arrangements existing on the date hereof, which have been previously disclosed to Objet and are set forth on Disclosure Schedules 5.2.1, Stratasys shall and shall cause its Affiliates to, and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Stratasys Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Stratasys Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished to the extent that Stratasys is entitled to have such documents returned or destroyed, immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives, and, between the date hereof and the Effective Time, take such action as is reasonably necessary to enforce any “standstill” provisions or provisions of similar effect to which it is a party or of which it is a beneficiary. Notwithstanding the foregoing provisions of this Section 5.2.1, prior to obtaining the Stratasys Stockholder Approval, this Section 5.2.1 shall not prohibit Stratasys from furnishing information regarding Stratasys to, or entering into discussions and negotiations with, any Person if: (A) Stratasys shall have received from such Person a bona fide written Stratasys Acquisition Proposal that, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, the Stratasys Board determines in good faith is, or would reasonably be expected to result in, a Stratasys Superior Offer (and such proposal has not been withdrawn); (B) Stratasys has not breached any of the provisions set forth in this Section 5.2.1 (after giving effect to this sentence) or Section 6.2.2; (C) the Stratasys Board determines in good faith, after having consulted with its outside legal counsel, that failure to take such action would reasonably be expected to constitute a breach of the fiduciary duties of the Stratasys Board to Stratasys’s stockholders under applicable law; (D) at least four Business Days prior to furnishing any information to, or entering into discussions or negotiations with, such Person, Stratasys gives Objet written notice of the identity of such Person and of Stratasys’s intention to furnish information to, or enter into discussions with, such Person, and no earlier than four Business Days after Objet’s receipt of such notice, Stratasys commences negotiations with such Person regarding and obtains from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions and use restrictions) at least as favorable to Stratasys as the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (E) concurrently with furnishing any information to such Person, Stratasys provides a list to Objet of such information and, to the extent such information has not been previously furnished by Stratasys to Objet or made available to Objet, Stratasys concurrently furnishes such information to or makes such information available in an electronic data room to Objet. Without limiting the foregoing, any violation of the restrictions contained in this Section 5.2.1 by any Representative or Subsidiary of Stratasys shall be deemed a breach of this Section 5.2.1 by Stratasys for all purposes of this Agreement.

5.2.2.	In addition to the obligations of Stratasys set forth in Section 5.2.1, Stratasys shall immediately, and in any event within twenty-four hours of the receipt thereof (unless received on a day that is not a Business Day, in which case within forty-eight hours of the receipt thereof), advise Objet orally and in writing of any (i) Stratasys Acquisition Proposal, (ii) any inquiry, expression of interest, proposal, communication or offer that constitutes, or would reasonably be expected to lead to, a Stratasys Acquisition Proposal, (iii) any other communication or notice that any Person is considering making a Stratasys Acquisition Proposal, or (iv) any request for nonpublic information relating to Stratasys or any of its Subsidiaries or for access to any of the properties, books or records of Stratasys or any of its Subsidiaries, as applicable, by any Person or Persons. Such notification shall include the material terms and conditions of any such Stratasys Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request (including any changes to such material terms and conditions) and, except as required by contractual arrangements existing on the date hereof, the identity of the person making any such Stratasys Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and, except as required by contractual arrangements existing on the date hereof, provide to Objet a copy of any such written Stratasys Acquisition Proposal. Stratasys shall (i) keep Objet informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms and conditions thereof) of any Stratasys Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (ii) except as required by contractual arrangements existing on the date hereof, provide to Objet as soon as practicable after receipt or delivery thereof (but in no event more than 24 hours) of the receipt thereof (unless received on a day that is not a Business Day, in which case within forty-eight hours of the receipt thereof) copies of all material correspondence and other written material exchanged between Stratasys or any of its Subsidiaries or any of their Representatives, on the one hand, and any Person or any of their Representatives that has made a Stratasys Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, on the other hand, which describes any of the terms or conditions of such Stratasys Acquisition Proposal. Stratasys shall provide Objet with 48 hours prior notice (or such lesser prior notice as is provided to the attendees) of any meeting of the applicable governing body or committee thereof of Stratasys or any of its Subsidiaries, as applicable, at which such governing body or committee thereof is reasonably expected to discuss any Stratasys Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request.
6.	Additional Agreements
6.1.	Preparation of SEC Documents; Listing Application.
6.1.1.	As promptly as reasonably practicable following the date of this Agreement, each of Objet and Stratasys shall cooperate and prepare and Objet shall cause to be filed with the SEC the Form F-4, and each of Objet and Stratasys shall cooperate and prepare, and Stratasys shall cause to be filed with the SEC, a preliminary form of the proxy statement to be sent to the Stratasys stockholders in connection with the Stratasys Stockholders Meeting (the “Stratasys Proxy Statement”). Each of Objet and Stratasys will cause the Form F-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Stratasys will cause the Stratasys Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of Objet and Stratasys shall use their respective reasonable best efforts to have the Stratasys Proxy Statement cleared by the SEC as promptly as practicable after filing. Each of Objet and Stratasys shall use their respective reasonable best efforts to have the Form F-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form F-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Each of Stratasys and Objet shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form F-4 and the Stratasys Proxy Statement, and the Form F-4 and the Stratasys Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Stratasys and Objet shall promptly notify the other upon the receipt of any comments (written or oral) from the SEC or any request from the SEC for amendments or supplements to the Form F-4 or the Stratasys Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, concerning the Form F-4 or the Stratasys Proxy Statement. Each of Stratasys and Objet shall use its reasonable best efforts to respond as promptly or to assist the other in responding promptly as reasonably practicable to any comments from the SEC with respect to the Form F-4 or the Stratasys Proxy Statement. Notwithstanding the foregoing, prior to filing the Form F-4 or the Stratasys Proxy Statement (or any amendment or supplement thereto) or mailing the Stratasys Proxy Statement to Stratasys stockholders (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Stratasys and Objet (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Stratasys and Objet shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form F-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Stratasys and Objet shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Stratasys and Objet shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

6.1.2.	If prior to the Effective Time, any event occurs with respect to Objet or any Objet Subsidiary, or any change occurs with respect to other information supplied by Objet for inclusion in the Form F-4 or the Stratasys Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form F-4 or the Stratasys Proxy Statement, Objet shall promptly notify Stratasys of such event, and Objet and Stratasys shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form F-4 or the Stratasys Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to each of Objet’s and Stratasys’s shareholders or stockholders. Nothing in this Section 6.1.2 shall limit the obligations of any party under Section 6.1.1.
6.1.3.	If prior to the Effective Time, any event occurs with respect to Stratasys or any Stratasys Subsidiary, or any change occurs with respect to other information supplied by Stratasys for inclusion in the Form F-4 or the Stratasys Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Form F-4 or the Stratasys Proxy Statement, Stratasys shall promptly notify Objet of such event, and Stratasys and Objet shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Form F-4 or the Stratasys Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to each of Objet’s and Stratasys’s stockholders. Nothing in this Section 6.1.3 shall limit the obligations of any party under Section 6.1.1.
6.1.4.	As promptly as reasonably practicable following the date of this Agreement, Objet shall prepare and cause to be filed with NASDAQ a listing application (the “Listing Application”), and Objet and Stratasys shall use their respective reasonable best efforts to have the Listing Application approved by NASDAQ as promptly as reasonably practicable after such filing. Stratasys shall furnish all information concerning Stratasys and its Affiliates to Objet, and provide such other assistance, as may be reasonably requested in connection with the preparation and filing of the Listing Application. Objet shall promptly notify Stratasys upon the receipt of any comments from NASDAQ or any request from NASDAQ for amendments or supplements to the Listing Application and shall provide Stratasys with copies of all correspondence between it and its Representatives, on the one hand, and NASDAQ, on the other hand. Promptly after the date of this Agreement, Stratasys shall take all actions required to file a Form 25 with NASDAQ and the SEC and such other forms as are required to delist Stratasys with NASDAQ and shall use its reasonable best efforts to cause such delisting to become effective in accordance with applicable rules and regulations no later than one Business Day after the date of the Effective Time.

6.1.5.	If prior to the Effective Time, any event occurs with respect to Stratasys or any Stratasys Subsidiary, or any change occurs with respect to other information supplied by Stratasys for inclusion in the Listing Application or that may affect the same, which is required to be described in an amendment of, or a supplement to, the Listing Application, Stratasys shall promptly notify Objet of such event, and Stratasys and Objet shall cooperate in the prompt filing with NASDAQ of any necessary amendment or supplement to the Listing Application.
6.2.	Stockholders/Shareholders Meetings.
6.2.1.	Objet shall use its best efforts to duly call, give notice of, convene and hold the Objet Shareholders Meeting for the purposes of seeking the Objet Shareholders Approval on the same day as the Stratasys Stockholders Meeting, but in any case not more than two Business Days after the date of the Stratasys Stockholders Meeting. Objet shall use its reasonable best efforts to solicit the Objet Shareholders Approval. Objet shall, through the Objet Board, recommend to its shareholders that they give the Objet Shareholders Approval. Notwithstanding the foregoing, in the event that Stratasys holds the Stratasys Stockholders Meeting and does not obtain the Stratasys Stockholder Approval, Objet shall be under no obligation to hold the Objet Shareholders Meeting or obtain the Objet Shareholder Approval.
6.2.2.	Stratasys shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Stratasys Stockholders Meeting for the purpose of seeking the Stratasys Stockholder Approval as herein provided. Stratasys, in consultation with Objet, shall set a record date for Persons entitled to notice of, and to vote at, the Stratasys Stockholders Meeting and shall not change such record date without first consulting with Objet. Stratasys shall (i) cause the Stratasys Proxy Statement to be mailed to Stratasys’s stockholders and to hold the Stratasys Stockholders Meeting as soon as reasonably practicable following the date of this Agreement (but, in any event, within five (5) Business Days following (A) confirmation from the SEC that it has no further comments on the Stratasys Proxy Statement or (B) confirmation from the SEC that the Stratasys Proxy Statement is otherwise not to be reviewed), and (ii) subject to Section 6.2.4, solicit the Stratasys Stockholder Approval. Subject to Section 6.2.4, Stratasys shall, through the Stratasys Board, recommend to the Stratasys stockholders that they give the Stratasys Stockholder Approval and shall include such recommendation in the Stratasys Proxy Statement (the recommendation of the Stratasys Board that Stratasys’s stockholders vote to give the Stratasys Stockholder Approval being referred to as the “Stratasys Board Recommendation”). Notwithstanding anything to the contrary contained in this Agreement, Stratasys may after consultation with Objet, adjourn or postpone the Stratasys Stockholders Meeting only: (A) to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is timely provided to Stratasys’s stockholders; (B) if as of the time for which the Stratasys Stockholders’ Meeting is originally scheduled there are insufficient shares of Stratasys Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Stratasys Stockholders Meeting; or (C) if additional time is required to solicit proxies to obtain the Stratasys Stockholder Approval. Notwithstanding the foregoing provisions of this Section 6.2.2, if on a date for which the Stratasys Stockholders Meeting is scheduled, Stratasys has not received proxies representing a sufficient number of shares of Stratasys Common Stock to obtain the Stratasys Stockholder Approval, whether or not a quorum is present, Stratasys shall, subject to Section 6.2.4, use its reasonable best efforts to solicit additional proxies for the purpose of obtaining the Stratasys Stockholder Approval and, in connection therewith, shall make one or more successive adjournments of the Stratasys Stockholders Meeting; provided that the Stratasys Stockholders Meeting shall not be adjourned to a date that is more than 30 days after the date for which the Stratasys Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Stratasys agrees that its obligations pursuant to this Section 6.2.2 shall not be affected by the commencement, public proposal, public disclosure or communication to Stratasys of any Stratasys Acquisition Proposal or otherwise.

6.2.3.	Subject to Section 6.2.4: (i) the Stratasys Board Recommendation shall not, directly or indirectly, be withheld, withdrawn, qualified, modified or amended in a manner adverse to Objet; (ii) neither the Stratasys Board nor any committee thereof shall: (A) fail to reaffirm the Stratasys Board Recommendation, or fail to publicly state that the Merger and this Agreement are in the best interest of Stratasys’s stockholders, within five Business Days after Objet requests in writing that such action be taken; (B) fail to publicly announce, within ten Business Days after a tender offer or exchange offer relating to the securities of Stratasys shall have been commenced or after any change in the consideration being offered thereunder, a statement disclosing that the Stratasys Board recommends rejection of such tender or exchange offer (it being understood that a “stop, look, listen” statement shall not constitute, although taking no position with respect to the acceptance of such tender offer or exchange offer or material increase in consideration thereof by the Stratasys’s stockholders shall constitute, a failure to recommend rejection of such tender offer or exchange offer or material increase in consideration thereof); (C) fail to issue, within ten Business Days after a Stratasys Acquisition Proposal is publicly announced, a press release announcing its opposition to such Stratasys Acquisition Proposal; (D) recommend, adopt or approve a Stratasys Acquisition Proposal or (E) make any disclosure that has the intent or direct effect of causing Stratasys’s stockholders not to vote to approve the Stratasys Proposal; and (iii) neither the Stratasys Board nor any committee thereof shall publicly propose or resolve to take any action described in clauses “(i)” or “(ii)” of this sentence (each of the foregoing actions described in clauses “(i)” and “(ii)” and “(iii)” being referred to as a “Stratasys Change in Recommendation”).

6.2.4.	Notwithstanding anything to the contrary contained in Section 6.2.3 or elsewhere in this Agreement, at any time prior to obtaining the Stratasys Stockholder Approval, the Stratasys Board may effect, or cause Stratasys to effect, as the case may be, a Stratasys Change in Recommendation if:
(i)	(A) Stratasys has not breached its obligations under Section 5.2.1 and 5.2.2 in connection with the Stratasys Acquisition Proposal referred to in the following clause “(B);” (B) after the date of this Agreement, an unsolicited, bona fide, written Stratasys Acquisition Proposal is made to Stratasys and is not withdrawn; (C) the Stratasys Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, that such Stratasys Acquisition Proposal constitutes a Stratasys Superior Offer; (D) the Stratasys Board does not effect, or cause Stratasys to effect, a Stratasys Change in Recommendation at any time within four Business Days after Objet receives written notice from Stratasys confirming that the Stratasys Board has determined that such Stratasys Acquisition Proposal is a Stratasys Superior Offer; (E) during such four Business Day period, if requested by Objet, Stratasys engages in good faith negotiations with Objet to amend this Agreement in such a manner that the Stratasys Acquisition Proposal that was determined to constitute a Stratasys Superior Offer no longer constitutes a Stratasys Superior Offer; (F) at the end of such four Business Day period, such Stratasys Acquisition Proposal has not been withdrawn and in the good faith reasonable judgment of the Stratasys Board continues to constitute a Stratasys Superior Offer (taking into account any changes to the terms of this Agreement proposed by Objet as a result of the negotiations required by clause “(E)” or otherwise); and (G) at the end of such four Business Day period, the Stratasys Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Stratasys Superior Offer, a failure to make a Stratasys Change in Recommendation would constitute a breach of the fiduciary duties of the Stratasys Board to Stratasys’s stockholders under applicable Law; provided, that in the event of any material revisions to the Stratasys Acquisition Proposal, Stratasys shall be required to deliver a new written notice to Objet and to again comply with the requirements of this Section 6.2.4(i) with respect to such new written notice (including the four Business Day period referenced above); or
(ii)	(A) other than the development or circumstances contemplated by clause “(i)” of this Section 6.2.4, a material development or material change in circumstances occurs or arises after the date of this Agreement that was neither known to Stratasys or any Stratasys Representative nor reasonably foreseeable to Stratasys or any Stratasys Representative as of the date of this Agreement (such material development or change in circumstances being referred to as a “Stratasys Intervening Event”); provided, however, that in no event shall the receipt, existence of or terms of a Stratasys Acquisition Proposal or a Stratasys Superior Offer or any inquiry relating thereto or the consequences thereof constitute a Stratasys Intervening Event; (B) at least four Business Days prior to any meeting of the Stratasys Board at which the Stratasys Board will consider whether such Stratasys Intervening Event requires the Stratasys Board to effect, or cause Stratasys to effect, a Stratasys Change in Recommendation, Stratasys provides Objet with a written notice specifying the date and time of such meeting and the reasons for holding such meeting; (C) during such four Business Day period, if requested by Objet, Stratasys engages in good faith negotiations with Objet to amend this Agreement in such a manner that obviates the need for the Stratasys Board to effect, or cause Stratasys to effect, a Stratasys Change in Recommendation as a result of such Stratasys Intervening Event; and (D) at the end of such four Business Day period, the Stratasys Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Stratasys Intervening Event, the failure to make a Stratasys Change in Recommendation would constitute a breach of the fiduciary duties of the Stratasys Board to Stratasys’s stockholders under applicable Law.

6.2.5.	Stratasys shall ensure that any Stratasys Change in Recommendation (1) shall not affect the validity of the original approval of this Agreement as of the date of this Agreement or any other approval of the Stratasys Board; and (2) shall not have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to Stratasys or any of the other transactions contemplated by this Agreement.
6.2.6.	Notwithstanding any Stratasys Change in Recommendation, the commencement, disclosure, announcement or submission of any Stratasys Acquisition Proposal or the occurrence of any Stratasys Intervening Event, unless earlier terminated in accordance with Section 8, this Agreement shall be submitted to the holders of Stratasys Common Stock at the Stratasys Stockholders Meeting for the purpose of seeking the Stratasys Stockholders Approval and nothing contained in this Agreement shall be deemed to relieve Stratasys of such obligations or any of its other obligations under Section 6.2.
6.3.	Access to Information; Confidentiality. Subject to applicable Law, upon reasonable prior notice, each of Objet and Stratasys shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Objet and Stratasys shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws other than those publicly available in the SEC’s EDGAR (or successor) system and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that (i) either party may withhold any document or information that (A) is subject to the terms of a confidentiality agreement with a third party in effect as of the date of this Agreement (provided that the withholding party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure), or (B) is subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), or (C) the disclosing party determines should not be disclosed since its disclosure may harm the disclosing party and (ii) if, in the reasonable judgment of Objet or Stratasys, as the case may be, any Law applicable to Objet or Stratasys, as the case may be, requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, such party or its Subsidiaries may so restrict or prohibit such access. If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. All information exchanged pursuant to this Section 6.3 shall be subject to the confidentiality agreement, dated as of October 28, 2011, as extended on March 31, 2012, by and between Objet and Stratasys (the “Confidentiality Agreement”).

6.4.	Required Actions.
6.4.1.	Each of the parties shall, subject to Section 6.2.4, use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions precedent set forth in Article VII to be satisfied, (ii) obtain all necessary Consents or nonactions from any Governmental Entity or other Person which are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated hereby, and (iii) effect or obtain, as applicable, the execution or delivery of additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
6.4.2.	In connection with and without limiting Section 6.4.1, promptly following the execution and delivery by the parties of this Agreement, Stratasys and Objet shall use their reasonable best efforts to secure all required Consents or nonactions from the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated hereby and to eliminate each and every other impediment that may be asserted by such Governmental Entities, in each case with respect to the Merger, so as to enable the Closing to occur as soon as reasonably possible.

6.4.3.	In connection with and without limiting the generality of the foregoing, each of Objet and Stratasys shall (to the extent applicable to it):
6.4.3.1.	make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement (but in no event later than 15 Business Days after the date of this Agreement), an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger;
6.4.3.2.	use its reasonable best efforts to prepare and file all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Entities under any other antitrust, competition, investment, trade regulation or similar Law as soon as reasonably practicable;
6.4.3.3.	use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Sections 6.4.1 and 6.4.2;
6.4.3.4.	give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Sections 6.4.1 and 6.4.2) and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, notice, filing or communication;
6.4.3.5.	use its reasonable best efforts to respond as promptly as reasonably practicable under the circumstances to any reasonable inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, investment, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, investment, trade regulation or similar matters (including but not limited to any “second request” under the HSR Act), and not extend any waiting period under the HSR Act or under any other antitrust, competition, investment, trade regulation or similar Law, or enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; and
6.4.3.6.	unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive communication with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Sections 6.4.1 and 6.4.2) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or communication, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such communication, keep such party reasonably apprised with respect thereto, (D) cooperate in the preparation and filing of, including by permitting the other to review and discuss in advance and by considering in good faith the views of the other in connection with, any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity, and (E) promptly furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement and the Merger, except that any materials concerning valuation of the other party may be redacted or withheld, and commercially sensitive information may be shared in a way that limits its distribution to the other party’s outside counsel.

6.4.4.	To the extent necessary in order to accomplish the foregoing, Stratasys and Objet shall use their respective reasonable best efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by Stratasys, Objet or any of their respective Subsidiaries of any portion of the business, properties or assets of Stratasys, Objet or any of their respective Subsidiaries; provided, however, that neither Objet nor Stratasys shall (i) discuss with any Governmental Entity any of the foregoing actions outside the presence of the other unless required to do so by applicable Law or by the applicable Governmental Entity, (ii) be required pursuant to this Section 6.4.4 to commit to or effect any action that is not conditioned upon the consummation of the Merger or (iii) be required to agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action (“Regulatory Conditions”) that, individually or in the aggregate, would reasonably be expected to materially impair the business operations of Parent, Objet or Stratasys absent such Regulatory Conditions. For the avoidance of doubt, the parties acknowledge and agree that (x) elimination of projected financial benefits and synergies anticipated to be achieved following the Merger shall not be a basis to assert under this Section 6.4.4 that there may be a material impairment in the business operations of the Parent, Objet or Stratasys, other than if such Regulatory Conditions would constitute, in their own right, a material impairment of the business operations of Parent, Objet or Stratasys and (y) a material impairment is an effect on the business operations of Parent that would reasonably be expected to have a Material Adverse Effect. If the actions taken by Objet and Stratasys pursuant to the immediately preceding sentence do not result in the conditions set forth in Sections 7.1.4 and 7.1.5 being satisfied, then each of Objet and Stratasys shall jointly (to the extent practicable) use their reasonable best efforts to initiate and/or participate in any proceedings, whether judicial or administrative, in order to (A) oppose or defend against any action by any Governmental Entity to prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement, and/or (B) take such action as necessary to overturn any regulatory action by any Governmental Entity to block consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other judicial or administrative proceeding brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Legal Restraint resulting from any suit, action or other legal proceeding that would cause any condition set forth in Sections 7.1.4 and 7.1.5 not to be satisfied; provided that Objet and Stratasys shall cooperate with one another in connection with, and shall jointly control, all proceedings related to the foregoing; provided, further, that nothing set forth in this Section 6.4.4 shall require Objet or Stratasys to defend or maintain any such suit, action or other judicial or administrative proceeding, including any appeal therefrom, at any time following the End Date (after giving effect to any extension thereof pursuant to Section 8.1.2.1).

6.5.	Takeover Laws. Objet and the Objet Board and Stratasys and the Stratasys Board shall use their respective reasonable best efforts (a) to ensure that no Takeover Statute is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (b) if any Takeover Statute becomes applicable to this Agreement or any transaction contemplated by this Agreement, to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.
6.6.	Indemnification, Exculpation and Insurance.
6.6.1.	Objet agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Stratasys and the Stratasys Subsidiaries to the fullest extent provided by their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of Stratasys or any of the Stratasys Subsidiaries as in effect as of the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms.

6.6.2.	In the event that subsequent to the Merger the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.6.

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6.6.3.	From and after the Effective Time, Objet shall use reasonable best efforts to cause the individuals serving as officers and directors of Stratasys or any of the Stratasys Subsidiaries immediately prior to the Effective Time to be covered with respect to acts or omissions occurring at or prior to the Effective Time for a period of six years from and after the Effective Time either by the directors’ and officers’ liability insurance policy maintained by Objet or by directors’ and officers’ liability insurance policies, issued by reputable insurers, with policy limits, terms and conditions at least as favorable as the limits, terms and conditions in the existing policy of Stratasys. Objet shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.
6.6.4.	From and after the Effective Time, Objet shall use reasonable best efforts to cause the individuals serving as officers and directors of Objet or any of the Objet Subsidiaries immediately prior to and immediately subsequent to the Effective Time and any other Person who is covered by Objet’s current directors’ and officers’ liability insurance policy to be covered with respect to acts or omissions occurring at or prior to the Effective Time for a period of six years from and after the Effective Time by the directors’ and officers’ liability insurance policy maintained by Objet. Objet shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.
6.6.5.	The provisions of this Section 6.6 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each current or former director or office of Stratasys and the Stratasys Subsidiaries, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

6.7.	Transaction Litigation. Objet shall give Stratasys the opportunity to participate in the defense or settlement of any litigation against Objet and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Stratasys. Stratasys shall give Objet the opportunity to participate in the defense or settlement of any litigation against Stratasys and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Objet. Without limiting in any way the parties’ obligations under Section 6.4, each of Objet and Stratasys shall cooperate, shall cause the Objet Subsidiaries and Stratasys Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its directors, officers, employees, agents, legal counsel, financial advisors, independent auditors, and other advisors and representatives to cooperate in the defense against such litigation.
6.8.	Section 16 Matters. Prior to the Effective Time, Stratasys, Objet and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions or deemed dispositions of Stratasys Common Stock (including derivative securities with respect to Stratasys Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Stratasys immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions or deemed acquisitions of Objet Shares (including derivative securities with respect to Objet Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Objet to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.9.	Certain Corporate Governance and Other Matters. Unless Objet and Stratasys otherwise agree in writing prior to the Effective Time:
6.9.1.	Amendment of Objet Articles. On or prior to the Effective Time, the Current Objet articles of association shall be amended and restated in the form attached hereto as Exhibit B.
6.9.2.	Board of Directors. Prior to the Effective Time, Objet shall take all actions as may be necessary to cause (i) the number of directors constituting the Objet Board as of the Effective Time (the “Parent Board”) to be nine and (ii) the Parent Board as of the Effective Time to be composed of (A) four directors designated by the Objet Board prior to the Effective Time, one of whom shall be qualified to serve as an “external director”, as such term is defined under the Israeli Companies Law, (B) four directors designated by the Stratasys Board prior to the Effective Time, and (C) one person (who is not affiliated with either Stratasys or Objet), who shall be qualified to serve as an “external director,” as such term is defined under the Israeli Companies Law, designated by the Stratasys Board prior to the date hereof, subject to a approval of the Objet Board prior to the Effective Time. The directors of Parent at the Effective Time shall be named by the Objet Board and the Stratasys Board not later than the earlier of (x) 21 days after the execution of this Agreement, and (y) the date of the filing of the Registration Statement on Form F-4. Stratasys and Objet shall use their respective reasonable best efforts to cause the directors of the Objet Board serving immediately prior to the Effective Time and not named as provided herein to resign from their positions as of the Effective Time. Each of the Directors nominated under this Section (including Scott Crump as Chairman) will serve for an initial term commencing on the Effective Time and ending not earlier than two years after the Effective Time, provided that the external directors of Parent shall be elected pursuant to and serve terms in accordance with the provisions of the Israeli Companies Law.

6.9.3.	Executive Committee. Unless dissolved or otherwise amended by the Parent Board after the second anniversary of the Effective Time, the Parent Board shall constitute an Executive Committee consisting of four members of the Parent Board, two of whom will be nominated by the Stratasys Board and two of whom will be nominated by the Objet Board. The initial members of the Executive Committee shall be named by the Objet Board and the Stratasys Board not later than the earlier of (x) 21 days after the execution of this Agreement, and (y) the date of the filing of the Registration Statement on Form F-4. During the period commencing at the Effective Time and ending on the second anniversary of the Effective Time, any vacancies on the Executive Committee during the Initial Term will be filled as follows: should there be a vacancy of a Class A Director or Class A External Director on the Executive Committee, then the Chairman of the Executive Committee shall nominate another director to serve on the committee, with the consent of the Chairman of the Board of Directors, and should there be a vacancy of a Class B Director on the Executive Committee, then the Chairman of the Board of Directors shall nominate another director to serve on the committee, with the consent of the Chairman of the Executive Committee. Mr. Elan Jaglom will serve as Chairman of the Executive Committee. Parent's Chief Executive Officer will be an observer to the Executive Committee. The charter and duties of the Executive Committee will be to implement Parent's business strategy and the post-Closing integration, subject to approval by Parent’s Board of any actions to be taken outside of the ordinary course of Parent’s business.
6.9.4.	Officers. Prior to the Effective Time, Objet and Stratasys shall take all corporate actions as may be necessary to cause, as of the Effective Time: (i) Scott Crump to be elected to serve as the full time Chairman of the Parent Board, with customary duties as a chairman, including future technology initiatives, intellectual property, and public capital market relations, and (ii) David Reis to be elected to serve as the Chief Executive Officer of Parent.
6.10.	Public Announcements. Subject to the fiduciary duties of the Stratasys Board and Section 6.2 of this Agreement, Objet and Stratasys shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. Stratasys and Objet agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

6.11.	Stock Exchange Listing. Objet shall use its reasonable best efforts to cause the shares of Objet to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, on or prior to the Closing Date.
6.12.	Employee Matters.
6.12.1.	Except as specifically contemplated herein, nothing contained herein shall be construed as requiring, and neither party hereto shall take or cause to be taken any action that would have the effect of requiring, Objet, any Objet Subsidiary, Stratasys or any Stratasys Subsidiary to continue any specific plans or to continue the employment, or any changes to the terms and conditions of the employment, of any specific person. Furthermore, except as provided for herein, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Objet, any Objet Subsidiary, Stratasys or any Stratasys Subsidiary to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of such party. Without limiting the scope of Section 9.8, nothing in this Section 6.12 shall confer any rights or remedies of any kind or description upon any current or former employee of Objet or Stratasys or any other person other than the parties hereto and their respective successors and assigns.
6.12.2.	Each of Objet and Stratasys agrees that, between the date of this Agreement and the Effective Time, without the prior written consent of the other party, it will not and will cause its Subsidiaries not to, directly or indirectly, solicit for hire any director/vice president-level or more senior employee of the other party or its Subsidiaries; provided, however, that the foregoing provision will not prohibit such party from (i) hiring any such individual who has not been employed by the other party during the preceding six months or (ii) making any general public solicitation not designed to circumvent these provisions or hiring any individual who responds to such general public solicitation.
6.12.3.	Except as specifically contemplated herein, nothing herein, expressed or implied, is intended or shall be construed to constitute an amendment to any Objet Benefit Plan, Objet Foreign Benefit Plan, Stratasys Benefit Plan or Stratasys Foreign Benefit Plan or any other compensation or benefits plan maintained for or provided to employees, directors or consultants of Objet or Stratasys prior to or following the Effective Time.
6.13.	Voting Agreements. Concurrently with the execution and delivery of this Agreement, shareholders of Objet holding such percentage of the equity securities of Objet as are necessary to approve the matters to be voted upon pursuant to the Objet Shareholders Approval will deliver to Stratasys Objet Voting Agreements pursuant to which each of them will agree to approve such matters at the Objet Shareholders Meeting. Concurrently with the execution and delivery of this Agreement, all Stratasys officers and directors and certain other persons who hold voting stock of Stratasys will deliver to Objet Stratasys Voting Agreements pursuant to which each of them will agree to approve such matters at the Stratasys Stockholders Meeting.

7.	Conditions Precedent
7.1.	Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
7.1.1.	Stockholder and Shareholders Approvals. The Objet Shareholders Approval and the Stratasys Stockholder Approval shall have been obtained.
7.1.2.	Listing. The shares of Objet shall have been approved for listing on NASDAQ, subject to official notice of issuance.
7.1.3.	HSR Act. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.
7.1.4.	Other Approvals. Other than the authorizations, filings and Consents provided for by Sections 1.3 and 7.1.3, all Consents, if any, required to be obtained (i) under any foreign antitrust, competition, investment, trade regulation or similar Laws or (ii) from or of any Governmental Entity, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained, except for those, the failure of which to be obtained, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Objet or Stratasys after the Effective Time or (B) provide a reasonable basis to conclude that Stratasys, Objet or Merger Sub or any of their Affiliates or any of their respective officers or directors, as applicable, would be subject to the risk of criminal liability.
7.1.5.	No Legal Restraints. Except under any foreign antitrust, competition, investment, trade regulation or similar Laws, which shall be governed by Section 7.1.4, no applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition (collectively, the “Legal Restraints”) shall be in effect, and no suit, action or other proceeding shall have been instituted by any Governmental Entity and remain pending which would reasonably be expected to result in a Legal Restraint, in each case, that prevents, makes illegal, or prohibits the consummation of the Merger or that would reasonably be expected to result, directly or indirectly, in (i) any prohibition or limitation on the ownership or operation by Stratasys, Objet or any of their respective Subsidiaries of any portion of the business, properties or assets of Stratasys, Objet or any of their respective Subsidiaries, (ii) Stratasys, Objet or any of their respective Subsidiaries being compelled to dispose of or hold separate any portion of the business, properties or assets of Stratasys, Objet or any of their respective Subsidiaries, in each case as a result of the Merger, (iii) any prohibition or limitation on the ability of Objet to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Stratasys Subsidiaries, including the right to vote, or (iv) prohibition or limitation on Objet effectively controlling the business or operations of Stratasys and the Stratasys Subsidiaries, which, in the case of each of clauses (i) - (iv), would reasonably be expected to have a Material Adverse Effect on the Parent or Stratasys.

7.1.6.	Form F-4. The Form F-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Objet shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Merger Consideration.
7.1.7.	Execution of Additional Documents. The Exchange Agent Agreement shall have been duly executed and delivered.
7.1.8.	Registration Rights and Lock-Up Agreement. The Registration Rights and Lock-Up Agreement substantially in the form of Exhibit C attached hereto shall have been duly executed and delivered, by the holders of at least 90% of the voting power in Objet.
7.2.	Conditions to Obligation of Stratasys. The obligation of Stratasys to consummate the Merger is further subject to the following conditions:
7.2.1.	Representations and Warranties. The representations and warranties of Objet contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Objet Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Objet Material Adverse Effect, and the representations and warranties of Objet contained in Sections 3.1 and 3.16 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Stratasys shall have received a certificate signed on behalf of Objet by an executive officer of Objet to such effect.
7.2.2.	Performance of Obligations of Objet and Merger Sub. Objet and Merger Sub shall have performed or complied in all material respects with all material obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date, and Stratasys shall have received a certificate signed on behalf of each of Objet and Merger Sub by an executive officer of each of Objet and Merger Sub to such effect.

7.2.3.	No Objet Material Adverse Effect. Since the date of this Agreement, no fact, circumstance, effect, change, event or development shall have occurred that has had, or would reasonably be expected to have, individually or in the aggregate, an Objet Material Adverse Effect.
7.2.4.	Conversion of Shares. All of Objet's preferred shares shall have been converted into ordinary shares.
7.3.	Conditions to Obligation of Objet. The obligation of each of Objet and Merger Sub to consummate the Merger is further subject to the following conditions:
7.3.1.	Representations and Warranties. The representations and warranties of Stratasys contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Stratasys Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Stratasys Material Adverse Effect and did not result, in whole or in part, from the provision of information to, or discussions with, any Person in connection with an Acquisition Proposal, and the representations and warranties of Stratasys contained in Sections 4.1 and 4.17 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Objet shall have received a certificate signed on behalf of Stratasys by an executive officer of Stratasys to such effect.
7.3.2.	Performance of Obligations of Stratasys. Stratasys shall have performed or complied in all material respects with all material obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Objet shall have received a certificate signed on behalf of Stratasys by an executive officer of Stratasys to such effect.
7.3.3.	No Stratasys Material Adverse Effect. Since the date of this Agreement, no fact, circumstance, effect, change, event or development shall have occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Stratasys Material Adverse Effect.
8.	Termination, Fees and Expenses, Amendment and Waiver
8.1.	Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Objet Shareholders Approval or the Stratasys Stockholder Approval:
8.1.1.	by mutual written consent of Stratasys and Objet;

8.1.2.	by either Stratasys or Objet, upon written notice to the other party:
8.1.2.1.	if the Merger is not consummated on or before September 30, 2012 (the “End Date”); provided that if by the End Date, any of the conditions set forth in Section 7.1.3 or 7.1.4 shall not have been satisfied but all of the other conditions to the consummation of the Merger set forth in Section 7 shall have been satisfied (or, in the case of any conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied), the End Date shall be automatically extended until December 31, 2012 (in which case any references to the End Date herein shall mean the End Date as extended); provided, however, that the End Date may be further extended only by written agreement by both Stratasys and Objet, and that the right to extend or terminate this Agreement under this Section 8.1.2.1 shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a breach of this Agreement by such party or the failure of any representation or warranty of such party contained in this Agreement to be true and correct;
8.1.2.2.	if the condition set forth in Section 7.1.5 is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied in all material respects with its obligations under Sections 6.4 and 6.7;
8.1.2.3.	if the Stratasys Stockholder Approval is not obtained at the Stratasys Stockholders Meeting duly convened (unless such Stratasys Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);
8.1.2.4.	if any circumstance exists or event has occurred which has caused any conditions in Section 7 to the terminating party’s obligations to consummate the Merger (other than any condition in Section 7.1.3, 7.1.4 or 7.1.5) to become incapable of satisfaction prior to the End Date (provided that the terminating party’s breach of this Agreement has not caused the condition to be unsatisfied);

8.1.3.	by Stratasys, if Objet or Merger Sub breaches or fails to perform (i) any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Objet contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.2.1 or 7.2.2, as the case may be, and (B) if reasonably capable of being cured, has not been cured prior to the earlier of 30 days after Objet’s receipt of written notice of such breach from Stratasys or the End Date (provided that Stratasys is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Stratasys contained herein then fails to be true and correct such that the conditions set forth in Section 7.3.1 or 7.3.2, as the case may be, could not then be satisfied), or (ii) any of its covenants or agreements contained in Section 6.2.1;

8.1.4.	by Objet, if Stratasys breaches or fails to perform (i) any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Stratasys contained herein fails to be true and correct, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.3.1 or 7.3.2, as the case may be, and (B) if reasonably capable of being cured, has not been cured prior to the earlier of 30 days after Stratasys’s receipt of written notice of such breach from Objet or the End Date (provided that Objet is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Objet contained herein then fails to be true and correct such that the conditions set forth in Section 7.2.1 or 7.2.2, as the case may be, could not then be satisfied), or (ii) any of its covenants or agreements contained in Sections 5.2 or 6.2.2; provided, however, that a breach of Section 5.2 by any Representative of Stratasys that is not an officer or director of Stratasys or its controlled Affiliates or an investment banker or lawyer engaged by Stratasys or its controlled Affiliates, shall not be deemed a breach for purposes of this Section 8.1.4 unless it leads to or results in a Stratasys Superior Offer; or
8.1.5.	by Objet, if there shall have occurred a Stratasys Change in Recommendation.
8.2.	Effect of Termination. In the event of termination of this Agreement by either Objet or Stratasys as provided in Section 8.1, this Agreement shall forthwith become void and have no effect (other than the last sentence of Section 6.3, Section 8.3, Article IX and this Section 8.2, which provisions shall survive such termination) without any liability or obligation on the part of Stratasys, Objet or Merger Sub, except in the case of an intentional breach of this Agreement or any statement, act, or failure to act by a party that constitutes a material misrepresentation by such party or results in a material breach by such party of any representation, covenant or agreement set forth in this Agreement or any breach of Section 5.2 or Section 6.2.2; provided, however, that a breach of Section 5.2 by any Representative of Stratasys that is not an officer or director of Stratasys or its controlled Affiliates or an investment banker or lawyer engaged by Stratasys or its controlled Affiliates, shall not be deemed a breach for purposes of this Section 8.2 unless it leads to or results in a Stratasys Superior Offer.
8.3.	Fees and Expenses.
8.3.1.	Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. Notwithstanding the foregoing, Objet and Stratasys each shall pay 50% of (i) any fees and expenses (excluding each party’s internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of the printing, filing and mailing of the Form F-4 and Stratasys Proxy Statement, (ii) any and all filing fees due in connection with the filings required by or under the HSR Act or any other antitrust, competition, investment, trade regulation or similar Law, provided, however, that neither Objet nor Stratasys will have any obligation to pay for any such filing fees in connection with any filings required to be made by Stratasys shareholders who will be receiving Objet voting securities as a result of the Merger and the other transactions contemplated by the Agreement, (iii) as otherwise set forth on Objet Disclosure Schedule 8.3 and (iv) as otherwise set forth on Stratasys Disclosure Schedule 8.3.

8.3.2.	Objet shall pay to Stratasys a fee of $31 million (the “Stratasys Termination Fee”) and Stratasys’s Expenses up to $2,000,000, if:
8.3.2.1.	Stratasys terminates this Agreement pursuant to Section 8.1.2.1 and the Merger shall have not been consummated by the End Date as a result of the failure of Objet to fulfill its obligations under Section 6.1 and Section 6.2.1;
8.3.2.2.	Stratasys terminates this Agreement pursuant to Section 8.1.2.2 and the failure of Objet to comply with its obligations under Sections 6.4 and 6.7 materially contributed to the Legal Restraint referred to in such Section, or

Any Stratasys Termination Fee due under this Section 8.3.2 shall be paid by wire transfer of same-day funds on the Business Day immediately following the date of termination of this Agreement. Any Expenses of Stratasys due under this Section 8.3.2 shall be paid by wire transfer of same-day funds no later than two Business Days after Objet’s receipt from Stratasys of an itemized statement (with supporting documentation attached) identifying such Expenses.

8.3.3.	Stratasys shall pay to Objet a fee of $25 million (the “Objet Termination Fee”) and Objet’s Expenses up to $2,000,000, if:
8.3.3.1.	Objet terminates this Agreement pursuant to Section 8.1.2.1 and there has been a Stratasys Acquisition Proposal;
8.3.3.2.	Objet terminates this Agreement pursuant to Section 8.1.2.2 and the failure of Stratasys to comply with its obligations under Sections 6.4 and 6.7 materially contributed to the legal restraint referred to in such Section;
8.3.3.3.	Objet or Stratasys terminates this Agreement pursuant to Section 8.1.2.3 when there has been no Stratasys Change of Recommendation and prior to the six month anniversary of such termination Stratasys enters into a definitive agreement regarding or consummates a Stratasys Acquisition Proposal (except that all references to 15% contained in the definition of “Stratasys Acquisition Proposal” shall be deemed to be references to 50%);

8.3.3.4.	Objet terminates this Agreement pursuant to Section 8.1.5 if the Stratasys Change in Recommendation was made in accordance with Section 6.2.4(i);
8.3.3.5.	Objet terminates this Agreement pursuant to Section 8.1.4(ii); or
8.3.3.6.	Stratasys terminates this Agreement pursuant to Section 8.1.2.3 and there has been a Stratasys Change in Recommendation.
8.3.4.	Stratasys shall pay to Objet a fee of $48 million and Objet’s Expenses up to $2,000,000, if Objet terminates this Agreement pursuant to Section 8.1.5 and the Stratasys Change in Recommendation was not made in compliance with Section 6.2.4(i).
8.3.5.	Stratasys shall pay to Objet an amount equal to Objet’s Expenses up to $2,000,000, if Objet terminates this Agreement pursuant to Section 8.1.2.4 and neither Section 8.3.3.3 nor Section 8.3.3.5 applies.
8.3.6.	Any Objet Termination Fee due under Section 8.3.3 or 8.3.4 shall be paid by wire transfer of same-day funds on the Business Day immediately following the date of termination of this Agreement; provided, however, that payment of the Termination Fee pursuant to Section 8.3.3.3 shall be made on the Business Day immediately following the consummation of such definitive agreement or Stratasys Acquisition Proposal. Any Expenses of Objet due under Sections 8.3.3, 8.3.4 or 8.3.5 shall be paid by wire transfer of same-day funds no later than two Business Days after Stratasys’s receipt from Objet of an itemized statement (with supporting documentation attached) identifying such Expenses.
8.3.7.	Objet and Stratasys acknowledge and agree that (i) the agreements contained in Sections 8.3.2 and 8.3.3 are an integral part of the transactions contemplated by this Agreement; (ii) without these agreements, neither Stratasys nor Objet would enter into this Agreement; (iii) any amount payable pursuant to Sections 8.3.2, 8.3.3. 8.3.4 or 8.3.5 shall not constitute or be deemed liquidated damages and, subject to Section 8.2, the parties shall be entitled to seek damages incurred for breach of this Agreement in addition to the Termination Fee; and (iv) any amount payable pursuant to Section 8.3.2 or 8.3.3 does not constitute a penalty. Accordingly, if Objet fails promptly to pay the amount due pursuant to Section 8.3.2 or Stratasys fails promptly to pay the amount due pursuant to Section 8.3.3, and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate, as reported in The Wall Street Journal, in effect on the date such payment was required to be made.

8.4.	Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Objet Shareholders Approval or the Stratasys Stockholder Approval; provided, however, that (a) after receipt of the Objet Shareholders Approval, there shall be made no amendment that by Law or in accordance with the rules of any relevant stock exchange requires further approval by the shareholders of Objet without the further approval of such shareholders, and (b) after receipt of the Stratasys Stockholder Approval, there shall be made no amendment that by Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of Stratasys without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
8.5.	Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Objet shall require the approval of the shareholders of Objet unless such approval is required by Law or in accordance with the rules of any relevant stock exchange and no extension or waiver by Stratasys shall require the approval of the stockholders of Stratasys unless such approval is required by Law or in accordance with the rules of any relevant stock exchange. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
8.6.	Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.4 or an extension or waiver pursuant to Section 8.5 shall, in order to be effective, require, in the case of Stratasys, Objet, Holdco or Merger Sub, action by its Board of Directors to the extent permitted by applicable law. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Objet or the stockholders of Stratasys.

9.	General Provisions
9.1.	Definitions. For purposes of this Agreement:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Objet Material Adverse Effect” means a Material Adverse Effect with respect to Objet.

“Objet Option Plan” has the meaning given it in Section 3.4.2.

“Objet Option” has the meaning given it in Section 3.4.2.

“Objet Shareholders Approval” means the approval by an action of the Objet Shareholders of the following actions: (i) the conversion of all outstanding preferred shares of Objet into Objet's Ordinary Shares in accordance with Section 7.2 of the Objet Current Articles; (ii) increase of the authorized share capital of Objet (to extent required); (iii) the determination that the securities issued in connection with the Merger Agreement shall not be deemed “New Securities” for the purposes of Article 49.1 of the Current Articles; (iv) the Reverse Stock Split of all authorized, issued and outstanding shares of Objet at a ratio as shall be presented at the meeting, the reinstatement of the par value per share (including all authorized, issued and outstanding shares of Objet) at a par value as shall be presented at the meeting and the decrease in the authorized capital of Objet and the consequent increase in the share premium to be recorded on Objet’s accounts; (v) changing Objet's name to סטרטסיס בע"מ and in English Stratasys Ltd. or to any other similar name that the Registrar of Companies may approve, which name change will enter into effect subject to and upon the Effective Time and to the approval by the Registrar of Companies, as set forth in the Merger Agreement; (vi) adoption of a public company Articles of Association, as set forth as an exhibit to the Merger Agreement, effective as of the Effective Time; (vii) an amendment of the current Objet's Memorandum of Association, as contemplated by the Merger Agreement, effective as of the Effective Time; (viii) the ratification of Objet's 2011 Omnibus Stock Option and Restricted Stock Incentive Plan; (ix) approval of the Registration Rights and Lockup Agreement, as set forth in the Merger Agreement; (x) the appointment of the persons designated pursuant to the terms of the Merger Agreement as directors of Objet, including their classification to separate classes, as of the Effective Time, and approval of their remuneration; (xi) the approval of the indemnification agreements to be entered into by Objet with each person who will serve on the board of directors of Objet and each person who will serve as an executive officer of Objet (the "Objet Directors and Officers"); (xii) the approval of the directors and officers insurance policy to be procured by Objet for the benefit of the Objet Directors and Officers; and (xiii) any action necessary to authorize the issuance of Objet shares in connection with the Merger to the directors and officers of Stratasys for the purposes of exempting such issuance from the application of Section 16 of the Exchange Act and the rules and regulations thereunder..

“Objet Subsidiary” means each Subsidiary of Objet.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, whether common or preferred.

“Code” means the Internal Revenue Code of 1986, as amended.

“Converted Objet Equity Awards” means each of Converted Objet Options and Converted Objet Restricted Shares.

“DGCL” means the Delaware General Corporation Law.

“Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance, violation, liability or obligation, by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (ii) any Environmental Law or any Permit issued pursuant to Environmental Law.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Materials, the preservation or protection of soils, subsoils, waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the occupational health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, in effect at any time.

“ERISA Affiliate” means, with respect to any Person, any entity (whether or not incorporated) other than such Person that, together with such Person, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, investment bankers and proxy solicitors of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Form F-4 and the Stratasys Proxy Statement, the filing of any required notices under the HSR Act or foreign antitrust, competition, investment, trade regulation or similar Laws, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, toxic mold, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment; (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person; (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); or (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property Right” means intellectual property rights of any kind or nature recognized in any applicable jurisdiction worldwide, including all U.S. and foreign (i) patents and patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) trademarks, registered trademarks, service marks, registered service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith; (iii) copyrights; (iv) computer programs and software; (v) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies; (vi) registrations and applications for registration for the foregoing; and (vii) URL and domain name registrations.

“Israeli Employee” means any employee of Objet or any Objet subsidiary subject to Israeli labor laws.

“Knowledge” of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of any executive officer of such Person, after making due inquiry.

“Material Adverse Effect” with respect to any Person means any fact, circumstance, effect, change, event or development that is or would reasonably be expected to be materially adverse to the business, prospects, properties, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of: (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate; (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction; (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (iv) the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners; (v) any change, in and of itself, in the market price or trading volume of such Person’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement; provided, however, that this clause (vii) shall not apply if such specified circumstances require more than twenty-five percent of the Israeli Employees to be called into active duty in such a manner that such Israeli Employees are not able to attend work for at least ten consecutive Business Days; (viii) any hurricane, tornado, flood, earthquake or other natural disaster; (ix) labor conditions in the United States or any foreign jurisdiction; or (x) any action, suit or other legal proceeding arising from or relating to the Merger or the transactions contemplated by this Agreement, to the extent, in each of clauses (i), (ii), (vi), (vii), (viii) and (ix), that such event, change, effect, development, condition or occurrence does not affect such Person and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business, industries and geographic region or territory in which such Person and its Subsidiaries operate.

“Merger Sub Intercompany Note” means the intercompany note which shall be issued by Merger Sub in favor of Objet and pursuant to which Merger Sub shall promise to pay to Objet a principal amount to be mutually agreed upon by the parties after the date of this Agreement.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest financial statements of Objet included in the Objet SEC Documents or Stratasys included in the Stratasys SEC Documents, as the case may be, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising by operation of Law, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which do not materially impair the use of the real property in the operation of the business thereon, (iv) Liens for Indebtedness existing as of the date hereof (which indebtedness is described in the Objet SEC Documents or Stratasys SEC Documents, as the case may be), including Liens required from time to time pursuant to the terms of the documents governing such Indebtedness and (v) Liens that, individually or in the aggregate, do not or would not reasonably be expected to materially interfere with the ability of a party and its Subsidiaries to conduct their business as presently conducted.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity or group (as defined in the Exchange Act).

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pumping, pouring, abandonment, discarding, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Reverse Split” means the reverse stock split of all authorized, issued and outstanding shares of Objet at the Reverse Split Ratio.

“Reverse Split Ratio” means a ratio of 1-for-8.736 for the Reverse Split or such other ratio as shall be presented at the Objet Shareholders Meeting as part of the Objet Shareholders Approval, subject to adjustments as provided for pursuant hereto.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person (either alone or through or together with any other Subsidiary).

“Stratasys Acquisition Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Stratasys or any Stratasys Subsidiary; (ii) sale, lease, contribution, transfer, exchange or other disposition, directly or indirectly (including by way of partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary or otherwise) of any business or assets of Stratasys or any Stratasys Subsidiary representing 15% or more of the consolidated revenues, net income or assets of Stratasys and any Stratasys Subsidiary, taken as a whole; (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Stratasys or any Stratasys Subsidiary; (iv) transaction in which any Person (or the stockholders of any Person) or Group (as such term is defined under Section 13(d) of the Securities Act) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, 15% or more of the Stratasys Common Stock or the capital stock of any Stratasys Subsidiary; or (v) any combination of the foregoing (in each case, other than the Merger).

“Stratasys Equity Award” means each of Stratasys Restricted Stock and Stratasys Stock Options.

“Stratasys Material Adverse Effect” means a Material Adverse Effect with respect to Stratasys.

“Stratasys Restricted Stock” means any award of Stratasys Common Stock that is subject to restrictions based on performance or continuing service and granted under any Stratasys Stock Plan or otherwise.

“Stratasys Stock Option” has the meaning given it in Section 4.3.2.

“Stratasys Stock Plans” has the meaning given it in Section 4.3.2.

“Stratasys Subsidiary” means each Subsidiary of Stratasys.

“Stratasys Superior Offer” means a bona fide written offer made by a third party to acquire by merger or otherwise all of the outstanding stock of Stratasys, or all or substantially all of its assets (except that any such transaction that results in the stockholders of Stratasys immediately prior to such transaction owning more than 50% of the resulting entity shall not constitute a Stratasys Superior Offer), that is determined by the Stratasys Board, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, and after taking into account all legal, regulatory, financial and other aspects of the proposal and the identity of the Person making the proposal, to be (a) more favorable from a financial point of view to Stratasys’s stockholders than the Merger determined on a basis of long-term value (taking into account the likelihood and anticipated timing of consummation and after giving effect to all adjustments which may be offered by Objet and the payment of the Stratasys Termination Fee hereunder and any break-up fees and expense reimbursement provisions thereof) and (b) reasonably likely to be consummated (if accepted) on a timely basis in accordance with its terms.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, unemployment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

9.2.	Reserved
9.3.	Interpretation. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.

9.4.	Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, provided that this shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
9.5.	Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or, to the extent not delivered on a Business Day of during business hours, on the next Business Day, (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice), or (iv) immediately upon delivery by electronic communication to the email address that has been provided for such purposes:
9.5.1.	if to Stratasys, to:

Stratasys Inc.

7665 Commerce Way

Eden Prairie, MN 55344

U.S.A.

Attn: S. Scott Crump

Fax: (952) 906-2266

with copies to:

Eric Honick, Esq.

McLaughlin & Stern LLP

260 Madison Avenue, 15th Floor

New York, NY 10016

USA

Fax: (212) 448-0066

9.5.2.	if to Objet or Merger Sub, to:

Objet Ltd.

2 Holzman St.

Science Park

P.O. Box 2496

Rehovot 76124

Israel

Attn: David Reis

Fax: +972-8-931-4940

with copies to:

J. David Chertok, Adv.

David S. Glatt, Adv.

Meitar Liquornik Geva & Leshem Brandwein

Abba Hillel Silver Road 16, 12th Floor

Ramat Gan 52506

Israel

Fax: +972-3-610-3755

9.6.	Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.6 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
9.7.	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
9.8.	Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Objet Disclosure Schedules and the Stratasys Disclosure Schedules, the exhibits hereto and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.6, is not intended to confer upon any Person other than the parties any rights or remedies.
9.9.	Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.
9.10.	Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.11.	Specific Enforcement and Forum Selection. The parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in Wilmington, Delaware or, if exclusive jurisdiction of such matter is vested in the Federal courts, any Federal court located in the State of Delaware, in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than those specified in clause (a) of this Section 9.11; and (d) consents to service of process in the manner provided in Section 9.5. Objet hereby agrees that service of process in any action or proceeding brought under this Agreement shall be made upon Delaware Corporation Organizer, c/o Morris Nichols, Arsht & Tunnel LLP, 1201 N. Market St., PO Box 1347, Wilmington, Delaware 19899-1347 (with a copy thereof mailed in the manner provided for notices to such party in Section 9.5 above), and Objet hereby appoints Delaware Corporation Organizer as its authorized agent to accept such service of process and agrees that neither Objet’s failure actually to receive a copy of such service nor the failure of such authorized agent to give Objet notice of any such service shall impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.
9.12.	Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.12.
9.13.	Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature page next]

IN WITNESS WHEREOF, the parties hereunder have duly executed this Agreement as of the date first written above.

Stratasys, INC.
By:	/s/ S. Scott Crump
Name:	S. Scott Crump
Title:	CEO

Objet LTD.
By:	/s/ Elan Jaglom
Name:	Elan Jaglom
Title:	Chairman

Seurat Holdings Inc.
By:	/s/ Erez Simha	By: /s/ Ilan Levin
Name:	Erez Simha	Name: Ilan Levin
Title:	Director	Title: President

Oaktree Merger Inc.
By:	/s/ Erez Simha	By: /s/ Ilan Levin
Name:	Erez Simha	Name: Ilan Levin
Title:	Director	Title: President

EXHIBIT A-1

CERTIFICATE OF INCORPORATION

OF

Stratasys, Inc.

I.

The name of this corporation is Stratasys, Inc. (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent as such address is The Corporation Trust Company.

III.

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. This Corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 5,000 (Five Thousand) shares, each having a par value of $0.01.

V.

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

1.

VI.

A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

2.

EXHIBIT A-2

BYLAWS

OF

Stratasys, Inc.

(A DELAWARE CORPORATION)

BYLAWS

OF

Stratasys, Inc.

(A DELAWARE CORPORATION)

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”).

Section 5. Annual Meeting.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders; (ii) by or at the direction of the Board of Directors; or (iii) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in the following paragraph, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5.

(b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (ii) such other business must be a proper matter for stockholder action under the DGCL, (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined in this Section 5(b)), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 5. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c) Notwithstanding anything in the second sentence of Section 5(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 5 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(d) Only such persons who are nominated in accordance with the procedures set forth in this Section 5 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 5. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(e) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation proxy statement pursuant to Rule 14a-8 under the 1934 Act.

(f) For purposes of this Section 5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (iv) by the holders of shares entitled to cast not less than ten percent (10%) of the votes at the meeting, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

(b) If a special meeting is properly called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, or by telegraphic or other facsimile transmission to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than thirty-five (35) nor more than one hundred twenty (120) days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

Section 7. Notice of Meetings. Except as otherwise provided by law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy duly authorized at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote or execute consents shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by law.

Section 13. Action Without Meeting.

(a) Unless otherwise provided in the Certificate of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, or by electronic transmission setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(b) Every written consent or electronic transmission shall bear the date of signature of each stockholder who signs the consent, and no written consent or electronic transmission shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the corporation in the manner herein required, written consents or electronic transmissions signed by a sufficient number of stockholders to take action are delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

(c) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or by electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the corporation as provided in Section 228(c) of the DGCL. If the action which is consented to is such as would have required the filing of a certificate under any section of the DGCL if such action had been voted on by stockholders at a meeting thereof, then the certificate filed under such section shall state, in lieu of any statement required by such section concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

(d) A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the state of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the board of directors of the corporation. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

Section 14. Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 15. Number and Term of Office.

The authorized number of directors of the corporation shall be fixed by the Board of Directors from time to time.

Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient.

Section 16. Powers. The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 17. Term of Directors.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 18. Vacancies.

(a) Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 19. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 20. Removal.

(a) Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors or (ii) without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the corporation, entitled to vote generally at an election of directors.

Section 21. Meetings

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, including a voice-messaging system or other system designated to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for a regular meeting of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the President or any director.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by U.S. mail, it shall be sent by first class mail, postage prepaid at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum and Voting.

(a) Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting, whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 25. Committees.

(a) Committees Generally. The Board of Directors may, from time to time, appoint such committees as may be permitted by law. Such committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees.

(b) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Bylaw may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(c) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of any committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or if the President is absent, the most senior Vice President, (if a director) or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 27. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller, all of whom shall be elected at the annual organizational meeting of the Board of Directors. The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 28. Tenure and Duties of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. If there is no President, then the Chairman of the Board of Directors shall also serve as the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in paragraph (c) of this Section 28.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. Unless some other officer has been elected Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 29. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 30. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission notice to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 31. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING
OF SECURITIES OWNED BY THE CORPORATION

Section 32. Execution of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 33. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 34. Form and Execution of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation represented by certificate shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 35. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 36. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 37. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 38. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 39. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 34), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 40. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 41. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 42. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION; ADVANCEMENT OF EXPENSES

Section 43. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Officers. The corporation shall indemnify its current and former directors and officers to the fullest extent not prohibited by the DGCL; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Employees and Other Agents. The corporation shall have power to indemnify its officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

(c) Advancement of Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding, provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 43 or otherwise.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advancement of expenses to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advancement of expenses granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within thirty (30) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advancement of expenses, the corporation shall be entitled to raise as a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, or officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL, or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

(h) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law. If this Section 43 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(1) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(2) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(3) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(4) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(5) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Bylaw.

ARTICLE XII

NOTICES

Section 44. Notices.

(a) Notice to Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by law, written notice to stockholders for purposes other than stockholder meetings may be sent by United States mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice to Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or as provided for in Section 21 of these Bylaws. If such notice is not delivered personally, it shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within 60 days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 45. Amendments. The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

RIGHT OF FIRST REFUSAL

Section 46. Right of First Refusal. No stockholder shall sell, assign, pledge, or in any manner transfer any of the shares of stock, of the corporation or any right or interest therein, whether voluntarily or by operation of law, or by gift or otherwise, except by a transfer which meets the requirements hereinafter set forth in this bylaw:

(a) If the stockholder desires to sell or otherwise transfer any of his shares of stock, then the stockholder shall first give written notice thereof to the corporation. The notice shall name the proposed transferee and state the number of shares to be transferred, the proposed consideration, and all other terms and conditions of the proposed transfer.

(b) For thirty (30) days following receipt of such notice, the corporation shall have the option to purchase all (but not less than all) of the shares specified in the notice at the price and upon the terms set forth in such notice; provided, however, that, with the consent of the stockholder, the corporation shall have the option to purchase a lesser portion of the shares specified in said notice at the price and upon the terms set forth therein. In the event of a gift, property settlement or other transfer in which the proposed transferee is not paying the full price for the shares, and that is not otherwise exempted from the provisions of this Section 46, the price shall be deemed to be the fair market value of the stock at such time as determined in good faith by the Board of Directors. In the event the corporation elects to purchase all of the shares or, with consent of the stockholder, a lesser portion of the shares, it shall give written notice to the transferring stockholder of its election and settlement for said shares shall be made as provided below in paragraph (d).

(c) The corporation may assign its rights hereunder.

(d) In the event the corporation and/or its assignee(s) elect to acquire any of the shares of the transferring stockholder as specified in said transferring stockholder’s notice, the Secretary of the corporation shall so notify the transferring stockholder and settlement thereof shall be made in cash within thirty (30) days after the Secretary of the corporation receives said transferring stockholder’s notice; provided that if the terms of payment set forth in said transferring stockholder’s notice were other than cash against delivery, the corporation and/or its assignee(s) shall pay for said shares on the same terms and conditions set forth in said transferring stockholder’s notice.

(e) In the event the corporation and/or its assignees(s) do not elect to acquire all of the shares specified in the transferring stockholder’s notice, said transferring stockholder may, within the sixty-day period following the expiration of the option rights granted to the corporation and/or its assignees(s) herein, transfer the shares specified in said transferring stockholder’s notice which were not acquired by the corporation and/or its assignees(s) as specified in said transferring stockholder’s notice. All shares so sold by said transferring stockholder shall continue to be subject to the provisions of this bylaw in the same manner as before said transfer.

(f) Anything to the contrary contained herein notwithstanding, the following transactions shall be exempt from the provisions of this bylaw:

(1) A stockholder’s transfer of any or all shares held either during such stockholder’s lifetime or on death by will or intestacy to such stockholder’s immediate family or to any custodian or trustee for the account of such stockholder or such stockholder’s immediate family or to any limited partnership of which the stockholder, members of such stockholder’s immediate family or any trust for the account of such stockholder or such stockholder’s immediate family will be the general of limited partner(s) of such partnership. “Immediate family” as used herein shall mean spouse, lineal descendant, father, mother, brother, or sister of the stockholder making such transfer.

(2) A stockholder’s bona fide pledge or mortgage of any shares with a commercial lending institution, provided that any subsequent transfer of said shares by said institution shall be conducted in the manner set forth in this bylaw.

(3) A stockholder’s transfer of any or all of such stockholder’s shares to the corporation or to any other stockholder of the corporation.

(4) A stockholder’s transfer of any or all of such stockholder’s shares to a person who, at the time of such transfer, is an officer or director of the corporation.

(5) A corporate stockholder’s transfer of any or all of its shares pursuant to and in accordance with the terms of any merger, consolidation, reclassification of shares or capital reorganization of the corporate stockholder, or pursuant to a sale of all or substantially all of the stock or assets of a corporate stockholder.

(6) A corporate stockholder’s transfer of any or all of its shares to any or all of its stockholders.

(7) A transfer by a stockholder which is a limited or general partnership to any or all of its partners or former partners.

In any such case, the transferee, assignee, or other recipient shall receive and hold such stock subject to the provisions of this bylaw, and there shall be no further transfer of such stock except in accord with this bylaw.

(g) The provisions of this bylaw may be waived with respect to any transfer either by the corporation, upon duly authorized action of its Board of Directors, or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the corporation (excluding the votes represented by those shares to be transferred by the transferring stockholder). This bylaw may be amended or repealed either by a duly authorized action of the Board of Directors or by the stockholders, upon the express written consent of the owners of a majority of the voting power of the corporation.

(h) Any sale or transfer, or purported sale or transfer, of securities of the corporation shall be null and void unless the terms, conditions, and provisions of this bylaw are strictly observed and followed.

(i) The foregoing right of first refusal shall terminate upon the date securities of the corporation are first offered to the public pursuant to a registration statement filed with, and declared effective by, the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

(j) The certificates representing shares of stock of the corporation shall bear on their face the following legend so long as the foregoing right of first refusal remains in effect:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND/OR ITS ASSIGNEE(S), AS PROVIDED IN THE BYLAWS OF THE CORPORATION.”

ARTICLE XV

LOANS TO OFFICERS

Section 47. Loans to Officers. Except as otherwise prohibited under applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

EXHIBIT B

ARTICLES OF ASSOCIATION

OF

STRATASYS LTD.

A COMPANY LIMITED BY SHARES

UNDER THE COMPANIES LAW - 1999

1.              INTERPRETATION.

1.1.             In these Articles, unless the context requires another meaning the words in the first column of the following table shall have the meanings set opposite them in the second column:

“Articles” these Articles of Association, as amended from time to time by a Resolution (as defined below);

“Auditors” the auditors of the Company;

“Board of

Directors” or

the “Board” all of the directors of the Company, including elected directors and the chairman, holding office pursuant to these Articles, including alternates, substitutes or proxies;

“Cause”	shall mean any of the following: (A) conviction (including conviction on a nolo contendere plea) of (i) a crime involving the commission by an Office holder of a felony or (ii) a criminal act intended to result directly or indirectly in substantial gain or personal enrichment to an Office Holder at the expense of the Company, but excluding any such conviction that results solely from such Office Holder’s title or position with the Company and is not based on his or her personal conduct; or (B) willful misconduct or gross negligence in connection with the business of the Company or an affiliate that results in material damage to the Company or the affiliate or to their respective businesses, whether monetary or otherwise;

“Chief Executive

Officer” chief executive officer of the Company;

“Chairman of the Board

of Directors” as defined in Article 79;

“Class A

Directors” all of the directors of the Company appointed by Objet under the Merger Agreement, which classification is applicable only during the Initial Term;

“Class B

Directors” all of the directors of the Company appointed by Stratasys under the Merger Agreement, which classification is applicable only during the Initial Term;

“Class A External

Director”	the External Director nominated by Objet pursuant to the terms of the Merger Agreement and any successor person nominated by the Class A Directors as an External Director in accordance with these Articles;

“Class B External

Director”	the External Director nominated by Stratasys pursuant to the terms of the Merger Agreement and any successor person nominated by the Class B Directors as an External Director in accordance with these Articles;

“Companies Law”

or the “Law” the Companies Law, 5759-1999, of the State of Israel, as amended from time to time, or any other law which may come in its stead, including all amendments made thereto;

“Company” Stratasys Ltd., which was named Objet Ltd. prior to the Effective Time;

“Effective Time” the closing of the Merger as defined in the Merger Agreement, at which time these Articles shall first become effective.

“Elected

Director/s” a member or members of the Board of Directors elected to hold office as director(s);

“External

Directors” as defined in the Companies Law;

“General

Meetings” all annual and extraordinary meetings of the shareholders of the Company;

“Merger”	the merger of Sun, Inc, with and into Oaktree Merger, Inc., a Delaware corporation and wholly owned indirect subsidiary of the Company (“Merger Sub”), pursuant to the General Corporation Law of Delaware and pursuant to which Stratasys, Inc. will become a wholly owned indirect subsidiary of the Company;

“Merger Agreement” the Agreement and Plan of Merger dated as of April 13, 2012, among Stratasys Inc, the Company and Merger Sub;

“Incapacitated

Person” according to the meaning thereof under the Legal Capacity and Guardianship Law, 5722-1962, of the State

of Israel, as amended from time to time, including a minor who has not yet attained the age of 18 years, a person unsound of mind and a bankrupt in respect of whom no rehabilitation has been granted;

“Initial Term” such period commencing at the Effective Time and ending on the second anniversary of the Effective Time;

“Month” or “Year” according to the Gregorian calendar;

“NIS”	New Israeli Shekels;

“Office” the registered office of the Company at that time;

“Office Holder” as defined in the Companies Law;

“Person” includes an individual, corporation, company, cooperative society, partnership, trust of any kind or any other body of persons, whether incorporated or otherwise;

“Register” the Register of Shareholders administered in accordance with Section 127 of the Law;

“Resolution” a resolution of shareholders of the Company, including a resolution approving a merger, which, except as required under the Law or these Articles, shall be adopted by a majority of voting power present and voting at the applicable General Meeting, in person or by proxy;

“Stratasys, Inc” Stratasys, Inc, a Delaware corporation;

“U.S. Rules” the rules of the NASDAQ Stock Market and the U.S. securities rules and regulations, as amended from time to time;

“writing” handwriting, typewriting, photography, telex, email or any other legible form of writing.

1.2.             Words and expressions defined in the Memorandum of Association of the Company shall have the meanings in these Articles as ascribed to them therein.

1.3.             Subject to the provisions of this Article 1, in these Articles, unless the context necessitates another meaning, terms and expressions which have been defined in the Companies Law shall have the meanings ascribed to them therein.

1.4.             Words in the singular shall also include the plural, and vice versa. Words in the masculine shall include the feminine and vice versa, and words which refer to persons shall also include corporations, and vice versa.

1.5.             The captions to articles in these Articles are intended for the convenience of the reader only, and no use shall be made thereof in the interpretation of these Articles.

LIMITED LIABILITY

2.              The Company is a limited liability company and therefore each shareholder’s obligations for the Company’s obligations shall be limited to the payment of the nominal value of the shares held by such shareholder, subject to the provisions of the Companies Law.

THE COMPANY’S OBJECTIVES

3.              The Company’s objectives are to conduct all types of business as are permitted by law. The Company may donate a reasonable amount of money for any purpose that the Board of Directors finds appropriate, even if the donation is not for business considerations or for the purpose of achieving profits for the Company.

THE BUSINESS

4.              Any branch or type of business that the Company is authorized to engage in, either expressly or implied, may be commenced or engaged in by the Board of Directors at all or any time as it deems fit. The Board of Directors, at its own discretion, shall be entitled to cease the conduct of any such branch or type of business, whether or not the actual conduct thereof has commenced.

REGISTERED OFFICE

5.              The registered office shall be at such place as is decided from time to time by the Board of Directors.

SHARE CAPITAL

6.              Pursuant to the reclassification of the share capital of the Company as constituted immediately prior to the Effective Time in accordance with the articles of association of the Company as in effect immediately prior to the Effective Time (the "Prior Articles"), at the Effective Time, the share capital of the Company shall consist of NIS [________] divided into [________] Ordinary Shares, of a nominal value of NIS 0.01 each (the “Ordinary Shares”). Such number of Ordinary Shares reflects (i) the automatic conversion of all preferred shares and ordinary shares of the Company in accordance with the Company's Prior Articles into Ordinary Shares, (ii) the conversion of all options, warrants, and other rights to purchase securities of the Company ("Convertible Securities") outstanding immediately prior to the Effective Time and exercisable for ordinary shares or preferred shares of the Company, into Convertible Securities exercisable for Ordinary Shares, [and (iii) a reverse stock split in the amount of [________] and reduction in the Company's authorized share capital from NIS 5,000,000 to NIS [_______] and a corresponding reduction in the nominal value per share from NIS [_______] to NIS 0.01]. The powers, preferences, rights, restrictions, and other matters relating to the Ordinary Shares are as set forth in the Articles.

7.              RIGHTS ATTACHING TO THE ORDINARY SHARES.

7.1.             The Ordinary Shares in respect of which all calls have been fully paid shall confer on the holders thereof the right to attend and to vote at General Meetings of the Company, both ordinary as well as extraordinary meetings. At General Meetings of the Company every holder of an Ordinary Share in respect of which all of the calls on such share have been paid in full, who is personally present or represented by proxy, shall have 1 (one) vote in respect of such Ordinary Share held by him, without reference to the nominal value thereof.

7.2.             The Ordinary Shares shall confer on a holder thereof the right to receive a dividend, to participate in a distribution of bonus shares and to participate in the distribution of the assets of the Company upon its winding-up, pro rata to the nominal amount paid up on the shares or credited as paid up in respect thereof, and without reference to any premium which may have been paid in respect thereof.

7.3.             Except as may expressly provided in these Articles, all Ordinary Shares shall rank pari passu in all respects.

8.              MODIFICATION OF CLASS RIGHTS.

8.1.             Subject to applicable law, if at any time the share capital of the Company is divided into different classes of shares and unless the terms of issue of such class of shares otherwise stipulate, the rights attaching to any class of shares (including rights prescribed in the terms of issue of the shares) may be altered, modified or canceled, by a Resolution passed at a separate General Meeting of the shareholders of that class.

8.2.             The provisions contained in these Articles with regard to General Meetings shall apply, mutatis mutandis as the case may be, to every such General Meeting of the holders of each class of the Company’s shares.

8.3.             The special rights conferred on the holders of shares or any class of shares which have been issued, including without limitation shares issued with preferential rights or other special rights, shall not be deemed to have been altered by the creation or issue of additional shares ranking pari passu with them, unless otherwise stipulated in the conditions of issue of such shares.

9.              ISSUANCE OF PREFERRED SHARES

Without prejudice to the special rights conferred on the holders of shares or debentures of the Company, the Company may issue shares having preferred or deferred rights, or may issue redeemable preference shares and may redeem same on such conditions and in such manner as the Company shall decide, subject to the provisions of any applicable law, from time to time, or may issue shares having special rights in regard to the distribution of dividends, voting rights, rights on winding-up or in connection with any other matters, as the Company may from time to time decide.

10.          UNISSUED SHARE CAPITAL

The unissued shares in the capital of the Company shall be under the control of the Board of Directors, which shall be entitled to allot or otherwise grant the same to such persons under such restrictions and conditions as it shall deem fit, whether for consideration or otherwise, and whether for consideration in cash or for consideration which is not in cash, above their nominal value or at a discount, all on such conditions, in such manner and at such times as the Board of Directors shall deem fit, subject to the provisions of the Law. The Board of Directors shall be entitled, inter alia, to differentiate between shareholders with regard to the amounts of calls in respect of the allotment of shares (to the extent that there are calls) and with regard to the time for payment thereof. The Board of Directors may also issue options or warrants for the purchase of shares of the Company and prescribe the manner of the exercise of such options or warrants, including the time and price for such exercise and any other provision which is relevant to the method for distributing the issued shares of the Company amongst the purchasers thereof.

11.          The Board of Directors shall be entitled to prescribe the times for the issue of shares of the Company and the conditions therefor and any other matter which may arise in connection with the issue thereof.

12.          In every case of a rights offering the Board of Directors shall be entitled, in its discretion, to resolve any problems and difficulties arising or that are likely to arise in regard to fractions of rights, and without prejudice to the generality of the foregoing, the Board of Directors shall be entitled to specify that no shares shall be allotted in respect of fractions of rights, or that fractions of rights shall be sold and the (net) proceeds shall be paid to the persons entitled to the fractions of rights, or, in accordance with a decision by the Board of Directors, to the benefit of the Company.

INCREASE OF AND ALTERATIONS TO CAPITAL

13.          The Company may, from time to time, by a Resolution, increase its share capital by way of the creation of new shares, whether or not all the existing shares have been issued up to the date of the Resolution, whether or not it has been decided to issue same, and whether or not calls have been made on all the issued shares.

14.          The increase of capital shall be in such amount and divided into shares of such nominal value, and with such restrictions and conditions and with such rights and privileges as the Resolution dealing with the creation of the shares prescribes, subject to the special rights of an existing class of shares, and if no provisions are contained in the Resolution, then as the Board of Directors shall prescribe.

15.          Unless otherwise stated in the Resolution approving the increase of the share capital, the new shares shall be subject to those provisions in regard to issue, allotment, alteration of rights, payment of calls, liens, forfeiture, transfer, transmission and other provisions which apply to the shares of the Company.

16.          By Resolution, the Company may, subject to any applicable provisions of the Law:

16.1.          consolidate its existing share capital, or any part thereof, into shares of a larger denomination than the existing shares:

16.2.          sub-divide its share capital, in whole or in part, into shares of a smaller denomination than the nominal value of the existing shares and without prejudice to the foregoing, one or more of the shares so created may be granted any preferred or deferred rights or any special rights with regard to dividends, participation in assets upon winding-up, voting and so forth, subject to the provisions of these Articles;

16.3.          reduce its share capital; or

16.4.          cancel any shares which on the date of passing of the Resolution have not been issued and to reduce its share capital by the amount of such shares.

17.          In the event that the Company shall adopt any of the Resolutions described in Article 16 above, the Board of Directors shall be entitled to prescribe arrangements necessary in order to resolve any difficulty arising or that is likely to arise in connection with such Resolutions, including in the event of a consolidation, in which it shall be entitled to prescribe which shares shall be consolidated into a particular class of shares, and may cause the transfer of fractional shares by certain shareholders of the Company to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board of Directors is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this Article 17.

SHARE CERTIFICATES

18.          To the extent shares are certificated, share certificates evidencing title to the shares of the Company shall be issued under the seal or rubber stamp of the Company, and together with the signatures of two members of the Board of Directors, or one director together with the Chief Executive Officer. The Board of Directors shall be entitled to decide that the signatures be effected in any mechanical or electronic form, provided that the signature shall be effected under the supervision of the Board of Directors in such manner as it prescribes.

19.          Every shareholder shall be entitled, free of charge, to one certificate in respect of all the shares of a single class registered in his name in the Register.

20.          The Board of Directors shall not refuse a request by a shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of the Board of Directors, unreasonable. Where a shareholder has sold or transferred some of his shares, he shall be entitled, free of charge, to receive a certificate in respect of his remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

21.          Every share certificate shall specify the number of the shares in respect of which such certificate is issued and also the amounts which have been paid up in respect of each share.

22.          No person shall be recognized by the Company as having any right to a share unless he is the registered owner of the shares in the Register. The Company shall not be bound by and shall not recognize any right or privilege pursuant to the laws of equity, or a fiduciary relationship or a chose in action, future or partial, in any share, or a right or privilege to a fraction of a share, or (unless these Articles otherwise direct) any other right in respect of a share, except the absolute right to the share as a whole, where same is vested in the owner registered in the Register.

23.          A share certificate registered in the names of two or more persons shall be delivered to one of the joint holders, and the Company shall not be obliged to issue more than one certificate to all the joint holders of shares and the delivery of such certificate to one of the joint holders shall be deemed to be delivery to all of them.

24.          If a share certificate should be lost, destroyed or defaced, the Board of Directors shall be entitled to issue a new certificate in its place, provided that the certificate is delivered to it and destroyed by it, or it is proved to the satisfaction of the Board of Directors that the certificate was lost or destroyed and security has been received to its satisfaction in respect of any possible damages and after payment of such amount as the Board of Directors shall prescribe.

CALLS ON SHARES

25.          The Board of Directors may from time to time, in its discretion, make calls on shareholders in respect of amounts which are still unpaid in respect of the shares held by each of the shareholders (including premiums), and the terms of issue which do not prescribe that same be paid at fixed times, and every shareholder shall be obliged to pay the amount of the call made on him, at such time and at such place as stipulated by the Board of Directors.

26.          In respect of any such call, prior notice of at least 14 (fourteen) business days shall be given, stating to whom the amount called is to be paid, the time for payment and the place thereof, provided that prior to the due date for payment of such call, the Board of Directors may, by written notice to the shareholders to which the call was made, cancel the call or extend the date of payment thereof.

27.          If according to the terms of issue of any share, or otherwise, any amount is required to be paid at a fixed time or in installments at fixed times, whether the payment is made on account of the share capital in respect of the share or in form of a premium, every such payment or every such installment shall be paid as if it was a call duly made by the Board of Directors, in respect of which notice was duly given, and all the provisions contained in these Articles in regard to calls shall apply to such amount or to such installment.

28.          Joint holders of a share shall be jointly and severally liable for the payment of all installments and calls due in respect of such share.

29.          In the event that a call or installment due on account of a share is not paid on or before the date fixed for payment thereof, the holder of the share, or the person to whom the share has been allotted, shall be obliged to pay linkage differentials and interest on the amount of the call or the installment, at such rate as shall be determined by the Board of Directors, commencing from the date fixed for the payment thereof and until the date of actual payment. The Board of Directors may, however, waive the payment of the linkage differentials or the interest or part thereof.

30.          A shareholder shall not be entitled (i) to receive a dividend or (ii) to exercise any right as a shareholder, including but not limited to, the right to attend and vote at a General Meeting of any type and to transfer the shares to another; unless he has paid all the calls payable from time to time and which apply to any of his shares, whether he holds same alone or jointly with another, plus linkage differentials, interest and expenses, if any.

31.          The Board of Directors may, if it deems fit, accept payment from a shareholder wishing to advance the payment of all moneys which remain unpaid on account of his shares, or part thereof which are over and above the amounts which have actually been called, and the Board of Directors shall be entitled to pay such shareholder linkage differentials and interest in respect of the amounts paid in advance, or that portion thereof which exceeds the amount called for the time being on account of the shares in respect of which the advance payment is made, at such rate as is agreed upon between the Board of Directors and the shareholder, with this being in addition to dividends payable (if any) on the paid-up portion of the share in respect of which the advance payment is made.

The Board of Directors may, at any time, repay the amount paid in advance as aforesaid, in whole or in part, in its sole discretion.

FORFEITURE AND LIEN

32.          If a shareholder fails to make payment of any call or other installment on or before the date fixed for the payment thereof, the Board of Directors may, at any time thereafter and for as long as the part of the call or installment remains unpaid, serve on him a notice demanding that he make payment thereof, together with the linkage differentials and interest at such rate as is specified by the Board of Directors and all the expenses incurred by the Company in consequence of such non-payment.

33.          The notice shall specify a further date, which shall be at least 14 business days after the date of the delivery of the notice, and a place or places at which such call or installment is to be paid, together with linkage differentials and interest and expenses as aforesaid. The notice shall further state that, if the amount is not paid on or before the date specified, and at the place mentioned in such notice, the shares in respect of which the call was made, or the installment is due, shall be liable to forfeiture.

34.          If the demands contained in such notice are not complied with the Board of Directors may treat the shares in respect of which the notice referred to in Articles 32 and 33 was given as forfeited. Such forfeiture shall include all dividends, bonus shares and other benefits which have been declared in respect of the forfeited shares which have not actually been paid prior to the forfeiture.

35.          Any share so forfeited or waived shall be deemed to be the property of the Company and the Board of Directors shall be entitled, subject to the provisions of these Articles and the Law, to sell, re-allot or otherwise dispose thereof, as it deems fit, whether the amount paid previously in respect of that share is credited, in whole or in part.

36.          The Board of Directors may, at any time before any share forfeited as aforesaid is sold or re-allotted or otherwise dispose of, cancel the forfeiture on such conditions as it deems fit.

37.          Any person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, nonetheless remain liable for the payment to the Company of all calls, installments, linkage differentials, interest and expenses due on account of or in respect of such shares on the date of forfeiture, in respect of the forfeited shares, together with interest on such amounts reckoned from the date of forfeiture until the date of payment, at such rate as the Board of Directors shall from time to time specify. However, his liability shall cease after the Company has received all the amounts called in respect of the shares. The Board of Directors shall be entitled to collect the moneys which have been forfeited, or part thereof, as it shall deem fit, but it shall not be obliged to do so.

38.          The provisions of these Articles in regard to forfeiture shall also apply to cases of non-payment of any amount, which, according to the terms of issue of the share, or which under the conditions of allotment the due date for payment of which fell on a fixed date, whether this be on account of the nominal value of the share or in the form of a premium, as if such amount was payable pursuant to a call duly made and notified.

39.          The Company shall have a first and paramount lien over all the shares which have not been fully paid up and which are registered in the name of any shareholder (whether individually or jointly with others) and also over the proceeds of the sale thereof, as security for the debts and obligations of such shareholder to the Company and his contractual engagements with it, either individually or together with others. This right of lien shall apply whether or not the due date for payment of such debts or the fulfillment or performance of such obligations has arrived, and no rights in equity shall be created in respect of any share, over which there is a lien as aforesaid. The aforesaid lien shall apply to all dividends or benefits which may be declared, from time to time, on such shares, unless the Board of Directors shall decide otherwise.

40.          In order to foreclose on such lien, the Board of Directors may sell the shares under lien at such time and in such manner as, it shall deem fit, but no share may be sold unless the period referred to below has elapsed and written notice has been given to the shareholder, his trustee, liquidator, receiver, the executors of his estate, or anyone who acquires a right to shares in consequence of the bankruptcy of a shareholder, as the case may be, stating that the Company intends to sell the shares, if he or they should fail to pay the aforesaid debts, or fail to discharge or fulfill the aforesaid obligations within 14 business days from the date of the delivery of the notice.

41.          The net proceeds of any such sale of shares, as contemplated by Article 40 above, after deduction of the expenses of the sale, shall serve for the discharge of the debts of such shareholder or for performance of such shareholder’s obligations (including debts, undertaking and contractual engagements, the due date for the payment or performance of which has arrived) and the surplus, if any, shall be paid to the shareholder, his trustee, liquidator, receiver, guardians, or the executors of his estate, or to his successors-in-title.

42.          In every case of a sale following forfeiture or waiver, or for purposes of executing a lien by exercising all of the powers conferred above, the Board of Directors shall be entitled to appoint a person to sign an instrument of transfer of the shares sold, and to arrange for the registration of the name of the buyer in the Register in respect of the shares sold.

43.          An affidavit signed by the Chairman of the Board of Directors that a particular share of the Company was forfeited, waived or sold by the Company by virtue of a lien, shall serve as conclusive evidence of the facts contained therein as against any person claiming a right in the share. The purchaser of a share who relies on such affidavit shall not be obliged to investigate whether the sale, re-allotment or transfer, or the amount of consideration and the manner of application of the proceeds of the sale, were lawfully effected, and after his name has been registered in the Register he shall have a full right of title to the share and such right shall not be adversely affected by a defect or invalidity which occurred in the forfeiture, waiver, sale, re-allotment or transfer of the share.

TRANSFER AND TRANSMISSION OF SHARES

44.          No transfer of shares shall be registered unless a proper instrument of transfer is delivered to the Company or to such other place specified for this purpose by the Board of Directors. Subject to the provisions of these Articles, an instrument of transfer of a share in the Company shall be signed by the transferor and the transferee. The transferor shall be deemed to remain the holder of the share up until the time the name of the transferee is registered in the Register in respect of the transferred share.

45.          Insofar as the circumstances permit, the instrument of transfer of a share shall be drawn up in the form set out below, or in any other form that the Board of Directors may approve (the “Deed of Transfer”).

I _______________, I.D. _______________ of _______________ (the “Transferor”), in consideration for an amount of NIS _______________ (in words) paid to me by _______________ I.D. _______________ of _______________ (hereinafter: the “Transferee”), hereby transfer to the Transferee _______________ ______________ shares of nominal value NIS _______________ each, marked with the numbers _______________ to _______________ (inclusive) of a company known as Stratasys Ltd., to be held by the Transferee, and his successors-in title, under all the same conditions under which I held the same prior to the signing of this instrument, and I, the Transferee, hereby agree to accept the aforementioned share in accordance with the above mentioned conditions.

In witness whereof we have hereunto signed this _____ day of _______ 20__.

Transferor _______________ Transferee _______________

Witnesses to Signature _______________

46.          The Company may close the transfer registers and the Register for such period of time as the Board of Directors shall deem fit, provided that such period of time shall not in total exceed 30 (thirty) days each year.

47.          Every instrument of transfer shall be submitted to the Office or to such other place as the Board of Directors shall prescribe, for purposes of registration, together with the share certificates to be transferred, or if no such certificate was issued, together with a letter of allotment of the shares to be transferred, and/or such other proof as the Board of Directors may demand in regard to the transferor’s right of title or his right to transfer the shares. The Board of Directors shall have the right to refuse to recognize an assignment of shares until appropriate security under the circumstances has been provided, as shall be determined by the Board of Directors in a specific case or from time to time in general. Instruments of transfer which serve as the basis for transfers that are registered shall remain with the Company.

48.          The executors of the will or administrator of a deceased shareholder’s estate (such shareholder not being one of a joint owners of a share) or, in the absence of an administrator of the estate or executor of the will, shall be entitled to demand that the Company recognize them as owners of rights in the share. The provisions of Article 47 above shall apply, mutatis mutandis, also in regard to this Article.

49.          In the case of a share registered in the names of two or more Persons, the Company shall recognize only the surviving owners as Persons having rights in the share. However, the aforementioned shall not be construed as releasing the estate of a deceased joint shareholder from any and all undertakings in respect of the shares. Any Person who shall become an owner of shares following the death of a shareholder shall be entitled to be registered as owner of such shares after having presented to an officer of the Company to be designated by the Chief Executive Officer an inheritance order or probation order or order of appointment of an administrator of estate and any other proof as required - if these are sufficient in the opinion of such officer - testifying to such Person’s right to appear as shareholder in accordance with these Articles, and which shall testify to his title to such shares. The provisions of Article 47 above shall apply, mutatis mutandis, also in regard to this Article.

50.          The receiver or liquidator of a shareholder who is a company or the trustee in bankruptcy or the official receiver of a shareholder who is bankrupt, upon presenting appropriate proof to the satisfaction of an officer of the Company to be designated by the Chief Executive Officer that he has the right to appear in this capacity and which testifies to his title, may, with the consent of the Board of Directors (the Board of Directors shall not be obligated to give such consent) be registered as the owner of such shares. Furthermore, he may assign such shares in accordance with the rules prescribed in these Articles. The provisions of Article 47 above shall apply, mutatis mutandis, also in regard to this Article.

51.          A Person entitled to be registered as a shareholder following assignment pursuant to this Article shall be entitled, if approved by the Board of Directors and to the extent and under the conditions prescribed by the Board of Directors, to dividends and any other monies paid in respect of the shares, and shall be entitled to give the Company confirmation of the payments; however, he shall not be entitled to be present or to vote at any General Meeting of the Company or, subject to the provisions of these Articles, to make use of any rights of shareholders, until he has been registered as owner of such shares in the Register.

GENERAL MEETING

52.          A General Meeting shall be held at least once in every year, not later than 15 (fifteen) months after the last General Meeting, at such time and at such place as the Board of Directors shall determine. Such General Meeting shall be called an annual meeting, and all other meetings of the Company’s shareholders shall be called extraordinary meetings.

53.          The Board of Directors may call an extraordinary General Meeting whenever it sees fit to do so.

54.          The Board of Directors shall be obliged to call an extraordinary General Meeting upon a request in writing in accordance with the Law.

55.          The Company shall provide prior notice in regard to the holding of an annual meeting or an extraordinary meeting in accordance with the requirements of these Articles, the Law and the regulations promulgated thereunder. Subject to the provisions of the Law and the regulations promulgated thereunder, in counting the number of days of prior notice given, the day of publication of notice shall not be counted, but the day of the meeting shall be counted. The notice shall specify those items and contain such information as shall be required by the Companies Law, the regulations promulgated thereunder and any other applicable law and regulations. Subject to Article 63 below, in the event that the Company has established that an adjourned meeting shall be held on such date which is later than the date provided for in Section 78(b) of the Law, such later date shall be included in the notice. The Company may add additional places for shareholders to review the full text of the proposed resolutions, including an internet site. The notice shall be provided in the manner prescribed below under the heading “Notices” in Articles 128 to 131 below.

PROCEEDINGS AT GENERAL MEETING

56.          No business shall be conducted at a General Meeting unless a quorum is present, and no resolution shall be passed unless a quorum is present at the time the resolution is voted on. Except in cases where it is otherwise stipulated, a quorum shall be constituted when there are personally present, or represented by proxy, at least 2 (two) shareholders who hold, in the aggregate, at least a majority of the voting rights in the Company. A proxy may be deemed to be 2 (two) or more shareholders pursuant to the number of shareholders he represents.

57.          If within half an hour from the time appointed for the meeting, a quorum is not present, without there being an obligation to notify the shareholders to that effect, the meeting shall be adjourned to the same day, in the following week, at the same hour and at the same place or to a later time and date if so specified in the notice of the meeting, unless such day shall fall on a statutory holiday (either in Israel or in the U.S.), in which case the meeting will be adjourned to the first business day afterwards which is not a statutory holiday.

If the original meeting was convened upon requisition under Section 63 of the Law, one or more shareholders, present in person or by proxy, and holding the number of shares required for making such requisition, shall constitute a quorum at the adjourned meeting, but in any other case any two (2) shareholders present in person or by proxy, shall constitute a quorum at the adjourned meeting.

58.          The Chairman of the Board of Directors, or any other Person appointed for this purpose by the Board of Directors, shall preside at every General Meeting. If within 15 (fifteen) minutes from the time appointed for the meeting, the designated chairman for the meeting shall not be present, the shareholders present at the meeting shall elect one of their number to serve as chairman of the meeting.

59.          Resolutions at the General Meeting shall be passed in accordance with the definition of "Resolution" set forth in Article 1.1 above, unless otherwise required by Law or these Articles. Every vote at a General Meeting shall be conducted according to the number of votes to which each shareholder is entitled on the basis of the number of Ordinary Shares held by him which confer on him a right to vote at the General Meeting.

60.          Where a poll has been demanded, the chairman of the meeting shall accede to the demand. Where the chairman of the meeting held a poll, such poll shall be held in such manner, at such time and at such place as the chairman of the meeting directs, either immediately or after an interval or postponement, or in any other way, and the results of the vote shall be deemed to be the resolution at the meeting at which the poll was demanded. A person demanding a poll may withdraw his demand prior to the poll being held.

61.          A demand for the holding of a poll shall not prevent the continued business of the meeting on all other questions apart of the question in respect of which a poll was demanded.

62.          The announcement by the chairman of the meeting that a Resolution has been passed unanimously or by a particular majority, or has been rejected, and a note recorded to that effect in the Company’s minute book, shall serve as prima facie proof of such fact.

63.          The chairman of a General Meeting may adjourn the meeting from time to time and from place to place if approved by a consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), but at an adjourned meeting no other matters shall be considered or decided apart from the matters which were on the agenda of the meeting at which it was decided on the adjournment and in respect of which no Resolution was taken. The Company shall not deliver nor shall it be required to give notice in regard to the adjournment or in regard to the matters on the agenda of the adjourned meeting, unless the adjourned meeting is to be held more than 30 (thirty) days after the date of the original meeting, in which case a notice shall be published by the Company.

VOTES OF SHAREHOLDERS

64.          The voting rights of every shareholder entitled to vote at a General Meeting shall be as set forth in Article 7 of these Articles or to any other article herein governing voting rights.

65.          In the case of joint shareholders, the vote of the senior joint holder, given personally or by proxy, shall be accepted, to the exclusion of the vote of the remaining joint shareholders, and for these purposes the senior of the joint shareholders shall be the Person amongst the joint holders whose name appears first in the Register.

66.          A shareholder who is an Incapacitated Person may vote solely through his guardian or other person who fulfills the function of such guardian and who was appointed by a court, and any guardian or other person as aforesaid shall be entitled to vote by way of a proxy, or in such manner as the court directs.

67.          Any corporation which is a shareholder of the Company shall be entitled, by way of resolution of its directors or another organ which manages said corporation, to appoint such person which it deems fit, whether or not he is a shareholder of the Company, to act as its representative at any General Meeting of the Company or at a meeting of a class of shares in the Company which such corporation is entitled to attend and to vote thereat, and the appointed as aforesaid shall be entitled, on behalf of the corporation whom he represents, to exercise all of the same powers and authorities which the corporation itself could have exercised had it been a natural person holding shares of the Company.

68.          Every shareholder of the Company who is entitled to attend and vote at a General Meeting of the Company, shall be entitled to appoint a proxy. A proxy can be appointed by more than one shareholder, and he can vote in different ways on behalf of each principal.

The instrument appointing a proxy shall be in writing signed by the Person making the appointment or by his authorized representative, and if the Person making the appointment is a corporation, the power of attorney shall be signed in the manner in which the corporation signs on documents which bind it, and a certificate of an attorney with regard to the authority of the signatories to bind the corporation shall be attached thereto. The proxy need not be a shareholder of the Company.

69.          The instrument appointing a proxy, or a copy thereof certified by an attorney, shall be lodged at the Office, or at such other place as the Board of Directors shall specify, not less than forty-eight (48) hours prior to the meeting at which the proxy intends to vote on the strength of such instrument of proxy. Notwithstanding the above, the chairman of the meeting shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept any and all instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the meeting to which the document relates.

70.          Every instrument appointing a proxy, whether for a meeting specifically indicated, or otherwise, shall, as far as circumstances permit, be in the following form, or in any other form approved by the Board of Directors:

I ______________ of ______________ being a shareholder holding voting shares in Stratasys Ltd., hereby appoint Mr./Ms. ______________ of ______________ or failing him/her, Mr./Ms. ______________ or ______________, or failing him/her, Mr./Ms. ______________ of ______________, to vote in my name, place and stead at the (ordinary/extraordinary) General Meeting of the Company to be held on the ____ of ______ 20__, and at any adjourned meeting thereof.

In witness whereof I have hereto set my hand on the _____ day of _____

71.          No shareholder shall be entitled to vote at a General Meeting unless he has paid all of the calls and all of the amounts due from him, for the time being, in respect of his shares.

72.          A vote given in accordance with the instructions contained in an instrument appointing a proxy shall be valid notwithstanding the death or bankruptcy of the appointer, or the revocation of the proxy, or the transfer of the shares in respect of which the vote was given as aforesaid, unless notice in writing of the death, revocation or transfer is received at the Office of the Company, or by the chairman of the General Meeting, prior to such vote.

73.          Subject to the Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the chairman of the meeting, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the Shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy, provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 69 hereof, or (ii) if the appointing shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the Chairman of such meeting of written notice from such shareholder of the revocation of such appointment, or if and when such shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 73 at or prior to the time such vote was cast.

THE BOARD OF DIRECTORS

74.

74.1.          Subject to the appointment of persons to fill vacancies pursuant to Article 77, the number and identity of directors as in effect at the Effective Time shall remain unchanged for the Initial Term, provided, however, that the term and the procedure for election of each External Director shall be as mandated by and subject to the Companies Law.

74.2.          Unless the annual General Meeting to be first held in the year 2014 is to be held after the second anniversary of the Effective Time of the Merger, the Company shall convene a General Meeting within 60 days of such second anniversary, and in connection with either such meeting, the Board of Directors of the Company shall resolve by a majority vote, which majority shall include the affirmative vote of at least two Class A Directors and two Class B Directors (other than, for the sake of clarity, the Class A External Director and the Class B External Director), the names of between seven (7) and eleven (11) persons to be proposed to the shareholders of the Company for election as directors of the Company at such meeting to serve until the next annual General Meeting.

74.3.          This Article 74 may be amended only by the vote of all members of the Board of Directors then in office less one and the vote of the shareholders as provided in Article 138.

75.          Following the Initial Term, and unless otherwise resolved by a Resolution of the General Meeting of the Company:

75.1.          The number of directors of the Company (including the External Directors) shall be between seven (7) and eleven (11) as determined by the Board of Directors. Any director shall be eligible for re-election upon termination of his term of office. For as long as the Company is a Public Company, as defined in the Law, the Company shall appoint at least 2 (two) External Directors to office, of which at least 1 (one) should possess Accounting and Financial Expertise, as defined in the Law.

75.2.          Prior to every annual meeting of the Company after the Initial Term, the Board of Directors of the Company shall resolve by a majority vote the names of the persons to be proposed to the shareholders of the Company for election as directors of the Company until the next annual meeting (the “Nominees”). Except for the Nominees, no candidate for the office of a director of the Company may be proposed at an annual General Meeting of the Company unless by no later than January 31st of the calendar year in which the upcoming annual General Meeting will be convened), a notice in writing, signed by shareholders entitled to attend a meeting in respect of which notice has been sent and who are entitled to vote thereat and who hold such number of shares or of voting power in the Company entitling, subject to all law then applicable, said shareholder(s) to propose a candidate for the office of a director of the Company , is delivered to the Office stating the name of candidates for the office of directors instead of the Nominees proposed by the Board of Directors (“Alternate Nominees”).

75.3.          The Nominees or Alternate Nominees shall be elected by a Resolution at every annual General Meeting, for a term of office which shall end upon the convening of the first annual meeting held after the date of their election.

75.4.          Every Director shall hold office until the end of the next annual General Meeting following the General Meeting at which he was elected, unless his office is vacated in accordance with Articles 77 or Article 80 below. If at the annual General Meeting no Nominees or Alternate Nominees are elected, the directors then in office shall continue to hold office until the convening of a General Meeting at which Nominees or Alternate Nominees shall be elected.

76.          The directors in their capacity as such shall be entitled to receive remuneration as shall be determined in compliance with the Law and the regulations promulgated thereunder. The conditions (including remuneration) of the terms of office of members of the Board of Directors shall be decided by the Board of Directors, but the same shall be valid only if ratified in the manner required under the Law. The remuneration of directors may be fixed as an overall payment or other consideration and/or as a payment or other consideration in respect of attendance at meetings of the Board of Directors. In addition to his remuneration, each director shall be entitled to be reimbursed, retroactively or in advance, in respect of his reasonable expenses connected with performing his functions and services as a director. Such entitlement shall be determined in accordance with, and shall be subject to, a specific resolution or policy adopted by the Board of Directors regarding such matter.

77.

77.1.          Subject to the provisions of the Law with regard to External Directors and subject to Article 80 below, the office of a member of the Board of Directors shall be vacated in any one of the following events:

77.1.1.         if he resigns his office by way of a letter signed by him, submitted to the Office of the Company;

77.1.2.         if he is declared bankrupt;

77.1.3.         if he becomes an Incapacitated Person;

77.1.4.         upon his death;

77.1.5.         if he is prevented by applicable law from serving as a director of the Company;

77.1.6.         if the Board terminates his office according to Section 231 of the Law;

77.1.7.         if a court order is given in accordance with Section 233 of the Law;

77.1.8.         if he is removed from office by a Resolution at a General Meeting of the Company; provided, however, that during the Initial Term, a Class A Director may be removed only for Cause by the unanimous vote of all other Class A Directors and a Class B Director may be removed only for Cause by the unanimous vote of all other Class B Directors; or

77.1.9.         if his period of office has terminated in accordance with the provisions of these Articles.

77.2.

77.2.1.         Until the end of the Initial Term, (i) if the office of one or more of the Class A Directors should be vacated, the remaining Class A Directors (other than, for the sake of clarity, the Class A External Director) shall appoint additional director(s), so that the number of the Class A Directors shall be four (4), provided, that, that with respect to the External Director nominated by Objet under the Merger Agreement (or his or her successor), all other requirements under the Law with respect to the appointment, vacation of office and the removal of External Directors have been met; and (ii) if the office of one or more of the Class B Directors should be vacated, the remaining Class B Directors (other than, for the sake of clarity, the Class B External Director) shall appoint additional director(s), so that the number of the Class B Directors shall be five (5); provided, that, that with respect to the External Director nominated by Stratasys under the Merger Agreement (or his or her successor), all other requirements under the Law with respect to the appointment, vacation of office and the removal of External Directors have been met; and provided, further, that such nomination shall be subject to the prior approval of all of the Class A Directors other than, for the sake of clarity, the Class A External Director.

77.2.2.    Following the end of the Initial Term, if the office of a member of the Board of Directors should be vacated, the remaining members of the Board of Directors shall be entitled to act for all purposes for a term of office equivalent to the remaining period of the term of office of the director whose office has been vacated, for as long as their number does not fall below the minimum, for the time being, specified for the directors, as prescribed in Article 75.1 above. Should their number fall below the aforesaid minimum, the directors shall not be entitled to act, except for the appointment of additional directors, or for the purpose of calling a General Meeting for the appointment of additional directors, or for the purpose of calling a General Meeting for the appointment of a new Board of Directors. Notwithstanding the foregoing, the office of an External Director shall be vacated only in accordance with the provisions for the vacation of office and the removal of External Directors under the Law.

OTHER PROVISIONS REGARDING DIRECTORS

78.

78.1.          Subject to any mandatory provisions of applicable law, a director shall not be disqualified by virtue of his office from holding another office in the Company or in any other company in which the Company is a shareholder or in which it has any other form of interest, or of entering into a contract with the Company, either as seller or buyer or otherwise. Likewise, no contract made by the Company or on its behalf in which a director has any form of interest may be nullified and a director shall not be obliged to account to the Company for any profit deriving from such office, or resulting from such contract, merely by virtue of the fact that he serves as a director or by reason of the fiduciary relationship thereby created, but such director shall be obliged to disclose to the Board of Directors the nature of any such interest at the first opportunity.

A general notice to the effect that a director is a shareholder or has any other form of interest in a particular firm or a particular company and that he must be deemed to have an interest in any business with such firm or company shall be deemed to be adequate disclosure for purposes of this Article in relation to such director, and after such general notice has been given, such director shall not be obliged to give special notice in relation to any particular business with such firm or such company.

78.2.          Subject to the provisions of the Law and these Articles, the Company shall be entitled to enter into a transaction in which an Office Holder of the Company has a personal interest, directly or indirectly, and may enter into any contract or otherwise transact any business with any third party in which contract or business an Office Holder has a personal interest, directly or indirectly.

79.          Following the Effective Time and until the end of the Initial Term, Mr. S. Scott Crump shall serve in the position of the Chairman of the Board of Directors (the "Chairman of the Board of Directors"). Following the end of the Initial Term, the Board of Directors shall elect one (1) or more of its members to serve as Chairman of the Board of Directors, provided that, subject to the provisions of Section 121(c) of the Law, the Chief Executive Officer of the Company shall not serve as Chairman of the Board of Directors. Notwithstanding anything to the contrary herein, the office of Chairman of the Board of Directors shall be vacated in each of the cases mentioned in Articles 77.1 above and 80 below. If, prior to the end of the Initial Term, there shall be a vacancy in the office of Chairman of the Board of Directors, then Mr. Elan Jaglom shall become Chairman of the Board of Directors. If, (x) subsequent to Mr. Jaglom assuming such position or (y) Mr. Jaglom fails to become Chairman of the Board of Directors for any reason, and prior to the end of the Initial Term there shall again be a vacancy in the office of Chairman of the Board of Directors, the Board of Directors of the Company shall appoint a person to fill such vacancy by a majority vote, which majority shall include the affirmative vote of at least two Class A Directors and two Class B Directors (other than, for the sake of clarity, the Class A External Director and the Class B External Director). The Board of Directors may also elect (a) member(s) to serve as Vice Chairman, who shall have such duties and authorities as the Board of Directors may assign to him.

80.          Subject to the provisions of Articles 74, 77 above and 138 below, the Company may, in a General Meeting, by a Resolution, dismiss any Director within the meaning thereof under Article 1.1 of these Articles, prior to the end of his term of office, and it shall be entitled, by a Resolution, to appoint another individual in his place as a director of the Company. The individual so appointed shall hold such office only for that period of time during which the director whom he replaces would have held office.

CHIEF EXECUTIVE OFFICER

81.

81.1.          The Board of Directors shall, from time to time, appoint a Chief Executive Officer and subject to the provisions of the Law delineate his powers and authorities and his remuneration. Subject to any contract between the Chief Executive Officer and the Company, the directors may dismiss him or replace him at any time they deem fit. Notwithstanding the foregoing, following the Effective Time and until the end of the Initial Term, or unless otherwise determined by a Resolution adopted by a majority vote, which shall include the affirmative vote of all Class A Directors and two Class B Directors, Mr. David Reis shall serve as Chief Executive Officer.

81.2.          The Chief Executive Officer need not be a director or shareholder of the Company.

81.3.          Subject to Article 81.1 above and to the provisions of any contract between the Chief Executive Officer and the Company, all of the same provisions with regard to appointment, resignation and removal from office shall apply to the Chief Executive Officer if he is also a director, as apply to the Elected Directors. The directors shall be entitled from time to time to delegate to the Chief Executive Officer for the time being such of the powers they have pursuant to these Articles as they deem appropriate, and they shall be entitled to grant such powers for such period and for such purposes and on such conditions and with such restrictions as they deem expedient, and they shall be entitled to grant such powers without renouncing the powers and authorities of the Board of Directors in such regard, and they may, from time to time, revoke, annul and alter such delegated powers and authorities, in whole or in part.

81.4.          Subject to the provisions of the Law, the remuneration of the Chief Executive Officer shall be fixed from time to time by the Board of Directors (and shall be approved by the Audit Committee of Directors or a compensation Committee of Directors composed solely of individuals fit to serve on the Audit Committee of Directors, as prescribed by the Law) and it may be in the form of a fixed salary or commissions or a participation in profits, or in any other manner which may be decided by the Board of Directors (and approved by the relevant Committee of Directors).

PROCEEDINGS OF THE BOARD OF DIRECTORS

82.

82.1.          The Board of Directors shall convene for a meeting at least once every fiscal quarter.

82.2.          The Board of Directors may meet in order to exercise its powers pursuant to Section 92 of the Law, including without limitation to supervise the Company’s affairs, and it may, subject to the provisions of the Law, adjourn its meetings and regulate its proceedings and operations as it deems fit. It may also prescribe the quorum required for the conduct of business. Until otherwise decided a quorum shall be constituted if a majority of the directors holding office for the time being are present.

82.3.          Should a director or directors be barred from being present and voting at a meeting of the Board of Directors by virtue of the contents of Section 278 of the Law, the quorum shall be a majority of the directors entitled to be present and to vote at the meeting of the Board of Directors.

83.          Any director or the Auditors, in the event stipulated in Section 169 of the Law, may, at any time, demand the convening of a meeting of the Board of Directors. The Chairman of the Board shall be obliged, on such demand, to call such meeting on the date requested by the director or Chief Executive Officer soliciting such a meeting, provided that proper notice pursuant to Article 84 is given.

84.          Every director shall be entitled to receive notice of meetings of the Board of Directors, and such notice may be in writing or by facsimile, telegram or electronic mail, sent to the last address (whether physical or electronic) or facsimile number given by the director for purposes of receiving notices, provided that the notice shall be given at least a reasonable amount of time prior to the meeting and in no event less than 48 (forty eight) hours prior notice, unless the urgency of the matter(s) to be discussed at the meeting reasonably require(s) a shorter notice period.

85.          Every meeting of the Board of Directors at which a quorum is present shall have all the powers and authorities vested for the time being in the Board of Directors.

86.          Subject to the provisions of these Articles, questions which arise at meetings of the Board of Directors shall be decided by a simple majority of the members of the Board of Directors attending such meeting and voting on such matter. In the case of an equality of votes of the Board of Directors, the Chairman of the Board of Directors shall not have a second or casting vote, and the proposal shall be deemed to be defeated.

If the Chairman of the Board of Directors is not present within 30 (thirty) minutes after the time appointed for the meeting, the directors present shall elect one of their members to preside at such meeting.

87.          The Board of Directors may adopt resolutions, without convening a meeting of the Board of Directors, in any manner permitted by the Law.

88.          The Board of Directors may hold meetings by use of any means of communication, on condition that all participating directors can hear each other at the same time. In the case of a resolution passed by way of a telephone call or any such other means of communication, a copy of the text of the resolution shall be sent, as soon as possible thereafter, to the directors.

GENERAL POWERS OF THE BOARD OF DIRECTORS

89.          The supervision of the Company’s affairs shall be in the hands of the Board of Directors, which shall be entitled to exercise all of the powers and authorities and to perform any act and deed which the Company is entitled to exercise and to perform in accordance with its Memorandum of Association and these Articles or according to law, and in respect of which there is no provision or requirement in these Articles, or in the Law or/and in the

U.S. Rules, that same be exercised or done by the shareholders in a General Meeting or by a Committee of Directors.

90.          The Board of Directors may, as it deems fit and subject to any applicable law, delegate to a committee (a “Committee of Directors”) certain of its powers and authorities, in whole or in part to the fullest extent provided by any applicable law. The curtailment or revocation of the powers and authorities of a Committee of Directors by the Board of Directors shall not invalidate a prior act of such Committee of Directors or an act taken in accordance with its instructions, which would have been valid had the powers and authorities of the Committee of Directors not been altered or revoked by the Board of Directors. Subject to applicable law, a Committee of Directors may be comprised of one (1) director or of several directors, and in the case of a Committee of Directors that is appointed to advise the Board of Directors only, persons who are not directors may be appointed to it. Notwithstanding the foregoing, during the Initial Term, unless otherwise agreed in writing by a majority of the Board of Directors, including at least two Class A Directors and two Class B Directors (other than, for the sake of clarity, the Class A External Director and the Class B External Director), each Committee of Directors shall have an equal number of Class A Directors or Class A External Director, on the one hand, and Class B Directors or Class B External Director, on the other hand. In addition, the powers of any chairman of a Committee of Directors (including the Executive Committee) with respect to the operation of such committee shall be the same as the Chairman of the Board of Directors hereunder and under the Law, mutatis mutandis.

91.          The meetings and proceedings of every such Committee of Directors which is comprised of 2 (two) or more members shall be conducted in accordance with the provisions contained in these Articles in regard to the conduct of meetings and proceedings of the Board of Directors to the extent that the same are suitable for such committee, and so long as no provisions have been adopted in replacement thereof by the Board of Directors.

92.          Notwithstanding anything else herein to the contrary, at the Effective Time, the Company shall constitute an Executive Committee whose duties will be to implement the Company’s business strategy and the post-Merger integration following the Effective Time, subject to approval by the Company’s Board of any actions to be taken outside of the ordinary course of the Company’s business. During the Initial Term and unless otherwise resolved by a majority of the Board anytime thereafter (a) the Executive Committee shall consist of four members of the Board of Directors as listed in the Merger Agreement; (b) any vacancies on the Executive Committee during the Initial Term will be filled as follows: should there be a vacancy of a Class A Director or Class A External Director on the Executive Committee, then the Chairman of the Executive Committee shall nominate another director to serve on the committee, with the consent of the Chairman of the Board of Directors, and should there be a vacancy of a Class B Director on the Executive Committee, then the Chairman of the Board of Directors shall nominate another director to serve on the committee, with the consent of the Chairman of the Executive Committee and]; (c) Mr. Elan Jaglom will serve as Chairman of the Executive Committee; and (d) the Company’s Chief Executive Officer will be an observer to the Executive Committee. Unless otherwise resolved by the Executive Committee, the chairman of the Executive Committee may and, upon request of any member serving on the Executive Committee, shall convene a meeting of said committee, and set the agenda thereof. A quorum for a convened meeting shall be a majority of the members thereof. Meetings may be held in the same manner as permitted by Article 88 hereof. The Executive Committee shall record minutes of its meetings.

RATIFICATION OF ACTIONS

93.          Subject to the Law, all acts taken in good faith by the Board of Directors and/or a Committee of Directors or by an individual acting as a member thereof shall be valid even if it is subsequently discovered that there was a defect in the appointment of the Board of Directors, the Committee of Directors or the member, as the case may be, or that the members, or one of them, was/were disqualified from being appointed as a director/s or to a Committee of Directors.

94.

94.1.          The Board of Directors or any Committee of Directors may ratify any act the performance of which at the time of the ratification was within the scope of the authority of the Board of Directors or the relevant Committee of Directors.

94.2.          The General Meeting shall be entitled to ratify any act taken by the Board of Directors and/or any Committee of Directors without authority or which was tainted by some other defect.

94.3.          From the time of the ratification, every act ratified as aforesaid, shall be treated as though lawfully performed from the outset.

95.          The Board of Directors may, from time to time, in its absolute discretion, borrow or secure any amounts of money required by the Company for the conduct of its business.

96.          The Board of Directors shall be entitled to raise or secure the repayment of an amount obtained by them, in such way and on such conditions and times as they deem fit. The Board of Directors shall be entitled to issue documents of undertaking, such as options, debentures or debenture stock, whether linked or redeemable, convertible debentures or debentures convertible into other securities, or debentures which carry a right to purchase shares or to purchase other securities, or any mortgage, pledge, collateral or other charge over the property of the Company and its undertaking, in whole or in part, whether present or future, including the uncalled share capital or the share capital which has been called but not yet paid.

The deeds of undertaking, debentures of various types or other forms of collateral security may be issued at a discount, at a premium or otherwise and with such preferential or deferred or other rights, as the Board of Directors shall, from time to time, decide.

SIGNING POWERS

97.          Subject to any other resolution on the subject passed by the Board of Directors, the Company shall be bound only pursuant to a document in writing bearing its seal or its rubber stamp or its printed name, and the signature of whomever may be authorized by the Board of Directors, which shall be entitled to empower any person, either alone or jointly with another, even if he is not a shareholder of the Company or a director, to sign and act in the name and on behalf of the Company.

98.          The Board of Directors shall be entitled to prescribe separate signing power in regard to different businesses of the Company and in respect of the limit of the amounts in respect of which various persons shall be authorized to sign.

SECRETARY, OFFICE-HOLDERS, CLERKS AND REPRESENTATIVES

99.          The Board of Directors shall be entitled, from time to time, to appoint, or to delegate to the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors, the ability to appoint Office Holders (other than directors), a Secretary for the Company, employees and agents to such permanent, temporary or special positions, and to specify and change their titles, authorities and duties, and may set, or delegate to the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors, the ability to set salaries, bonuses and other compensation of any employee or agent who is not an Office Holder. Salaries, bonuses and compensation of Office Holders who are not directors shall be determined and approved by the Chief Executive Officer, and/or in such other manner as may be required from time to time under the Law. The Board of Directors, or the Chief Executive Officer, either alone or together with other persons designated by the Board of Directors, (in the case of any Office Holder, employee or agent appointed thereby), shall be entitled at any time, in its, his or their (as applicable) sole and absolute discretion, to terminate the services of one of more of the foregoing persons (in the case of a director, however, subject to compliance with Article 77 above).

100.       The Board of Directors and the Chief Executive Officer may from time to time and at any time empower any person to serve as representative of the Company for such purposes and with such powers and authorities, instructions and discretions for such period and subject to such conditions as the Board of Directors (or the Chief Executive Officer, as the case may be) shall deem appropriate. The Board of Directors may (or the Chief Executive Officer, as the case may be) grant such person, inter alia, the power to transfer the authority, powers and discretions vested in him, in whole or in part. The Board of Directors may (or the Chief Executive Officer, as the case may be), from time to time, revoke, annul, vary or change any such power or authority, or all such powers or authorities collectively.

DIVIDENDS, BONUS SHARES, FUNDS AND CAPITALIZATION OF FUNDS AND PROFITS

101.       The Board of Directors may, prior to recommending any dividend, set aside out of the profits of the Company such amounts as it deems fit for a reserve fund for extraordinary purposes or for the equalization of dividends or for special dividends, or for the repair, improvement, maintenance or replacement of the property of the Company, or for any other purpose, as the Board of Directors, in its sole and absolute discretion, shall deem expedient.

102.       The Board of Directors shall be entitled to invest the amounts set aside as aforesaid in Article 101 above in any investments whatsoever, as it may deem fit, and from time to time deal with such investments and vary same, and make use thereof, as it deems fit, and it may divide the reserve fund into special funds in such manner as it deems fit, and may utilize a fund or part thereof for the business of the Company, without being obliged to keep same separate from the remaining assets of the Company.

103.       Unless otherwise permitted by the Law, no dividends shall be paid other than out of the Profits of the Company as such term is defined in the Law.

104.       The Board of Directors may decide on the payment of a dividend or on the distribution of bonus shares.

105.       A dividend in cash or bonus shares shall be paid or distributed, as the case may be, equally to the holders of the Ordinary Shares registered in the Register, pro rata to the nominal amount of capital paid up or credited as paid up on the shares, without reference to any premium which may have been paid thereon. However an amount paid on account of a share prior to the payment thereof having been called, or prior to the due date for payment thereof, and on which the Company is paying interest, shall not be taken into account for purposes of this Article as an amount paid-up on account of the share.

106.       Unless other instructions are given, it shall be permissible to pay any dividend by way of a check or payment order to be sent by post to the registered address of the shareholder or the Person entitled thereto, or in the case of joint shareholders being registered, to the shareholder whose name stands first in the Register in relation to the joint shareholding. Every such check shall be made in favor of the person to whom it is sent. A receipt by the person whose name, on the date of declaration of the dividend, was registered in the Register as the owner of the shares, or in the case of joint holders, by one of the joint holders, shall serve as a discharge with regard to all the payments made in connection with such share.

The directors shall be entitled to invest any dividend which has not been claimed for a period of 1 (one) year after having been declared, or to make use thereof in any other way for the benefit of the Company until such time as it is claimed. The Company shall not be obliged to pay interest or linkage in respect of an unclaimed dividend.

107.       Unless otherwise specified in the terms of issue of shares or of securities convertible into, or which grant a right to purchase, shares, any shares that are fully paid-up or credited as paid-up shall at any time confer on their holders the right to participate in the full dividends and in any other distribution for which the determining date for the right to receive the same is the date at which the aforesaid shares were fully paid-up or credited as fully paid-up, as the case may be, or subsequent to such date.

108.       A dividend or other beneficial rights in respect of shares shall not bear interest.

109.       The Board of Directors shall be entitled to deduct from any dividend or other beneficial rights, all amounts of money which the holder of the share in respect of which the dividend is payable or in respect of which the other beneficial rights were given, may owe to the Company in respect of such share, whether or not the due date for payment thereof has arrived.

110.       The Board of Directors shall be entitled to retain any dividend or bonus shares or other beneficial rights in respect of a share in relation to which the Company has a lien, and to utilize any such amount or the proceeds received from the sale of any bonus shares or other beneficial rights, for the discharge of the debts or liabilities in respect of which the Company has a lien.

111.       The Board of Directors may decide that a dividend is to be paid in whole or in part, by way of a distribution of assets of the Company in kind, including by way of debentures or debenture stock of the Company, or shares or debentures or debenture stock of any other company, or in any other way.

112.

112.1.      The Board of Directors may, at any time and from time to time, decide that any portion of the amounts standing for the time being to the credit of any capital fund (including a fund created as a result of a revaluation of the assets of the Company), or which are held by the Company as Profits available for distribution, shall be capitalized for distribution subject to and in accordance with the provisions of the Law and of these Articles, amongst those shareholders who are entitled thereto and pro rata to their entitlement under these Articles, provided that the same shall not be paid in cash but shall serve for the payment up in full either at par or with a premium as prescribed by the Company, of shares which have not yet been issued or of debentures of the Company which shall be allotted and distributed amongst the shareholders in the aforesaid ratio as fully paid-up shares or debentures.

112.2.      The Board of Directors shall be entitled to distribute bonus shares and to decide that the bonus shares shall be of the same class which confers on the shareholders or the Persons entitled thereto the right to participate in the distribution of bonus shares, or may decide that the bonus shares shall be of a uniform class to be distributed to each of the shareholders or Persons entitled to shares as aforesaid, without reference to the class of shares conferring the right to participate in the distribution on the holders of the shares or the Persons entitled thereto as aforesaid.

113.

113.1.      In every case that the Company issues bonus shares by way of a capitalization of profits or funds at a time at which securities issued by the Company are in circulation and confer on the holders thereof rights to convert the same into shares in the share capital of the Company, or options to purchase shares in the share capital of the Company (such rights of conversion or options shall henceforth be referred to as the “Rights”), the Board of Directors shall be entitled (in a case that the Rights or part thereof shall not be otherwise adjusted in accordance with the terms of their issue) to transfer to a special fund designated for the distribution of bonus shares in the future (to be called by any name that the Board of Directors may decide on and which shall henceforth be referred to as the “Special Fund”) an amount equivalent to the nominal amount of the share capital to which some or all of the Rights holders would have been entitled as a result of the issue of bonus shares, had they exercised their Rights prior to the determining date for the right to receive bonus shares, including rights to fractions of bonus shares, and in the case of a second or additional distribution of bonus shares in respect of which the Company acts pursuant to this Article, including entitlement stemming from a previous distribution of bonus shares.

113.2.      In the case of the allotment of shares by the Company as a consequence of the exercise of entitlement by the owners of shares in those cases in which the Board of Directors has made a transfer to the Special Fund in respect of the Rights pursuant to Article 113.1 above, the Board of Directors shall allot to each such shareholder, in addition to the shares to which he is entitled by virtue of having exercised his rights, such number of fully paid-up shares the nominal value of which is equivalent to the amount transferred to the Special Fund in respect of his rights, by way of a capitalization to be effected by the Board of Directors of an appropriate amount out of the Special Fund. The Board of Directors shall be entitled to decide on the manner of dealing with rights to fractions of shares in its sole discretion.

113.3.      If after any transfer to the Special Fund has been made the Rights should lapse, or the period should end for the exercise of Rights in respect of which the transfer was effected without such Rights being exercised, then any amount which was transferred to the Special Fund in respect of the aforesaid unexercised Rights shall be released from the Special Fund, and the Company may deal with the amount so released in any manner it would have been entitled to deal therewith had such amount not been transferred to the Special Fund.

114.       For the implementation of any resolution regarding a distribution of shares or debentures by way of a capitalization of profits as aforesaid, the Board of Directors may:

114.1.      Resolve any difficulty which arises or may arise in regard to the distribution in such manner as it deems fit and may take all of the steps that it deems expedient in order to overcome such difficulty.

114.2.      Issue certificates in respect of fractions of shares, or decide that fractions of less than an amount to be decided by the Board of Directors shall not be taken into account for purposes of adjusting the rights of the shareholders or may sell the fractions of shares and pay the proceeds (net) to the Persons entitled thereto.

114.3.      Sign, or appoint a Person to sign, on behalf of the shareholders on any contract or other document which may be required for purposes of giving effect to the distribution, and, in particular, shall be entitled to sign or appoint a Person who shall be entitled to appoint and submit a contract as referred to in Sections 291 and 292 of the Law.

114.4.      Make any arrangement or other scheme which is required in the opinion of the Board of Directors in order to facilitate the distribution.

115.       The Board of Directors shall be entitled, as it deems appropriate and expedient, to appoint trustees or nominees for those registered shareholders who have failed to notify the Company of a change of their address and who have not applied to the Company in order to receive dividends, shares or debentures out of capital, or other benefits during the aforesaid period. Such trustees or nominees shall be appointed for the use, collection or receipt of dividends, shares or debentures out of capital and rights to subscribe for shares which have not yet been issued and which are offered to the shareholders but they shall not be entitled to transfer the shares in respect of which they were appointed, or to vote on the basis of holding such shares. In all of the terms and conditions governing such trusts and the appointment of such nominees it shall be stipulated by the Company that upon the first demand by a beneficial holder of a share being held by the trustee or nominee, such trustee or nominee shall be obliged to return to such shareholder the share in question and/or all of those rights held by it on the shareholder’s behalf (all as the case may be). Any act or arrangement effected by any such nominees or trustee and any agreement between the Board of Directors and a nominee or trustee shall be valid and binding in all respects.

116.       The Board of Directors may from time to time prescribe the manner for payment of dividends or the distribution of bonus shares and the arrangement connected therewith. Without derogating from the generality of the foregoing, the Board of Directors shall be entitled to pay any dividends or moneys in respect of shares by sending a check via the mails to the address of the holder of registered shares according to the address registered in the register of shareholders of the Company. Any dispatch of a check as aforesaid shall be done at the risk of the shareholder.

In those cases in which the Board of Directors specifies the payment of a dividend, distribution of shares or debentures out of capital, or the grant of a right to subscribe for shares which have not yet been issued and which are offered to the shareholders against the delivery of an appropriate coupon attached to any share certificate, such payment, distribution or grant of right to subscribe against a suitable coupon to the holder of such coupon, shall constitute a discharge of the Company’s debt in respect of such operation as against any person claiming a right to such payment, distribution or grant of right to subscribe, as the case may be.

117.       If two (2) or more Persons are registered as joint holders of a share, each of them shall be entitled to give a valid receipt in respect of any dividend, share or debenture out of capital, or other moneys, or benefits, paid or granted in respect of such share.

BOOKS OF THE COMPANY

118.       The Board of Directors shall comply with all the provisions of the Law in regard to the recording of charges and the keeping and maintaining of a register of directors, register of shareholders and register of charges.

119.       Any book, register and record that the Company is obliged to keep in accordance with the Law or pursuant to these Articles shall be recorded in a regular book, or by technical, mechanical or other means, as the Board of Directors shall decide.

120.       Subject to and in accordance with the provisions of Sections 138 to 139, inclusive, of the Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board of Directors may think fit, and, subject to all applicable requirements of law, the Board of Directors may from time to time adopt such rules and procedures as it may think fit in connection with the keeping of such branch registers.

BOOKS OF ACCOUNT

121.       The Board of Directors shall keep proper books of account in accordance with the provisions of the Law. The books of account shall be kept at the Office, or at such other place or places as the Board of Directors shall deem expedient, and shall at all times be open to the inspection of members of the Board of Directors. A shareholder of the Company who is not a member of the Board of Directors shall not have the right to inspect any books or accounts or documents of the Company, unless such right has been expressly granted to him by the Law, or if he has been permitted to do so by the Board of Directors or by the shareholders based on a Resolution adopted at a General Meeting.

122.       The Board of Directors shall from time to time arrange and submit to the General Meeting a balance sheet and statement of income of the Company.

A copy of the balance sheet and the statement of income shall be delivered to the shareholders registered in the Register in the manner prescribed in regard to the giving of notices, at least seven days prior to the meeting.

The provisions of this Article shall not make it obligatory to send a copy of the aforesaid documents to a shareholder whose address is unknown to the Company, or to more than one joint holder of a share. Any shareholder to whom a copy of the aforesaid documents is not sent, and also a person who produces to the Company a certificate from a bank to the effect that shares of the Company are held for him at such bank, shall be entitled to request to receive copies of such documents at the Office of the Company.

123.       At least once each year the accounts of the Company and the correctness of the statement of income and the balance sheet shall be audited and confirmed by an independent auditor or auditors.

124.       The Company shall, in an annual General Meeting, appoint an independent auditor or auditors who shall hold such position until the next annual General Meeting, and their appointment, remuneration and rights and duties shall be subject to the provisions of the Law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the shareholders in an annual General Meeting may, by a Resolution, act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such Resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with both the volume and nature of the services rendered by the auditor(s). By an act appointing such auditors, the Company may appoint the auditor(s) to serve for a period of up to the end of completion of the audit of the yearly financial statements for the three (3) year period then ended.

125.       The auditors shall be entitled to receive notices of every General Meeting of the Company and to attend such meetings and to express their opinions on all matters pertaining to their function as the auditors of the Company.

126.       Subject to the provisions of the Law and the U.S. Rules, any act carried out by the auditors of the Company shall be valid as against any person doing business in good faith with the Company, notwithstanding any defect in the appointment or qualification of the auditors.

127.       For as long as the Company is a Public Company, as defined in the Law, it shall appoint an internal auditor possessing the authorities set forth in the Law. The internal auditor of the Company shall present all of its proposed work plans to the Audit Committee of Directors, which shall have the authority to approve them, subject to any modifications in its discretion.

NOTICES

128.

128.1.      The Company may serve any written notice or other document on a shareholder by way of delivery by hand, by facsimile transmission or by dispatch by prepaid registered mail to his address as recorded in the Register, or if there is no such recorded address, to the address given by him to the Company for the sending of notices to him.

128.2.      Any shareholder may serve any written notice or other document on the Company by way of delivery by hand at the Office, by facsimile transmission to the Company or by dispatch by prepaid registered mail to the Company at the Office.

128.3.      Any notice or document which is delivered or sent to a shareholder in accordance with these Articles shall be deemed to have been duly delivered and sent in respect of the shares held by him (whether in respect of shares held by him alone or jointly with others), notwithstanding the fact that such shareholder has died or been declared bankrupt at such time (whether or not the Company knew of his death or bankruptcy), and shall be deemed to be sufficient delivery or dispatch to heirs, trustees, administrators or transferees and any other persons (if any) who have a right in the shares.

128.4.      Any such notice or other document shall be deemed to have been served:

128.4.1.     in the case of mailing, 48 hours after it has been posted, or when actually received by the addressee if sooner than 48 hours after it has been posted;

128.4.2.     in the case of overnight air courier, on the next day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner;

128.4.3.     in the case of personal delivery, when actually tendered in person to such shareholder;

128.4.4.     in the case of facsimile or other electronic transmission (including email), the next day following the date on which the sender receives automatic electronic confirmation by the recipient’s facsimile machine or computer or other device that such notice was received by the addressee; or

128.4.5.     in the case a notice is, in fact, received by the addressee, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 128.

129.       Any shareholder whose address is not described in the Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company. In the case of joint holders of a share, the Company shall be entitled to deliver a notice by dispatch to the joint holder whose name stands first in the Register in respect of such share.

130.       Whenever it is necessary to give notice of a particular number of days or a notice for another period, the day of delivery shall be counted in the number of calendar days or the period, unless otherwise specified.

131.       Written notice by the Company of a General Meeting, containing the information required to be set forth in such notice under these Articles, shall be delivered to every shareholder on the Register at least 21 (twenty-one) days prior to its being convened and otherwise as provided in Section 69 of the Companies Law.

INSURANCE, INDEMNITY AND EXCULPATION

132.       Subject to the provisions of the Law, the Company shall be entitled to enter into a contract to insure all or part of the liability of an Office Holder of the Company, imposed on him in consequence of an act which he has performed by virtue of being an Office Holder, in respect of any of the following:

132.1.      The breach of a duty of care to the Company or to any other Person;

132.2.      The breach of a fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds for believing that the action would not adversely affect the best interests of the Company;

132.3.      A pecuniary liability imposed on him in favor of any other person in respect of an act done in his capacity as an Office Holder.

133.       Subject to the provisions of the Law, the Company shall be entitled to indemnify an Office Holder of the Company, to the fullest extent permitted by the Law. Subject to the provisions of the Law, including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided, in each of the below cases, that such liabilities or expenses were incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

133.1.      a monetary liability imposed on him in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; provided, however, that: (a) any indemnification undertaking with respect to the foregoing shall be limited (i) to events which, in the opinion of the Board of Directors, are foreseeable in light of the Company’s actual operations at the time of the granting of the indemnification undertaking and (ii) to an amount or by criteria determined by the Board of Directors to be reasonable in the given circumstances; and (b) the events that in the opinion of the Board of Directors are foreseeable in light of the Company’s actual operations at the time of the granting of the indemnification undertaking are listed in the indemnification undertaking together with the amount or criteria determined by the Board of Directors to be reasonable in the given circumstances;

133.2.      reasonable litigation expenses, including legal fees, paid for by the Office Holder, in an investigation or proceeding conducted against such Office Holder by an agency authorized to conduct such investigation or proceeding, and which investigation or proceeding: (i) concluded without the filing of an indictment against such Office Holder and without there having been a monetary liability imposed against such Office Holder in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against such Office Holder but with there having been a monetary liability imposed against such Office Holder in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; or (iii) involves financial sanction; and

133.3.      reasonable litigation expenses, including legal fees, paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent.

133.4.      For purposes of Article 133.2 above:

133.4.1.     the “conclusion of a proceeding without the filing of an indictment” regarding a matter in which a criminal proceeding was initiated, means the closing of a file pursuant to Section 62 of the Israeli Criminal Procedure Law [Consolidated Version], 5742-1982 (the “Criminal Procedure Law”) or a stay of process by Israel’s Attorney General pursuant to Section 231 of the Criminal Procedure Law; and

133.4.2.     a “monetary liability imposed…in lieu of a criminal proceeding” means a monetary obligation imposed by law as an alternative to a criminal proceeding, including, without limitation, an administrative fine pursuant to the Israeli Administrative Offenses Law, 5746-1982, a fine for committing an offense categorized as a finable offense pursuant to the provisions of the Criminal Procedure Law, or a penalty.

133.5.      The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that the undertaking is limited to categories of events which in the opinion of the Board of Directors can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board of Directors as reasonable under the circumstances, and (ii) retroactively.

134.       Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may, to the maximum extent permitted by law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care towards the Company.

135.

135.1.      Any amendment to the Companies Law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to Articles 132 to 134 and any amendments to Articles 132 to 134 shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

135.2.      The provisions of Articles 132 to 134 are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance and/or in respect of indemnification and/or exculpation, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; and/or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

WINDING-UP AND REORGANIZATION

136.       Should the Company be wound up and the assets of the Company made available for distribution among shareholders be insufficient to repay all of the Company’s paid-up capital, such assets shall be divided in a manner whereby the losses shall, as far as possible, be borne by the shareholders pro rata to the nominal value of the paid-up capital on the shares held by each of them, and, if at the time of the winding-up, the property of the Company available for distribution among the shareholders should exceed the amount sufficient for the repayment of the full nominal value of the paid-up capital at the time of commencement of the winding-up, the surplus shall be distributed to the shareholders pro rata to the paid-up capital held by each of them. In furtherance of the foregoing, the holders of Ordinary Shares shall be entitled to share equally, on a per share basis, all assets of the Company of whatever kind available for distribution to the holders of Ordinary Shares upon such winding up.

137.       Upon the sale of the Company’s assets, the directors may, or in the case of a liquidation, the liquidators may, if authorized to do so by a Resolution of the Company, accept fully or partly paid-up shares, or securities of another company, Israeli or non-Israeli, whether in existence at such time or about to be formed, in order to purchase the property of the Company, or part thereof, and to the extent permitted under the Law, the directors may (or in the case of a liquidation, the liquidators may) distribute the aforesaid shares or securities or any other property of the Company among the shareholders without realizing the same, or may deposit the same in the hands of trustees for the shareholders, and the General Meeting by a Resolution may decide, subject to the provisions of the Law, on the distribution or allotment of cash, shares or other securities, or the property of the Company and on the valuation of the aforesaid securities or property at such price and in such manner as the shareholders at such General Meeting shall decide, and all of the shareholders shall be obliged to accept any valuation or distribution determined as aforesaid and to waive their rights in this regard, except, in a case in which the Company is about to be wound-up and is in the process of liquidation, for those legal rights (if any) which, according to the provisions of the Law, may not be changed or modified.

SPECIAL VOTE RELATING TO INITIAL TERM

138.       During the Initial Term, the provisions of any Article under these Articles which applies only during the Initial Term, including, without limitation, Articles 1, 74, 77.1.8 (the proviso only), 77.2.1, 79, 80, 81, 92, 99 and this Article 138, may only by amended, replaced or suspended by a Resolution adopted by a majority of 75% of the voting power in the Company.

EXHIBIT C

Registration Rights AND LOCK-UP AGREEMENT

by and among

OBJET LTD.

and

EACH OF THE SHAREHOLDERS

of

OBJET LTD.
PARTY HERETO

Dated as of ________, 2012

Registration Rights AND LOCK-UP Agreement

This REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, dated as of _____________, 2012 (this “Agreement”), is entered into among Objet Ltd., an Israeli company (the “Company”), and the Holders (as defined hereinafter). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in Section 1.

W I T N E S S E T H :

WHEREAS, an Agreement and Plan of Merger (the “Merger Agreement”) was entered into as of April 13, 2012 by and among the Company, Oaktree Merger, Inc.,], a Delaware corporation and wholly-owned indirect subsidiary of the Company (“Merger Sub”), and Stratasys, Inc., a Delaware corporation (the “Existing Issuer”);

Whereas, pursuant to the Merger Agreement, Merger Sub is, concurrently herewith, merging with and into the Existing Issuer, with the Existing Issuer surviving as a wholly-owned indirect subsidiary of the Company (the “Merger”);

WHEREAS, upon the effectiveness of the Merger, all shares of the Existing Issuer’s common stock, par value $0.01 per share (“Common Stock”), will be automatically converted into the right to receive Ordinary Shares of the Company at a ratio set by the Merger Agreement, and the Ordinary Shares will be registered under Section 12(b) of the Exchange Act and listed for trading on the NASDAQ Global Market (“NASDAQ”), while the Common Stock will be deregistered under the Exchange Act and delisted from NASDAQ; and

WHEREAS, in order to provide liquidity to certain shareholders of the Company and to executive officers and directors of the Company who are party hereto, subsequent to the Merger, as well as to maintain an orderly trading market in the Ordinary Shares, the Company and the Existing Issuer have agreed that the entry into this Agreement by the parties hereto is a condition precedent to the consummation of the Merger under the Merger Agreement.

NOW, THEREFORE, in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble hereto.

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“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in the State of New York.

“Common Stock” has the meaning set forth in the recitals hereto.

“Company” has the meaning set forth in the preamble hereto.

“Delay Period” means the period during which the filing or use of a Registration Statement is delayed pursuant to Section 3(e) hereof.

“Demand Notice” has the meaning set forth in Section 3(a)(i).

“Demand Registration” has the meaning set forth in Section 3(b).

“Demand Request” has the meaning set forth in Section 3(f).

“Effectiveness Period” has the meaning set forth in Section 3(c).

“Effective Time” has the meaning set forth in Section 2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Free Writing Prospectus” has the meaning set forth in Rule 405 under the Securities Act.

“GAAP” has the meaning set forth in Section 10(a).

“Holder” means the persons designated in the [Merger Agreement] to serve as the executive officers and directors of the Company subsequent to the Merger and each shareholder of the Company as of the time immediately preceding the Merger that is party hereto, and includes each person identified as a Holder on the signature pages hereto who is the record or beneficial owner of Registrable Securities, together with their respective successors and permitted assigns who become parties to this Agreement.

“Indemnified Party” has the meaning set forth in Section 8(c).

“Indemnifying Party” has the meaning set forth in Section 8(c).

“Interruption Period” has the meaning set forth in Section 5.

“Locked Up Securities” has the meaning set forth in Section 2(a).

“Losses” has the meaning set forth in Section 8(a).

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“Marketing Materials” has the meaning set forth in Section 8(a).

“Merger” has the meaning set forth in the recitals hereto.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Ordinary Shares” means the Company’s ordinary shares, par value NIS 0.01 per share (or the common equity of any successor entity to the Company).

“Outstanding Amount” has the meaning set forth in Section 3(a).

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

“Piggyback Registration” has the meaning set forth in Section 4(a).

“Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus, including any Free Writing Prospectus.

“Registrable Securities” means (i) the Shares, and (ii) any Ordinary Shares issued or distributed by way of a dividend, stock split or other distribution in respect of the Shares, or acquired by way of any rights offering or similar offering made in respect of the Shares, if such Ordinary Shares would, in the hands of such Holder, not be freely transferable in accordance with the intended method of disposition under Rule 144 under the Securities Act in one transaction. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such Registrable Securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been sold pursuant to Rule 144 under the Securities Act and are no longer “restricted securities,” (iii) together with all other remaining Registrable Securities held by a particular Holder, they may all be sold without limitation of volume (or without being limited by applicable volume limitations (i.e., all such Registrable Securities are less than the maximum number of Ordinary Shares that may be sold in any three month period)) pursuant to Rule 144 under the Securities Act, or (iv) they shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of an offering of Registrable Securities pursuant to a Demand Registration or a Piggyback Registration.

“Registration Statement” means any registration statement of the Company filed under the Securities Act that covers resales of any of the Registrable Securities pursuant to the provisions of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement, including pre- and post-effective amendments, all exhibits thereto and all material incorporated by reference or deemed to be incorporated by reference in such registration statement. The term “Registration Statement” shall also include any registration statement filed pursuant to Rule 462(b) to register additional securities in connection with any offering.

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“road show” means any “road show” as defined in Rule 433 under the Securities Act, including an electronic road show.

“SEC” means the Securities and Exchange Commission or any other governmental agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” means the Ordinary Shares held by the Holders and Ordinary Shares issuable pursuant to options to purchase Ordinary Shares held by such persons, in each case immediately subsequent to consummation of the Merger.

“Shelf Registration” means a Registration Statement that provides for the sale by Holders of Registrable Securities from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, which, if constituting a Shelf Registration filed pursuant to a Shelf Takedown that is described in Section 4, may include Ordinary Shares offered by the Company as well.

“Shelf Takedown” has the meaning set forth in Section 10.

“Threshold Price” means forty one US dollars and thirty cents ($41.30) price per share of Ordinary Share of Objet (as said share exists immediately after the Effective Time), which is approximately 115% of the price per share of Common Stock of Existing Issuer on the close of trade on April 13, 2012, as reported by the Wall Street Journal). In the event of any adjustment of the Existing Issuer’s common stock at or prior to the Effective Time that would have the effect of increasing or decreasing the market price of such common stock, such as a stock split, stock dividend, reverse stock split, or change in the Exchange Ratio, the Threshold Price will be adjusted up or down to give effect to such adjustment.

“underwritten registration” or “underwritten offering” means a registration or offering under the Securities Act in which securities of the Company are sold to one or more underwriters for reoffering to the public or directly to the public in which one or more financial institutions act as a placement agent and not merely as a market maker or broker.

“underwriter” means any Person or entity acting as an underwriter or placement agent with respect to the Registrable Securities.

“Voting Power Percentage Interest” means, when used with respect to one or more Holders, at any time, the fraction (the result of which is expressed as a percentage) (x) the numerator of which is the total number of votes then entitled to be cast by such Holder(s) on such matter (or if none is provided, generally in the ordinary course, to vote or take action generally in the election of directors) and (y) the denominator of which is the total number of votes then entitled to be cast on such matter (or if none is provided, generally in the ordinary course, to vote or take action generally in the election of directors) by all holders of securities of the Company (including such Holders(s)) issued and outstanding.

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“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (i) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (ii) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to register a primary offering of its securities relying on General Instruction I.B.1 of Form S-3 or Form F-3 under the Securities Act.

“WKSI Determination Date” has the meaning set forth in Section 10.

2. Lock-Up.

(a) Each Holder agrees, for a period of six (6) months commencing on the Effective Time (as defined in the Merger Agreement) (the “Effective Time”) , not to directly or indirectly (i) lend, grant, pledge, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer, in an open-market transaction (i.e., excluding a privately negotiated or arranged transaction or transfer), any Ordinary Shares, other equity securities or securities convertible into or exercisable for equity securities of the Company held by such Holder ("Locked Up Securities") or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Locked Up Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Locked Up Securities or such other securities, in cash or otherwise, unless permitted to do so by a decision in writing taken by the Board of Directors of the Company. Notwithstanding the foregoing, if: (x) during the last 17 days of the foregoing six-month period, as applicable, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (y) prior to the expiration of the six (6) -month period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the six (6) -month period, then the restrictions described above shall continue to apply until the expiration of an 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the Board of Directors of the Company waives such extension in writing.

(b) In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Locked Up Securities of each Holder (and the securities of every other person subject to the foregoing restriction) until the end of the restrictive period described in Section 2(a).

(c) The restrictions set forth in this Section 2 shall not apply to transactions relating to Ordinary Shares that are acquired in open market transactions after the completion of the Merger.

(d) In the case of any transfer pursuant to a privately negotiated or arranged transaction that is not subject to the restrictions in Section 2(a), the permissibility of such a transfer shall be conditioned upon the transferee (whether by sale, donation, distribution or otherwise) executing and delivering to the Company a lock-up letter containing operative provisions in the form of this Section 2.

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(e) No provision in this Agreement shall be deemed to restrict or prohibit the exercise or exchange by the undersigned of any option or warrant to acquire Locked Up Shares, or securities exchangeable or exercisable for or convertible into Shares, provided that the undersigned does not transfer the Shares acquired on such exercise or exchange during the Lock-Up Period, unless otherwise permitted pursuant to the terms of this Agreement. In addition, the restrictions set forth in this Section 2 shall not prevent a Holder from entering into a sales plan pursuant to Rule 10b5-1 under the Exchange Act on or after the date hereof; provided that (i) no sales or transfers of the Locked Up Securities may be made pursuant to such a sales plan during the six (6) month period following the Effective Time.

(f) The restrictions set forth in this Section 2 shall not apply to any sale of Shares by a Holder up to a total of 7.5% of the number of Shares held by such Holder (the "Released Shares"), calculated as of the Effective Time, if each such sale of Released Shares is effected at a price equal to or greater than the Threshold Price.

3. Demand Registration.

(a) Commencing six (6) months following the consummation of the Merger, any Holder or group of Holders holding, in the aggregate, thirty-five percent (35%) or more of the Registrable Securities then issued and outstanding (the “Outstanding Amount”) shall have the right, by written notice given to the Company (a “Demand Notice”), to request the Company to register under and in accordance with the provisions of the Securities Act all or any portion of the Registrable Securities designated by such Holder(s). Each request for a Demand Registration shall be in writing and shall specify the approximate aggregate number of Registrable Securities requested to be registered (which aggregate number of Registrable Securities must have a value equal to at least $10,000,000 based on the closing price of such securities on the last trading day prior to the date of such request or, in the case no closing price is available, at the anticipated price offered to the public and the intended method of distribution. In no event shall the Company be obligated to effectuate more than two (2) Demand Registrations nor more than one (1) in any twelve month period.

(b) Upon receipt of a Demand Notice, the Company shall promptly (and in any event within ten (10) Business Days from the date of receipt of such Demand Notice), notify all other Holders, if any, of the receipt of such Demand Notice and allow them the opportunity to include Registrable Securities held by them in the proposed registration by submitting their own Demand Notice. In connection with any Demand Registration in which more than one Holder participates, in the event that such Demand Registration, including any Shelf Takedown thereunder, involves an underwritten offering and the managing underwriter or underwriters participating in such offering advise in writing the Holders of Registrable Securities to be included in such offering that the total number of Registrable Securities to be included in such offering exceeds the amount that can be sold in (or during the time of) such offering without delaying or jeopardizing the success of such offering (including the price per share of the Registrable Securities to be sold), then the Registrable Securities to be offered shall be distributed amongst the participating Holders according to each Holder’s overall percentage of ownership in the Company. In the event of such a pro-rata distribution, to the extent that any Holder (or Holders) has not submitted a Demand Notice, or withdraws from the underwriting, then those Registrable Securities that would have been allocated pro-rata to the non-participating Holder if they had participated shall be distributed amongst the participating Holders, pro rata according to each participating Holder’s overall percentage of ownership in the Company.

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(c) The Company, within sixty (60) days of the date on which the Company receives a Demand Notice given by Holders in accordance with Section 3(a), shall file with the SEC, and the Company shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practicable, a Registration Statement on the appropriate form for the registration and sale, in accordance with the intended method or methods of distribution, of the total number of Registrable Securities specified by the Holders in such Demand Notice (a “Demand Registration”). Any Demand Registration may, at the request of the Holders submitting the Demand Notice, be a Shelf Registration to the extent the Company is eligible to use the relevant form for a Shelf Registration.

(d) The Company shall use its commercially reasonable efforts to keep each Registration Statement filed pursuant to this Section 3 continuously effective and usable for the resale of the Registrable Securities covered thereby (i) in the case of a Registration that is not a Shelf Registration, for a period of one hundred twenty (120) days from the date on which the SEC declares such Registration Statement effective and (ii) in the case of a Shelf Registration, for a period of three (3) years from the date on which the SEC declares such Registration Statement effective, or, in either case (x) until such earlier date as all of the Registrable Securities covered by such Registration Statement have been sold pursuant to such Registration Statement, and (y) as such period may be extended pursuant to this Section 3. The time period for which the Company is required to maintain the effectiveness of any Registration Statement shall be extended by the aggregate number of days of all Delay Periods and all Interruption Periods occurring with respect to such Registration and such period and any extension thereof is hereinafter referred to as the “Effectiveness Period”. If any Registrable Securities remain issued and outstanding after thirty (30) full months following the initial effective date of a Shelf Registration filed pursuant to this Section 3, upon the request of Holder(s) of at least ten percent (10%) of the Registrable Securities then issued and outstanding, the Company shall, within thirty (30) days of such request, file a new Shelf Registration and shall thereafter use its reasonable best efforts to cause to be declared effective as promptly as practical, such new Shelf Registration; any such new Shelf Registration shall not be deemed a new Demand Registration for purposes of the limitation set forth in the final sentence of Section 3(a).

(e) The Company shall be entitled to postpone the filing of any Registration Statement otherwise required to be prepared and filed by the Company pursuant to this Section 3, or suspend the use of any effective Registration Statement under this Section 3, for a reasonable period of time, if the Board of Directors of the Company determines in the Board of Directors’ reasonable good faith judgment that the registration and distribution of the Registrable Securities covered or to be covered by such Registration Statement would (i) materially interfere with any pending material financing, acquisition, disposition, or corporate reorganization involving the Company or any of its subsidiaries, taken as a whole, (ii) require premature disclosure thereof, or (iii) be seriously detrimental to the Company and its shareholders, which such determination shall be made by a majority of the members then serving on the Company’s Board of Directors, and, following the making of any such determination, promptly gives the Holders written notice of such determination (the period during which the filing of a Registration Statement is delayed pursuant to this Section 3(e) is referred to herein as a “Delay Period”); provided, however, that the aggregate number of days included in all Delay Periods during any consecutive twelve (12) months preceding any new Delay Period shall not exceed the aggregate of (x) forty-five (45) days minus (y) the number of days occurring during all Interruption Periods during such consecutive twelve (12) months. If the Company shall so postpone the filing of a Registration Statement, the Holders of Registrable Securities to be registered shall have the right to withdraw the request for registration by giving written notice from the Holders of a majority of the Registrable Securities that were to be registered to the Company within forty-five (45) days after receipt of the notice of postponement or, if earlier, the termination of such Delay Period (and, in the event of such withdrawal, such request shall not be counted for purposes of determining the number of requests for registration to which the Holders of Registrable Securities are entitled pursuant to this Section 3). The Company shall not be entitled to initiate or continue a Delay Period unless it shall (A) concurrently prohibit sales by all other security holders under registration statements covering securities held by such other security holders and (B) in accordance with the Company’s policies from time to time in effect, forbid purchases and sales in the open market by directors and executive officers of the Company.

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(f) The Company shall not include any securities (whether for its own account or otherwise) that are not Registrable Securities in any Registration Statement filed pursuant to this Section 3 without the prior written consent of the Holders of a majority in number of the Registrable Securities covered by such Registration Statement. Any such securities so included shall be subject to the cut-back provisions of Section 3(b), provided that in no event shall any Registrable Securities be excluded from a Registration Statement pursuant to the cut-back provisions of Section 3(b) prior to the exclusion of non-Registrable Securities to be included pursuant to this Section 3(f).

(g) Holders of a majority in number of the Registrable Securities to be included in a Registration Statement pursuant to this Section 3 may, at any time prior to the effective date of the Registration Statement relating to such Registration, revoke such request (a “Demand Request”) by providing a written notice to the Company revoking such request. Any such Demand Request so withdrawn, prior to filing a Registration Statement pursuant to such Demand Request with the SEC, shall not be counted for purposes of determining the number of requests for registration to which the Holders of Registrable Securities are entitled pursuant to this Section 3. Any such Demand Request so withdrawn after filing with the SEC the Registration Statement pursuant to the Demand Request to which such Registration Statement relates shall not be counted for purposes of determining the number of requests for registration to which the Holders of Registrable Securities are entitled pursuant to this Section 3 if the Holders of Registrable Securities who revoked such request reimburse the Company for all its out-of-pocket expenses incurred in the preparation, filing and processing of the Registration Statement; provided, however, that, if such revocation was based on (i) the Company’s failure to comply in any material respect with its obligations hereunder or (ii) the institution by the Company of a Delay Period or the occurrence of any Interruption Period, such reimbursement shall not be required.

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4. Piggyback Registration.

(a) Right to Piggyback. If at any time the Company proposes to file a registration statement, or effectuate a Shelf Takedown, under the Securities Act with respect to a public offering by the Company for its own account or for the account of any other Person who is a holder of securities of the same type as the Registrable Securities (other than a registration statement (i) on Form S-8 or Form F-4 (or Form S-4, if the Company is not then a “foreign private issuer” under the Securities Act) or any successor forms thereto, or (ii) filed solely in connection with a dividend reinvestment plan or an employee benefit plan), then the Company shall give written notice of such proposed filing to the Holders at least fifteen (15) days before the anticipated filing date. Such notice shall offer the Holders the opportunity to register such amount of Registrable Securities as they may request (a “Piggyback Registration”) or in the case of a Shelf Takedown, participate in such Shelf Takedown (but only to the extent that such Holders’ Registrable Securities were included in the Shelf Registration for such Shelf Takedown at the time of its original effectiveness). Subject to Section 4(b), the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) days after notice has been given to the Holders. Each Holder shall be permitted to withdraw all or any portion of the Registrable Securities of such Holder from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

(b) Priority on Piggyback Registrations. The Company shall permit the Holders to include all such Registrable Securities on the same terms and conditions as any similar securities, if any, of the Company or any other persons included therein. Notwithstanding the foregoing, if the Company or the managing underwriter or underwriters participating in such offering advise the Holders in writing that the total amount of securities requested to be included in such Piggyback Registration exceeds the amount which can be sold in (or during the time of) such offering without delaying or jeopardizing the success of the offering (including the price per share of the securities to be sold), then the amount of securities to be offered for the account of the Holders and other holders of securities who have piggyback registration rights with respect thereto shall be reduced (to zero if necessary) pro rata on the basis of the number of Ordinary Shares requested to be registered by each such Holder or other holder participating in such offering.

(c) Right To Abandon. Nothing in this Section 4 shall create any liability on the part of the Company to the Holders if the Company in its sole discretion should decide not to file a registration statement proposed to be filed pursuant to Section 4(a) or to withdraw such registration statement subsequent to its filing, regardless of any action whatsoever that a Holder may have taken, whether as a result of the issuance by the Company of any notice hereunder or otherwise. Any such determination not to file or to withdraw a registration statement shall not affect the obligations of the Company to pay or to reimburse all Registration Expenses pursuant to Section 6.

(d) Shelf Takedown. The provisions of this Section 4 shall apply equally with respect to any Shelf Takedown for which the Shelf Registration includes Registrable Securities at the time of its original effectiveness, including, without limitation the priority provisions of Section 4(b) by the Company or such other Person.

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5. Registration Procedures. In connection with the registration obligations of the Company pursuant to and in accordance with Sections 3 and 4 (and subject to Sections 3 and 4), the Company shall use its reasonable best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

(a) prepare and file with the SEC a Registration Statement for the sale of the Registrable Securities on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate in accordance with such Holders’ intended method or methods of distribution thereof and include in such Registration Statement a plan of distribution reflecting such intended method or methods of distribution, and, subject to the Company’s right to terminate or abandon a registration pursuant to Section 4(c), use its reasonable best efforts to cause such Registration Statement to become effective and remain effective as provided herein;

(b) prepare and file with the SEC such amendments (including post-effective amendments) to such Registration Statement, and such supplements to the related Prospectus, as may be required by the rules, regulations or instructions applicable under the Securities Act during the applicable period in accordance with the intended methods of disposition specified by the Holders of the Registrable Securities covered by such Registration Statement, make generally available earnings statements satisfying the provisions of Section 11(a) of the Securities Act (provided that the Company shall be deemed to have complied with this Section if it has complied with Rule 158 under the Securities Act), and cause the related Prospectus as so supplemented to be filed pursuant to Rule 424 under the Securities Act; provided, however, that before filing a Registration Statement or Prospectus, or any amendments or supplements thereto (other than reports required to be filed by it under the Exchange Act that are incorporated or deemed to be incorporated by reference into the Registration Statement and the Prospectus except to the extent that such reports related primarily to the offering), the Company shall furnish to the Holders of Registrable Securities covered by such Registration Statement and their counsel for review and comment, copies of all documents required to be filed;

(c) notify the Holders of any Registrable Securities covered by such Registration Statement promptly and (if requested) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or the related Prospectus or for additional information regarding the Company or the Holders, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (v) of the happening of any event that requires the making of any changes in such Registration Statement, Prospectus or documents incorporated or deemed to be incorporated therein by reference so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

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(d) use its reasonable best efforts to prevent the issuance of any order suspending the effectiveness of such Registration Statement or the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction in the United States, and to obtain the lifting or withdrawal of any such order at the earliest practicable time;

(e) furnish to the Holder such number of copies of the preliminary prospectus, any amended preliminary prospectus, any Free Writing Prospectus, each final Prospectus and any post-effective amendment or supplement thereto, as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities of such Holder covered by such Registration Statement in conformity with the requirements of the Securities Act;

(f) prior to any public offering of Registrable Securities covered by such Registration Statement, use its reasonable best efforts to register or qualify such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of such jurisdictions as the Holders of such Registrable Securities shall reasonably request in writing; provided, however, that the Company shall in no event be required to qualify generally to do business as a foreign corporation or as a dealer in any jurisdiction where it is not at the time required to be so qualified or to execute or file a general consent to service of process in any such jurisdiction where it has not theretofore done so or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then subject;

(g) upon the occurrence of any event contemplated by Section 5(c)(v), prepare a supplement or post-effective amendment to such Registration Statement or the related Prospectus or any document incorporated or deemed to be incorporated therein by reference and file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder (including upon the termination of any Delay Period), such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(h) use its reasonable best efforts to cause all Registrable Securities covered by such Registration Statement to be listed on each securities exchange or automated interdealer quotation system, if any, on which similar securities issued by the Company are then listed or quoted;

(i) Reserved;

(j) not later than the effective date of a Registration Statement, if a CUSIP number is not available for the intended method of distribution of the Registrable Securities, the Company shall provide to the Holders the CUSIP number for all Registrable Securities;

(k) in connection with any underwritten offering, whether a Shelf Takedown or otherwise, if requested by the underwriters, the Company shall not effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities (except pursuant to registrations on Form S-8 or Form F-4 (or Form S-4, if the Company is not then a “foreign private issuer” under the Securities Act) under the Securities Act), during the ten (10) days prior to and the 90-day period beginning on, or such shorter period agreed to by the underwriters, the date of pricing of offering, subject to customary extensions thereof to permit the publication of research under FINRA rules and the Company shall execute one or more agreements with the applicable underwriters reflecting this agreement; and

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(l) if such offering is an underwritten offering, enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other appropriate and reasonable actions requested by the Holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters) in order to expedite or facilitate the disposition of such Registrable Securities, and in such connection, (i) use its reasonable best efforts to obtain opinions of counsel to the Company and updates thereof (which opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters and the Holders, addressed to each of the underwriters and the Holders as to the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by the Holders and the underwriters, (ii) use its reasonable best efforts to obtain “comfort” letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each selling Holder of Registrable Securities covered by the Registration Statement (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings, (iii) if requested and if an underwriting agreement is entered into, provide indemnification provisions and procedures customary for underwritten public offerings, but in any event no less favorable to the indemnified parties than the provisions set forth in Section 8, and (iv) provide for the reasonable participation and cooperation by the management of the Company with respect thereto, including participation by management in road shows, investor meetings and other customary cooperation. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.

The Company may require each Holder of Registrable Securities covered by a Registration Statement to furnish such information regarding such Holder and such Holder’s intended method of disposition of such Registrable Securities as it may from time to time reasonably request in writing. If any such information is not furnished within a reasonable period of time after receipt of such request, the Company may exclude such Holder’s Registrable Securities from such Registration Statement. Notwithstanding the foregoing, in no event shall any Holder be required to provide any information about its investors unless required to do so by SEC rules or regulations or by the SEC staff.

Each Holder of Registrable Securities covered by a Registration Statement agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5(c)(ii), 5(c)(iii), 5(c)(iv) or 5(c)(v), that such Holder shall discontinue disposition of any Registrable Securities covered by such Registration Statement or the related Prospectus until receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(g), or until such Holder is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and has received copies of any amended or supplemented Prospectus or any additional or supplemental filings which are incorporated, or deemed to be incorporated, by reference in such Prospectus (such period during which disposition is discontinued being an “Interruption Period”) and, if requested by the Company, the Holder shall deliver to the Company (at the expense of the Company) all copies then in its possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities at the time of receipt of such request.

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6. Registration Expenses. Subject to the provisions of Section 3(g) of this Agreement, whether or not any Registration Statement is filed or becomes effective, the Company shall pay all costs, fees and expenses incident to the Company’s performance of or compliance with this Agreement, including (i) all registration and filing fees, including FINRA filing fees, (ii) all fees and expenses of compliance with securities or “Blue Sky” laws, including reasonable fees and disbursements of counsel in connection therewith, (iii) printing expenses (including expenses of printing certificates for Registrable Securities and of printing prospectuses if the printing of prospectuses is requested by the Holders or the managing underwriter, if any), (iv) messenger, telephone and delivery expenses, (v) fees and disbursements of counsel for the Company, (vi) fees and disbursements of all independent certified public accountants of the Company (including expenses of any “comfort” letters required in connection with this Agreement) and all other persons retained by the Company in connection with such Registration Statement, (vii) the reasonable fees and disbursements of one counsel selected by Holders of a majority of the Registrable Securities being registered, to represent all such Holders, (viii) in the event of an underwritten offering, the expenses of the Company and the underwriters associated with any “road show” which are customarily paid or reimbursed by issuers, and (ix) all other costs, fees and expenses incident to the Company’s performance or compliance with this Agreement. Notwithstanding the foregoing, the fees and expenses of any persons retained by any Holder, other than one counsel for all such Holders, any discounts, commissions or brokers’ fees or fees of similar securities industry professionals and any transfer taxes relating to the disposition of the Registrable Securities by a Holder, and any fees and expenses payable or reimbursable to a Holder under Section 8, will be payable by such Holder and the Company will have no obligation to pay any such amounts.

7. Underwriting Requirements.

(a) Subject to Section 7(c), any Holder shall have the right, by written notice, to request that any Demand Registration provide for an underwritten offering, provided that no more than one (1) underwritten offering may be requested in any consecutive six (6) months.

(b) In the case of any underwritten offering for a registration pursuant to a Demand Registration or Piggyback Registration, subject to any pre-existing obligations of the Company to offer or award a specified role in an underwriting syndicate to a particular financial institution(s), the Company shall select the institution or institutions that shall manage or lead such offering.

(c) In the case of any Registration that is an underwritten offering, no Holder shall be entitled to participate in an underwritten offering unless and until such Holder has entered into an underwriting or other agreement with such institution or institutions for such offering reasonably requested by them; provided, that no holder of Registrable Securities included in any underwritten registration shall be required to make any representation or warranties to the Company or the underwriters (other than representations and warranties regarding such holder and such holder’s ownership of the Registrable Securities to be sold free and clear of all liens, claims and encumbrances pursuant to such underwriting, such holder’s power and authority to effect such sale, such holder’s stabilization activities, and with respect to information provided in writing by such holder expressly for use in any Registration Statement) or to undertake any indemnification or contribution obligations to the Company or any underwriter with respect thereto, other than as specifically provided in Section 8.

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(d) If Registrable Securities are to be sold in a underwritten offering, the Company agrees to include in the Registration Statement, or in the case of a Shelf Registration, a prospectus supplement, to be used all such information as may be reasonably requested by the underwriters for the marketing and sale of such Registrable Securities.

8. Indemnification; Liquidated Damages

(a) Indemnification by the Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each Holder of Registrable Securities whose Registrable Securities are covered by a Registration Statement or Prospectus, the officers, directors, partners, shareholders, agents and employees of each of them, each Person who controls each such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities, judgment, costs (including costs of investigation or preparation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in such Registration Statement, any preliminary or final prospectus, or any amendments or supplements thereto (including, but not limited to, any Free Writing Prospectus), or any other material information provided in writing to the investors by, or with the express approval of, the Company expressly for use in the road show (collectively, “Marketing Materials”), or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as any such Losses described in clauses (i) or (ii) are based upon information furnished in writing to the Company by or on behalf of such Holder expressly for use in the Marketing Materials; provided, however, that the Company shall not be liable to any such Holder to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if (A) having previously been furnished by or on behalf of the Company with copies of the Prospectus, such Holder failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale of Registrable Securities by such Holder to the person asserting the claim from which such Losses arise and (B) the Prospectus would have corrected in all material respects such untrue statement or alleged untrue statement or such omission or alleged omission.

(b) Indemnification by Holder of Registrable Securities. In connection with any Registration Statement in which a Holder is participating, such Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with the Marketing Materials and agrees to indemnify, severally and not jointly with the other Holders and to the full extent permitted by law, the Company, its officers, directors, partners, shareholders, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling person, from and against all Losses arising out of or based upon (x) any untrue or alleged untrue statement of a material fact contained in the Marketing Materials or (y) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue or alleged untrue statement or omission or alleged omission is based upon and is consistent with information so furnished in writing by or on behalf of such Holder to the Company expressly for use in such Marketing Materials. No Holder shall be held liable for any damages in excess of the total amount of proceeds received by such Holder from the sale of the Registrable Securities sold by such Holder (net of all underwriting discounts and commissions) under that particular Registration Statement.

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(c) Conduct of Indemnification Proceedings. If any Person shall be entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or proceeding, to assume, at the Indemnifying Party’s expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that (i) an Indemnified Party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (1) the Indemnifying Party agrees to pay such fees and expenses; (2) the Indemnifying Party fails promptly to assume the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party; or (3) the named parties to any proceeding (including impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it that are in addition to or are inconsistent with those available to the Indemnifying Party or that a conflict of interest is likely to exist among such Indemnified Party and any other indemnified parties (in which case the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party); and (ii) subject to subsection (3) above, the Indemnifying Party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties. Whether or not such defense is assumed by the Indemnifying Party, such Indemnified Party shall not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.

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(d) Contribution. If the indemnification provided for in this Section 8 is applicable in accordance with its terms but is legally unavailable to an Indemnified Party in respect of any Losses, then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 8(d), an Indemnifying Party that is a Holder shall not be required to contribute any amount which is in excess of the amount by which the total proceeds received by such Holder from the sale of the Registrable Securities sold by such Holder (net of all underwriting discounts and commissions) exceeds the amount of any damages that such Indemnifying Party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

9. Rule 144 Information. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;

(b) Use its reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time it is subject to such reporting requirements).

(c) Furnish to any Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such securities without registration.

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10. Miscellaneous.

(a) Limitations on Other Registration Rights. After the date of this Agreement, the Company shall not grant registration rights with respect to any securities that are the same securities as the Registrable Securities which permit (i) any other Person to register securities on terms which are more advantageous in any material respect to the persons holding such other securities than the rights granted to the Holders hereunder, (ii) the inclusion of such other securities in any Registration Statement filed pursuant to Section 3 hereof unless the rights to include or sell such other securities pursuant to such Registration Statement are junior to the rights granted to the Holders hereunder, or (iii) the inclusion of such other securities in any Registration Statement filed by the Company for its own account pursuant to Section 4 hereof unless the rights to include or sell such other securities pursuant to such Registration Statement are pari passu or junior to the rights granted to the Holders hereunder.

(b) Termination. This Agreement and the obligations of the Company and the Holders hereunder shall terminate on the first date on which no Registrable Securities remain outstanding. In addition, the obligations of the Company and of any Holder, other than those obligations contained in Section 8, shall terminate with respect to the Company and such Holder when such Holder no longer holds any Registrable Securities. Notwithstanding anything in this Section 10(b) to the contrary, this Agreement shall terminate if the Merger Agreement is terminated in accordance with its terms prior to the Effective Time.

(c) Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given (i) when personally delivered to the party to be notified; (ii) when sent by confirmed facsimile to the party to be notified at the number set forth below; (iii) when sent by email to the party to be notified at the email address set forth below; (iv) three (3) Business Days after deposit in the United States mail postage prepaid by certified or registered mail return receipt requested and addressed to the party to be notified as set forth below; or (v) one (1) Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth below with next-business-day delivery guaranteed, in each case as follows:

In the case of the Company, to:

                                                Objet Ltd.
                                                2 Holzman St.
                                                Rehovot 76124
                                                Israel
                                                Attention: Chief Executive Officer
                                                Facsimile: +972--8-931-4940
                                                E-mail: david.reis@objet.com

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With a copy (which copy shall not constitute notice) to:

Meitar Liquornik Geva & Leshem Brandwein

16 Abba Hillel Road

Ramat Gan 52506, Israel

Attention: J. David Chertok, Adv.

Facsimile: +972-3-610-3755

E-mail: dchertok@meitar.com

In the case of the Holders:

To the names, addresses, facsimile numbers and e-mail addresses set forth on the signature pages hereto.

In the case of any other Holder, to such Holder at its address set forth in the records of the Company.

(d) Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

(e) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, devisees, legatees, legal representatives, successors and assigns (and in the case of a Holder that executes this Agreement). The rights to cause the Company to register Registrable Securities pursuant to Sections 3 and 4 may be assigned in connection with any transfer or assignment by a Holder of Registrable Securities; provided, that: (i) such transfer may otherwise be effected in accordance with applicable securities laws; (ii) such transfer is effected in compliance with the restrictions on transfer contained in this Agreement (in particular, in Section 2) and in any other agreement between the Company and the Holder; and (iii) such assignee or transferee executes this Agreement or (B) holds (after giving effect to such transfer) at least one percent (1%) of the issued and outstanding Ordinary Shares. No transfer or assignment will divest a Holder or any subsequent owner of any rights or powers hereunder unless all Registrable Securities are transferred or assigned. If the Ordinary Shares shall be exchanged for or replaced by securities of another Person, the Company shall use reasonable best efforts to cause such Person to expressly assume all of the Company’s obligations hereunder, to the extent applicable.

(f) Specific Performance. The Company acknowledges and agrees that (a) irreparable damages would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and (b) remedies at law would not be adequate to compensate the non-breaching party. Accordingly, the Company agrees that each Holder shall have the right, in addition to any other rights and remedies existing in its favor, to an injunction or injunctions to prevent breaches of this Agreement and to enforce its rights hereunder. The right to equitable relief, including an injunction, shall not be limited by any other provision of this Agreement. In any action or proceeding against it seeking an injunction or other equitable relief to enforce the provisions of this Agreement, the Company hereby (i) waives and agrees not to assert any defense that an adequate remedy exists at law or that a Holder would not be irreparably harmed and (ii) waives and agrees not to seek any requirement for the posting of any bond or other security in connection with any such action or proceeding.

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(g) Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings among the parties hereto with respect to the subject matter hereof.

(h) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of Holders of at least a majority in number of the Registrable Securities then outstanding.

(i) Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by the Company without the prior consent of the Holders holding a majority of the Registrable Securities then outstanding, or with respect to a particular offering, the Holders of a majority of the Registrable Securities then outstanding.

(j) Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, all costs and expenses incurred in connection with the execution of this Agreement shall be paid by the party incurring such costs or expenses, except as otherwise set forth herein.

(k) Interpretation.

(i) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(ii) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(iii) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iv) When a reference is made in this Agreement to a Section, paragraph, Exhibit or Schedule, such reference is to a Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

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(v) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to include the words “without limitation”, unless otherwise specified.

(vi) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(l) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to each other party.

(m) Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the internal laws of the State of Israel without regard to the conflicts of law principles of such State, except with respect to matters that are subject to securities laws and regulations, which shall be governed by the respective laws and regulations. The parties hereto irrevocably submit to the exclusive jurisdiction of the Economic Court of the district of Tel Aviv-Jaffa in respect of any dispute or matter arising out of or connected with this Agreement.

(n) Calculation of Time Periods. Except as otherwise indicated, all periods of time referred to herein shall include all Saturdays, Sundays and holidays; provided, however, that if the date to perform the act or give any notice with respect to this Agreement shall fall on a day other than a Business Day, such act or notice may be timely performed or given if performed or given on the next succeeding Business Day.

(o) Well-Known Seasoned Issuer/Adding Selling Shareholders. Upon the Company becoming a Well-Known Seasoned Issuer, (i) the Company shall give written notice to all of the Holders as promptly as practicable but in no event later than twenty (20) Business Days thereafter, and such notice shall describe, in reasonable detail, the basis on which the Company has become a Well-Known Seasoned Issuer, and (ii) the Company shall, as promptly as practicable, register, under an Automatic Shelf Registration Statement, the sale of all of the Registrable Securities in accordance with the terms of this Agreement. The Company shall use its reasonable best efforts to file such Automatic Shelf Registration Statement as promptly as practicable, but in no event later than thirty (30) Business Days after it becomes a Well-Known Seasoned Issuer, and to cause such Automatic Shelf Registration Statement to remain effective thereafter until there are no longer any Registrable Securities. The Company shall give written notice of filing such Registration Statement to all of the Holders as promptly as practicable thereafter. Any offering pursuant to an Automatic Shelf Registration Statement shall be governed pursuant to Section 3.

(p) Shelf Takedowns. Subject to the terms hereof, at any time and from time to time after a Shelf Registration that at the time of its effectiveness included Registrable Securities held by the Holders has been declared or become effective by the SEC, any one or more Holders of Registrable Securities may request to sell all or any portion of their Registrable Securities in an underwritten offering (which may include shares offered by the Company for its own account) that is registered pursuant to the Shelf Registration pursuant to Rule 415 promulgated under the Securities Act (a “Shelf Takedown”).

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(q) Effective Date. This Agreement and the obligations of the Company and the Holders hereunder shall become effective at the Effective Time and shall have no force or effect prior thereto, except that this Section 10 and the obligations of the Company and the Holders under Section 10 shall become effective as of the date hereof.

Signature Page Follows

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     IN WITNESS WHEREOF, each of the parties hereto has caused this Registration Rights Agreement to be executed and delivered as of the date first above written.

OBJET LTD.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

HOLDER

By:
Name:
Title (if Holder is an entity):

Address:

Facsimile:

E-mail Address:

[Signature Page to Registration Rights Agreement]